As filed with the Securities and Exchange Commission on February 12 , 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DJSP ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	7380	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

900 South Pine Island Dr., Suite 400
Plantation, Florida 33324
Tel: (954) 233-8000 ext. 2024
Fax: (954) 233-8570
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kumar Gursahaney
900 South Pine Island Dr., Suite 400
Plantation, Florida 33324
Tel: (954) 233-8000 ext. 2024
Fax: (954) 233-8570
(Address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000
(212) 407-4990 — Facsimile

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Security Being Registered	Amount Being Registered (1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Ordinary Shares, par value $0.0001 (4)	2,291,666	8.09	18,539,578		1,355
Ordinary Shares, par value $0.0001 (5)	8,266,667	8.09	66,877,336		4,889
Ordinary Shares, par value $0.0001 (6)	1,500,000	8.09	12,135,000		865
Warrants to Purchase Ordinary Shares (7)	2,291,666	—	—		—(8)
Ordinary Shares underlying warrants, par value $0.0001 (7)	2,291,666	8.09	18,539,578		1,355
Warrants to Purchase Ordinary Shares (9)	2,000,000	—	$—	$	—(8)
Ordinary Shares underlying warrants, par value $0.0001 (9)	2,000,000	8.09	$16,180,000		$1,183
Ordinary Shares, par value $0.0001 (10)	233,010	8.09	1,885,050		138
Total					$9,785

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, the ordinary shares offered hereby also include such presently indeterminate number of shares of the Registrant’s ordinary shares as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low price of the ordinary shares as quoted on NASDAQ on February 5, 2010.

(4)
Represents ordinary shares issued in a private placement of 2,291,666 underlying units consisting of 2,291,666 ordinary shares and 2,291,666 warrants being registered for resale that were issued to shareholders of the Registrant prior to its initial public offering.

(5)	Represents ordinary shares which may be issued upon conversion of common units of DAL Group LLC issued in connection with the Registrant’s acquisition of a controlling interest in DAL.

(6)
Represents ordinary shares issued in a private placement of 1,500,000 of ordinary shares of the Registrant issued to certain accredited investors in connection with the consummation of a business combination.

(7)
Represents warrants and ordinary shares underlying the warrants issued in a private placement of 2,291,666 underlying units consisting of 2,291,666 ordinary shares and 2,291,666 warrants being registered for resale that were issued to shareholders of the Registrant prior to its initial public offering.

(8)	No fee pursuant to Rule 457(a).

(9)
Represents warrants of the Registrant and ordinary shares underlying the warrants being registered for resale that were issued to the founding shareholders of the Registrant prior to its initial public offering.

(10)	Represents ordinary shares which may be issued to certain of the holders of the 2,000,000 warrants issued in a private placement in connection with their agreement to exercise or sell those warrants.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus relating also to Registration Statement No. 333-152623 declared effective by the Securities and Exchange Commission on August 11, 2008. This Registration Statement, upon effectiveness, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-152623, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 12 , 2010

23,733,009 Ordinary Shares
4,429,166 Warrants

DJSP Enterprises, Inc.

This prospectus relates to 23,733,009 ordinary shares and 4,429,166 warrants of DJSP Enterprises, Inc. (“DJSP,” “Company,” “we,” “our” or “us”), a British Virgin Islands company limited by shares, that may be sold from time to time by the Selling Shareholders named in this prospectus and 6,875,000 shares issuable upon exercise of our publicly traded warrants . This includes (i) 2,291,666 ordinary shares held by certain founding shareholders of the Company, (ii) 2,291,666 warrants and 2,291,666 ordinary shares underlying such warrants held by the founding shareholders of the Company (iii) 8,266,667 ordinary shares issuable to certain members of DAL Group LLC (“DAL”) upon conversion of the common units of DAL into ordinary shares of the Company, (iv) 1,500,000 ordinary shares issued in a private placement issued to certain accredited investors, (v) 2,000,000 warrants and ordinary shares underlying such warrants issued to the founding shareholders (“Private Placement Warrants”), (vi) 233,010 ordinary shares which may be issued to certain holders of the Private Placement Warrants in connection with their agreement to exercise or sell those warrants, (vii) 6,875,000 ordinary shares underlying the warrants issued as part of the initial public offering (“IPO”) of the Company and (viii) 137,500 ordinary shares and 137,500 warrants which may be issued upon exercise of the unit purchase option issued to the underwriters in connection with the IPO and the 137,500 ordinary shares underlying such warrants.

The Company will not receive any of the proceeds from the sale of the shares and warrants under this prospectus, although the Company could receive up to (i) $1,000,0000 upon the exercise of all of the warrants held by certain former officers and directors, and their affiliates prior to the Company’s initial public offering whose shares are being registered hereunder, subject to the warrants being exercised on a cashless basis, (ii) $11,458,330 upon the exercise of all of the warrants held by shareholders of the Company prior to the Company’s initial public offering underlying 2,291,666 insider units purchased by such shareholders and (iii) $34,375,000 upon the exercise of the 6,875,000 public warrants issued in our initial public offering pursuant to a prospectus dated August 11, 2008.  Any amounts we receive from such exercises will be used for general working capital purposes.

The prices at which the Selling Shareholders may sell their shares will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions. Information regarding the Selling Shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Shareholders” in this prospectus.

The Company ordinary shares, warrants and units (defined as consisting of one ordinary share and one warrant to purchase one ordinary share) are traded on NASDAQ under the symbols DJSP, DJSPW, and DJSPU, respectively. On February 5, 2010, the closing sale price of the ordinary shares, warrants and units was $8.15, $3.25 and $11.27, respectively. You are urged to obtain current market quotations of the Company’s ordinary shares before purchasing any of the shares being offered for sale pursuant to this prospectus.

The Selling Shareholders, and any broker-dealer executing sell orders on behalf of the Selling Shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

INVESTING IN OUR ORDINARY SHARES IS HIGHLY RISKY. YOU SHOULD INVEST IN OUR ORDINARY SHARES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2010.

This prospectus is not an offer to sell any securities other than the ordinary shares and warrants offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

ENFORCEABILITY OF CIVIL LIABILITIES	1
PROSPECTUS SUMMARY	2
RISK FACTORS	4
THE OFFERING	12
PER SHARE MARKET INFORMATION	13
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	15
EXPENSES RELATED TO THIS OFFERING	15
CAPITALIZATION	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	18
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	30
BUSINESS	39
DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES	64
PRINCIPAL SHAREHOLDERS	71
SHARES ELIGIBLE FOR FUTURE SALE	73
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	74
DESCRIPTION OF SECURITIES	76
SELLING SHAREHOLDERS	80
TAXATION	82
LEGAL MATTERS	88
EXPERTS	88
WHERE YOU CAN FIND ADDITIONAL INFORMATION	88

(i)

ENFORCEABILITY OF CIVIL LIABILITIES

DJSP Enterprises, Inc. is a British Virgin Islands company (the “Company”).  As a result of its recent business combination, the Company’s primary business operations are currently located in the United States.  All of the officers and directors of the Company reside in the United States.  Investors may bring actions under the civil liability provisions of the U.S. federal securities laws against the Company. The disclosure must address the following matters:  Since the principal offices of the Company are located in the United States, an investor may (i) effect service of process within the United States on the Company; and (ii) enforce judgments obtained in U.S. courts against the Company based upon the civil liability provisions of the U.S. federal securities laws.  An investor may have difficulty (i) bringing an original action in an appropriate foreign court to enforce liabilities against the Company based upon the U.S. federal securities laws and (ii) enforcing, outside the United States, judgments obtained in U.S. courts against the Company, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Any final and conclusive monetary judgment obtained against the Company in US courts, for a definite sum, may be treated by the courts of the British Virgin Islands as a cause of action in itself so that no retrial of the issues would be necessary provided that in respect of the US judgment:

1.           the US court issuing the judgment had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

2.           the judgment given by the US court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the Company;

3.           in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the court;

4.           recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

5.           the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto and condensed consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision.

Unless otherwise stated in this prospectus,

•
references to “DJSP,” “we,” “us” or “our company” refer to DJSP Enterprises, Inc.(f/k/a Chardan 2008 China Acquisition Corp.),  including  its subsidiaries; DJS Processing, LLC, Professional Title and Abstract Company of Florida, LLC, and Default Servicing, LLC;

•	references to “Business Combination” refers to the acquisition by the Company of a controlling interest in DAL, which transaction was consummated on January 15, 2010;

•	references to “Chardan 2008” refers to Chardan 2008 China Acquisition Corp., the blank check company prior to the consummation of the Business Combination;

•
references to “DAL” refers to DAL Group LLC, a subsidiary of the Company and the entity through which the operating businesses are held, and its subsidiaries, including DJS Processing, LLC, Professional Title and Abstract Company of Florida, LLC, and Default Servicing, LLC;

•	references to “operating subsidiaries” refers to DJS Processing, LLC, Professional Title and Abstract Company of Florida, LLC, and Default Servicing, LLC;

•
references to “founding shareholders” refer collectively to Kerry Propper, Xiaosong Zhong, Li Zhang, Li Gong, Dr. Jianjun Shi, Steve Urbach, Jiangnan Huang, Royale Holdings, Dr. Richard Propper, Paula Beharry and Daniel Beharry,  each of whom purchased  shares and warrants of Chardan 2008  prior to our initial public offering; and

•	references to “public shareholders” refer to the holders of shares purchased in Chardan 2008’s initial public offering.

Overview

DJSP is a holding company whose primary business operations are conducted through three wholly owned subsidiaries, DJS Processing, LLC (“DJS LLC”), Professional Title and Abstract Company of Florida, LLC (“PTA LLC”), and Default Servicing, LLC (“DSI LLC”) of DAL, a company in which DJSP holds a controlling interest.   DAL, through its operating subsidiaries, provides non-legal services supporting residential real estate foreclosure, other related legal actions and lender owned real estate (“REO”) services, primarily in Florida.

We were incorporated in the British Virgin Islands on February 19, 2008 under the name “Chardan 2008 China Acquisition Corp.” as a blank check company for the purpose of acquiring, engaging in a merger or share exchange with, purchasing all or substantially all of the assets of, or engaging in a contractual control arrangement or any other similar business combination with an unidentified operating business which has its principal business and/or material operations in China.  When the global financial crisis occurred soon after the completion of Chardan 2008’s initial public offering in August 2008, Chardan 2008’s management believed that US equity markets would be less receptive to a business combination with a Chinese company. For that reason, when the opportunity to engage in a transaction with DAL arose in early 2009, management considered it to be the best of the opportunities it had identified to that point and decided to pursue it.

On January 15, 2010, we acquired a controlling interest in DAL in exchange for the following consideration (i) $58,500,080 in cash (the “Initial Cash”); (ii) $52,469,000 in a promissory note issued by DAL to David J. Stern, the founder of the operating businesses (the “Stern Note”); (iii) 1,200,000 DAL Common Units (the “Stern DAL Common Units”); (iv) 1,666,667 DAL Series A Preferred Units (the “Stern DAL Series A Preferred Units”); (v) 3,133,333 DAL Series B Preferred Units (the “Stern Series B Preferred Units”); and (vi) the right to receive $35 million in post-closing cash.  We acquired (i) 10,663,866 DAL common units (the “DAL Common Units”) and (ii) warrants to acquire 11,441,666 common units (the “DAL Warrants”), representing a controlling interest in DAL .

Our principal executive office is located at 900 South Pine Island Dr., Suite 400, Plantation, Florida 33324.  Our phone number is (954) 233-8000.

Risks Affecting DJSP

In evaluating purchasing securities in our Company the resale of the shares of our ordinary shares, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors” commencing on page 4.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus.

Risks Related to our Business

David J. Stern, the President and Chief Executive Officer of DAL, is also the sole owner of Law Offices of David J. Stern, P.A. (“DJS”), which is DJS LLC’s primary law firm customer, and he may, under certain circumstances, have interests that differ from or conflict with the interests of our shareholders .

David J. Stern, DAL’s President and Chief Executive Officer, is the sole shareholder of DJS, which is DJS LLC’s primary law firm client. As a result of this relationship with both DAL and DJS, Mr. Stern may encounter conflicts of interest in the execution of his duties on behalf of DAL. These conflicts may not be resolved in a manner favorable to DAL. For example, he may be precluded by his ethical obligations as an attorney or may otherwise be reluctant to take actions on behalf of DAL that are in its best interests but are not in the best interests of DJS, his law firm, or its clients. Further, as a licensed attorney, he may be obligated to take actions on behalf of DJS or its clients that are not in DAL’s best interests. Mr. Stern has other direct and indirect relationships with DAL that could cause similar conflicts including as the largest creditor for DAL. See Note 2 to the consolidated financial statements of the operating subsidiaries for a description of these relationships.

David J. Stern plays a critical role in the success of both DJS and the Company. Should Mr. Stern become incapacitated or die, it is likely that our business and results would be adversely affected to a significant degree.

Although both DJS and the Company have substantial management teams that are capable and experienced, the majority of the client relationships of DJS and our customer relationships were established and continue to be managed by Mr. Stern.  If Mr. Stern becomes unable to perform his duties under his employment agreement or die, it is possible that the client relationships of DJS, and therefore the volume of referrals that we receive from DJS, would suffer, materially reducing our revenues and profitability.

Mr. Stern has recommended four members of the Board, which may make it difficult or impossible to remove him as CEO of DAL, even if that were considered desirable.

We agreed to have Mr. Stern propose four of seven directors for election by our shareholders.  In the event that Mr. Stern does not diligently and faithfully discharge his responsibilities as CEO of DAL, the fact that he chose four of our directors may make taking disciplinary action against him difficult, if not impossible, notwithstanding that all of the directors will have fiduciary duties to our shareholders to do so. In such a case, the only recourse available to our shareholders may be to bring an action against the directors for breach of their fiduciary duty, but as with any litigation, it can be costly, time-consuming and drawn out, and there is no assurance that it would succeed.

If the number of case files referred to DJS LLC by DJS, which is its principal foreclosure processing service law firm client, do not increase, our operating results and ability to execute our growth strategy could be adversely affected.

DJS LLC has one law firm customer in Florida, DJS. Each foreclosure, bankruptcy, eviction, litigation, and other mortgage default related case file referred to DJS will typically have a fixed fee associated with it that is based on a schedule established by government sponsored entities, such as Freddie Mac and Fannie Mae. DJS LLC will be paid a fixed fee by DJS for the services it renders to DJS. Therefore, the success of our mortgage default processing services business is tied to the number of these case files that DJS receives from its mortgage lending and mortgage loan servicing firm clients and DJS LLC’s and DAL’s ability to control costs. There is little or no opportunity for DJS LLC to increase revenues on a per file basis unless the fee schedule that DJS has with its clients is adjusted upward. Such upward adjustments may or may not keep pace with increases in DJS LLC’s costs. Because DJS receives a fixed fee from its client, it has limited financial ability to pay increased fees to DJS LLC. As a result, if the number of referrals that we receive through DJS decreases, it would likely result in a decrease in revenues and profits for DJS LLC.

The majority of file referrals to DJS come from fewer than a dozen lenders and loan servicing firms. If DJS were to lose any of these sources of business, in whole or in part, it would adversely affect our financial performance.

In 2008, the top ten clients for DJS, on an aggregate basis, accounted for 94% of its case files referred to DJS for mortgage default and other processing services; and its largest single customer, accounted for 21% of DJS’ total foreclosure file volumes for the same period. Our operating results and ability to execute our growth strategy could be adversely affected if (i) our current law firm customer, DJS, loses business from these clients; (ii) these clients are affected by changes in the market and industry or other factors that render them unable to pay for the services we have rendered; or (iii) our law firm customer is unable to attract additional business from current or new clients for any reason, including any of the following: a decline in the quality of legal services provided, the loss of key attorneys (such as David J. Stern, who has developed and maintains a substantial amount of DJS’s client relationships), the desire of the law firm’s clients to allocate files to other firms or among a larger number of firms, decreasing the share received by DJS, or the customers experience a decrease in the number of residential mortgage foreclosure actions that they initiate in Florida, our principal market, whether due to business considerations or governmental action impeding foreclosures. The reduction in work received from DJS or the inability or failure of DJS to pay DJS LLC as a result of any one or more of these factors could materially reduce DAL’s cash flow, revenues and profits. Please refer to the risk factors below for more information about governmental or other voluntary action on the part of the clients of DJS that could negatively affect DJS LLC and in turn negatively affect DAL.

DJS LLC could lose its law firm customer if DJS LLC materially breaches the Services Agreement.

Under the terms of the Services Agreement with DJS LLC, DJS has the right to terminate the Services Agreement in the event DJS LLC breaches the terms of that agreement. DJS may have an ethical duty to take such action if DJS LLC does not provide services of a quality necessary for DJS to properly serve its clients. In addition, under the Services Agreement, if one of DJS’ clients require DJS not to use DJS LLC to provide services for their accounts, DJS may provide those services itself or use another party to do so. In the event of the occurrence of any of these events, our revenues and earnings could be materially adversely affected.

Regulation of the legal profession may constrain DJS LLC’s, PTA LLC’s and DSI LLC’s s operations, and numerous issues arising out of that regulation, its interpretation or evolution could impair our  ability to provide professional services to customers and reduce revenues and profitability.

Each state has laws, regulations and codes of professional responsibility that govern the conduct and obligations of attorneys to their clients and the courts. Adherence to those codes of professional responsibility are a requirement to retaining a license to practice law in the licensing jurisdiction. The boundaries of the “practice of law,” however, can be indistinct, vary from one state to another and are the product of complex interactions among state law, bar association standards and constitutional law as formulated by the U.S. Supreme Court. Many states define the practice of law to include the giving of advice and opinions regarding another person’s legal rights, the preparation of legal documents or the preparation of court documents for another person. Although we are not aware of any ruling or interpretation of laws, regulations or other applicable standards that would result in the operations that DJS LLC will perform being considered the practice of law, we cannot say with certainty that no existing law, regulation or standard will be interpreted to produce that result, or that a new law, regulation or standard leading to that result will not be adopted in the future. In addition, all states and the American Bar Association prohibit attorneys from sharing fees for legal services with non-attorneys, so that if any aspect of our business is deemed to constitute the practice of law, it would not be possible for DJS LLC, PTA LLC or DSI LLC to perform those services.

DJS LLC’s principal business activity involves providing foreclosure processing services, usually in connection with legal proceedings, such as foreclosure actions. Current laws, regulations and codes of professional responsibility governing the practice of law pose the following principal risks to DJS LLC’s business:

•
State or local bar associations, state or local prosecutors or other persons may claim that some portion of the services that DJS LLC provides constitute the unauthorized practice of law. Any such challenge could have a disruptive effect on our operations, including the diversion of significant time and attention of our senior management in order to respond. DJS LLC, PTA LLC, DSI LLC or DAL may also incur significant expenses in connection with such a challenge, including substantial fees for attorneys and other professional advisors. If a challenge to the legitimacy of DJS LLC’s or another operating subsidiary’s operations were successful, the service operations may need to be modified in a manner that could adversely affect our business and DAL’s revenues and profitability, DJS LLC, PTA LLC, DSI LLC, and DAL could be subject to a range of penalties and suffer damage to our reputation; and

•
The Services Agreement to which DJS LLC is a party could be deemed to be unenforceable, in whole or in part, if a court were to determine that such agreements constitute an impermissible fee sharing arrangement between the law firm customer and DJS LLC.

In addition, applicable laws, regulations and codes of professional responsibility, including their interpretation and enforcement, could change in a manner that restricts DJS LLC’s operations. Any such change in laws, policies or practices could increase our cost of doing business or adversely affect our revenues and profitability.

Failure to customize the proprietary case management software system so that it can be used to serve additional law firm customers both in Florida and in new jurisdictions, could adversely affect the growth prospects of our mortgage default processing service business.

DAL relies heavily on a proprietary case management software system, which stores, manages and reports on the large amount of data associated with each foreclosure, bankruptcy, REO liquidation or eviction case file we process, to achieve a high level of efficiency, accuracy and customer service. The system was initially developed for use in the State of Florida, and it is adapted specifically to the procedural requirements of that jurisdiction. We intend to expand our business beyond Florida, and in order to do so profitably, we will need to modify our system to accommodate the specific procedural and legal requirements associated with those additional jurisdictions. While the system we use in foreclosures processed in Puerto Rico was modified, whether the system can be modified to conform to other jurisdictions at an acceptable cost is unknown. That will depend on how significant the needed changes are and whether we can develop a volume of business in those jurisdictions that will justify the cost of making them.

We may decide to enter into a service agreement with customers in other jurisdictions prior to modifying our software systems, based on a judgment that we can do so in a timely, effective and efficient manner to fulfill our contractual obligations. It is possible that our judgment will turn out to be incorrect, notwithstanding that it was made in good faith, in which case we could find that we are unable to provide the services that we agreed to provide or that we are unable to do so profitably. If we are unable to provide the agreed upon services in a timely and effective way, the harm to our business reputation may adversely affect our business in Florida or in other markets that we seek to enter, both reducing our revenues and profits from those other jurisdictions and making future expansion more difficult.

In addition, Florida is a “judicial” foreclosure state, which means that the foreclosure process is overseen at each step by a judge in a court of law. The processing services required, and the fees generated as a result, in a judicial state are significantly greater than those in a non-judicial state, which has minimal, if any, proceedings in a court of law in processing a foreclosure. If we choose to market our services in a non-judicial state, the revenue per file will be substantially less than we are currently generating in Florida, and that decreased revenue per file may prove not to be sufficient to justify the expense of modifying our software systems to expand our business into those jurisdictions.

Claims, even if not valid, that the case management software system or other proprietary software products and information systems infringe on the intellectual property rights of others could increase our expenses or inhibit our business from offering certain services.

Other persons could claim that they have patents and other intellectual property rights that cover or affect our use of software products and other components of information systems on which we rely to operate our business, including the proprietary case management software system that we use to provide mortgage default processing services. Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. Any litigation, regardless of the outcome, could result in substantial costs and diversion of resources and could have a material adverse effect on our business. If a court determines that one or more of the software products or other components of information systems used infringe on intellectual property owned by others or we agree to settle such a dispute, we may be liable for money damages. In addition, we may be required to cease using those products and components unless we obtain licenses from the owners of the intellectual property or redesign those products and components in such a way as to avoid infringement. In any event, such situations may increase our expenses or adversely affect our ability to provide services.

We are subject to risks relating to litigation due to the nature of our products and service offerings.

We may, from time to time, be subject to or be named as a party in legal proceedings in the ordinary course of our mortgage default processing business. It could incur significant legal expenses and management’s attention may be diverted from operations in defending against and resolving lawsuits or claims. An adverse resolution of any future lawsuits or claims against us could result in a negative perception of our business and cause the market price of our ordinary shares to decline or otherwise have an adverse effect on our operating results and growth prospects.

Mr. Stern received a significant amount of cash consideration in connection with the Business Combination, which may reduce his incentive to devote his full efforts to continue to develop and expand the business of DJS and our business.

Under the terms of the Acquisition Agreement, Mr. Stern and his affiliates received approximately $58.5 million in Initial Cash in exchange for contributing their business to DAL, plus another approximately $88 million in the Stern Note and Post-Closing Cash. Those amounts will be paid to the contributors of the business acquired by DAL (Professional Title and Abstract Company of Florida, Inc. (“PTA”), Default Servicing, Inc. (“DSI”) and the Law Offices of David J. Stern, P.A. (“DJS”) and David J. Stern (“Stern,” together with DSI, PTA and DJS the “Stern Contributors”)  regardless of how we perform. Although he also has a substantial equity stake in DAL, which gives him an incentive to improve our operations, there can be no assurance that he will do so, or that his efforts to do so, however diligent, will succeed.

The Business Combination may not be treated as a reverse recapitalization, resulting in adverse consequences to our financial statements.

We have accounted for the Business Combination as a reverse recapitalization of the businesses operated by DJS LLC, PTA LLC and DSI LLC. However, this accounting treatment is dependent on a number of factors that we believe result in this transaction being considered a reverse recapitalization that may be subsequently determined to have been improperly considered by management or outweighed by other factors. If our auditors or the SEC determine that the Business Acquisition was not a reverse recapitalization, our financial results could be significantly impacted because we would have increased future amortization and depreciation charges for certain assets acquired in the acquisition with fair values in excess of their carrying values, which could reduce our profits.

Risks Relating to the Mortgage Foreclosure Industry

State and federal regulation and limitation of lenders’ ability to pursue foreclosure actions, along with voluntary foreclosure relief programs developed by lenders, loan servicers and the Hope Now Alliance, a consortium that includes loan servicers, may have an adverse effect on the volume of our mortgage default processing services and public notice operations.

The prevalence of sub-prime, Alternative A paper mortgage and other non-traditional mortgage products, rising unemployment and the increasing number of defaults and delinquencies in connection with those and other mortgages have led to the adoption of governmental regulations that incentivize lenders and loan servicers not to pursue, or restrict the ability of lenders and loan servicers to pursue, foreclosure against defaulting mortgagors. While the effects of these regulations to date have not been substantial, if new or more stringent regulations are enacted, the clients of DJS LLC would likely be subject to these regulations, and it could adversely affect the number of mortgage default files that DJS LLC receives from its clients and can then refer to us for processing. Similarly, these new or more stringent regulations could impose new requirements on the processing of foreclosures, which could adversely affect when foreclosure referrals are sent to DJS LLC for processing. In the past year, the federal government has enacted the Housing and Economic Recovery Act of 2008, which contains reforms intended to reduce the volume of mortgages in foreclosure, including the development of a refinance program for homeowners with sub-prime loans. This refinance program took effect on October 1, 2008. In September 2008, the government also enacted the Economic Emergency Stabilization Act, which provides funding to purchase troubled assets from financial institutions.

Most recently, the new administration announced the Homeowner Affordability and Stability Plan, an attempt to address the continuing rise in mortgage delinquencies and mortgage defaults. Under this plan, the federal government set forth detailed requirements for the “Making Home Affordable” program, which offers qualified homeowners with a loan-to-value ratio above 80% the opportunity to apply for mortgage refinancing at lower interest rates. The “Making Home Affordable” program also announced loan modification guidelines that are expected to become standard industry practice in pursuing affordable and sustainable mortgage modifications. The loan modification program guidelines are expected to work in tandem with an expanded Hope for Homeowners program. If this legislation or any other bills being considered, including the proposed bankruptcy legislation that would allow bankruptcy judges in Chapter 13 cases to revise the terms of a mortgage on a primary residence, are successful, they will likely reduce the number of mortgages going into default and, thus, the number of mortgage default files that DJS or other customers refer to DJS LLC for processing. If either of these occurs, it could have a negative impact on our earnings and growth.

Furthermore, a number of lenders and loan servicers, including clients of DJS, are focusing greater attention on loss mitigation, loan modifications and similar efforts which may delay or prevent foreclosures. For example, programs have been announced to manage certain delinquent loans that banks hold in a manner that will attempt to avoid foreclosure. To the extent that lenders, loan servicers and others over whom we have no control, voluntarily, or are required to, continue these efforts, the number of files referred to DJS for mortgage default processing, and the number of foreclosure files referred to DJS LLC, could decline, which would have a negative impact on our revenue and earnings. You should also refer to “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Regulatory Environment” for more information about regulatory and similar changes that could affect the volume of referrals we receive for our mortgage default processing services.

Changes in court practices or procedures may affect the filing and service requirements for case filings or may reduce or eliminate the amount of case filings, either of which could adversely affect our revenues, profitability and growth opportunities or adversely restrict its operations.

Florida and other jurisdictions are facing unprecedented levels of foreclosure activity in recent years, which has led to a substantial burden on the court systems in those states. It is possible that those jurisdictions, in order to relieve that burden and eliminate what has become a growing backlog of cases, will adopt modifications to their foreclosure proceedings in order to streamline them. Should they do so, it could reduce the amount of fees that DJS LLC receives per file, thus leading to a reduction in our revenues and profits, even if foreclosure volumes remain constant or even increase.

If “judicial” foreclosure states adopted “non-judicial” procedures for filing foreclosures, mortgage foreclosure processing firms operating in “judicial” states would be materially and adversely affected. “Judicial” foreclosure states require foreclosures to follow a set of rules, compliance with which is overseen by a judge in a court of law. The level of processing fees associated with a foreclosure in a judicial state is significantly greater than would be expected in a non-judicial state. Should Florida (or another judicial state in which we choose to operate) choose to adopt a non-judicial mortgage foreclosure process in order to expedite the processing of foreclosures, it would result in a substantial reduction in the revenues derived from that jurisdiction, with an accompanying reduction in profits.

Risks Related to our Structure

Purchasers of Chardan 2008 shares may also be entitled to rescission on the grounds that the Business Combination did not involve a company whose principal operations are in China.

In the prospectus that Chardan 2008 used to consummate its initial public offering, Chardan 2008 stated that it intended to enter into a business combination with a company whose principal operations are in China. Although the management of Chardan 2008 considered a business combination with a number of companies that met that description, it determined that the Business Combination was an alternative that was more beneficial to Chardan 2008’s shareholders than any of the China-based opportunities. However, as a result of this change in strategy, the public shareholders who acquired their shares before we announced the intention to engage in the Business Combination may have a right to rescind their purchase, including a right to receive the difference between the value of the shares that they hold and the value that the shares would have had if Chardan 2008 had entered into a business combination with a company based in China.

Our outstanding Chardan Warrants could decrease our share price.

If our outstanding warrants are called or exercised, the underlying ordinary shares will be eligible for future resale in the public market. “Market overhang” from the warrants may cause investors to assume that there will be additional ordinary shares outstanding that were purchased at the warrant exercise price, which that will likely be below our then current  share price. That possibility could reduce the market price of our ordinary shares, even prior to a call of the warrants.

We have 11,166,666 warrants outstanding which were issued prior to and in connection with our initial public offering exercisable at a price of $5.00 per share. Those warrants are now exercisable and 6,875,000 of them (the “Public Warrants”) will be callable at a price of $0.01 per warrant and upon thirty (30) days’ notice if the closing price of our shares equals or exceeds $10 for 20 out of 30 consecutive trading days. The shares underlying these 6,875,000 warrants have been registered pursuant to our registration statement filed in connection with our IPO. In the event that the Public Warrants are called, all or nearly all of them are likely to be exercised. Another 2,291,666 warrants issued prior to the Company’s IPO are not subject to a call. If any of the Company’s warrants are exercised or called, a substantial number of additional ordinary shares will be eligible for resale in the public market. Those additional shares will have been purchased at a price of $5.00, and as a result the exercise or the prospect of the exercise or call of these warrants may reduce the market price at which our ordinary shares trade.

Immediately prior to the consummation of its initial public offering, Chardan 2008 issued 2,000,000 warrants at a price of $0.50 to the management of Chardan 2008 and their affiliates (the “Private Placement Warrants”) which are being registered under the registration statement of which this prospectus forms a part. The Private Placement Warrants were issued on terms equivalent to those of the Public Warrants, except that (i) the Private Placement Warrants are not callable; and (ii) the Private Placement Warrants contain a “cashless” or “net” exercise provision, which allows the holders of the Private Placement Warrants to exercise them by receiving a reduced amount of our shares compared to a “cash” exercise of the warrants, in exchange for not having to pay the $5.00 exercise price. The exact terms of the cashless exercise will depend on the share price of our shares. The shares underlying the Private Placement Warrants were also registered pursuant to our registration statement, and the prospect that those warrants may be exercised for $5.00 may reduce the market price at which the our ordinary shares trade.

In order to generate additional cash for payment of the note issued in connection with the Business Combination (“Stern Note”), certain of the holders of the Private Placement Warrants have agreed to exercise or sell those warrants to third parties who agree to exercise them beginning on the later of six months following the closing of the transaction or the date that the warrants and the shares underlying them are covered by an effective resale registration statement and provided that our ordinary shares are trading at or above $9.00. In exchange for their agreement to do so, the holders of those warrants will receive, in the aggregate, 233,010 ordinary shares. As a result of this agreement, the time at which the Private Placement Warrants will be exercised may be accelerated, thus causing the increase in the number of our issued and outstanding shares to occur at an earlier time than might otherwise have happened.

The 2,291,666 units of Chardan 2008 securities purchased prior to the initial public offering (the “Insider Units”), each consisting of one ordinary share and one warrant to purchase an ordinary share of Chardan 2008 for $5.00, along with the Private Placement Warrants, are currently held in escrow. The Insider Units will be released from escrow on January 15, 2011 (i.e., one year after the closing of the Business Combination). If the Public Warrants have not been called or exercised prior to that time, the release of these shares from escrow will increase our public “float” by approximately 33%, which may cause a decrease in our share price
.

Registration rights held by the holders of DAL’s membership interests could reduce the market price of ours ordinary shares.

The original members of DAL prior to the Business Combination do not hold a direct ownership interest  in the Company. However, the DAL Common Units and DAL Series A Preferred Units that the original members hold are convertible into comparable ownership interests in the Company commencing one year after the Business Combination was consummated (i.e., January 15, 2011).  This prospectus includes the ordinary shares which may be issued if those DAL ownership interests are converted into DJSP ordinary on Series A Preferred shares.

Risks to Our Shareholders

If our  outstanding warrants are exercised, the underlying ordinary shares will be eligible for future resale in the public market. “Market overhang” from the warrants as a result of that potential dilution could reduce the market price of the ordinary shares.

Outstanding warrants and unit purchase options to purchase an aggregate of 6,875,000 ordinary shares issued in connection with our  initial public offering and the private placement that took place immediately prior to the initial public offering became exercisable after the Business Combination on January 15, 2010. If they are exercised, a substantial additional number of our ordinary shares will be eligible for resale in the public market, which may reduce the market price.

Because we do not intend to pay dividends on our ordinary shares, shareholders will benefit from an investment in our ordinary shares only if it appreciates in value.

We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our Board of Directors and will depend on factors the Board of Directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of our credit facilities and other financing arrangements. Accordingly, realization of a gain on shareholders’ investments will depend on the appreciation of the price of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, as amended, with respect to the ordinary shares issuable upon exercise of our warrants, we may redeem our warrants issued as a part of our units at any time after such warrants become exercisable, in whole and not in part, at a price of $.01 per warrant, upon a minimum of 30 days, prior written notice of redemption, if and only if, the last sales price of our ordinary shares equals or exceeds $10.00 per ordinary share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. In addition, we may not redeem the warrants unless the warrants and the ordinary shares underlying those warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption. In order to accelerate the payment of the receiving cash owed to the Stern Contributors, we have agreed to call our warrants as soon as the conditions for doing so are met.

Redemption of the warrants could force the warrant holders: (i) to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then-current market price when they might otherwise wish to hold the warrants, or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants. We expect most purchasers of our warrants will hold their securities through one or more intermediaries and consequently you are unlikely to receive notice directly from us that the warrants are being redeemed. If you fail to receive notice of redemption from a third party and your warrants are redeemed for nominal value, you will not have recourse to us.

Risks Related to Our Corporate Structure

Prior to Chardan 2008’s acquisition of DAL in January 2009, Chardan 2008 had not had operations, and DAL had not operated as a public company. Fulfilling DAL’s obligations incident to being a public company will be expensive and time consuming.

Prior to Chardan 2008’s  acquisition of DAL on January 15, 2010, Chardan 2008 had not had operations, and DAL had not operated as a public company. Each of Chardan 2008  and DAL have maintained relatively small finance and accounting staffs. Neither Chardan 2008 nor DAL currently has an internal audit group. Although Chardan 2008  has maintained disclosure controls and procedures and internal control over financial reporting as required under the Federal securities laws with respect to its very limited activities, it has not been required to maintain and establish these disclosure controls and procedures and internal control as will be required with respect to businesses such as DAL with substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), The Company will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on Chardan 2008’s and DAL’s finance and accounting staffs and on their financial, accounting and information systems, and increase their insurance, legal and financial compliance costs. Chardan 2008  may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

We may qualify as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus captioned “Taxation—United States Federal Income Taxation—General”) of our ordinary shares or warrants, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Based on the expected composition of the assets and income of us and DAL for the 2010 taxable year, we do not expect to be treated as a PFIC for our 2010 taxable year. However, our actual PFIC status for our 2010 taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance as to our status as a PFIC for our 2010 taxable year or any future taxable year. U.S. Holders of our ordinary shares or warrants are urged to consult their own tax advisors regarding the possible application of the PFIC rules. See the discussion in the section entitled “Taxation—United States Federal Income Taxation—Tax Consequences to U.S. Holders of Ordinary Shares and Warrants—Passive Foreign Investment Company Rules.”

THE OFFERING

This prospectus relates to the resale by the Selling Shareholders identified in this prospectus of up to 23,733,009 ordinary shares of the Company which consists of the following: (i) 2,291,666 ordinary shares held by certain founding shareholders of the Company, (ii) 2,291,666 warrants and 2,291,666 ordinary shares underlying such warrants held by the founding shareholders of the Company (iii) 8,266,667 ordinary shares issuable to certain members of DAL Group LLC (“DAL”) upon conversion of the common units of DAL into ordinary shares of the Company, (iv) 1,500,000 ordinary shares issued in a private placement to certain accredited investors, (v) 2,000,000 warrants and the ordinary shares underlying such warrants issued to the founding shareholders (“Private Placement Warrants”), (vi) 233,010 ordinary shares which may be issued to certain holders of the Private Placement Warrants in connection with their agreement to exercise or sell those warrants, (vii) 6,875,000 ordinary shares underlying the warrants issued as part of the initial public offering (“IPO”) of the Company and (viii) 137,500 ordinary shares and 137,500 warrants which may be issued upon exercise of the unit purchase option issued to the underwriters in connection with the IPO and the 137,500 ordinary shares underlying such warrants.

The prices at which the Selling Shareholders may sell their shares will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions. Information regarding the Selling Shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Shareholders” in this prospectus.

The Company is authorized to issue 60,000,000 ordinary shares, par value $0.0001, and 5,000,000 preferred shares, par value $0.0001. As of the date of this registration statement, 10,663,866 ordinary shares are outstanding, held by 18 holders of record. No preferred shares are currently outstanding.  The Company will not receive any proceeds from any sale of ordinary shares by the Selling Shareholders, although if the warrants are converted into ordinary shares, the Company will receive (i) $1,000,000 upon the exercise of all of the warrants held by certain former officers and directors, and their affiliates prior to the Company’s initial public offering whose shares are being registered hereunder, subject to the warrants being exercised on a cashless basis, (ii) $11,458,330 upon the exercise of all of the warrants held by shareholders of the Company prior to the Company’s initial public offering underlying 2,291,666 insider units purchased by such shareholders and (iii) $34,375,000 upon the exercise of the 6,875,000 public warrants issued in our initial public offering pursuant to a prospectus dated August 11, 2008.  Any amounts we receive from such exercises will be used for general working capital purposes.

PER SHARE MARKET INFORMATION

Our ordinary shares, warrants and units are quoted on the NASDAQ Capital Markets under the symbols DJSP, DJSPW, and DJSPU respectively. The units have been quoted since August 25, 2008 and the ordinary shares and warrants since August 25, 2008. Our securities did not trade on any market or exchange prior to August 25, 2008. On February 5, 2010, the closing sale price of the ordinary shares, warrants and units was $8.15, $3.25 and $11.27, respectively.

The table below sets forth, for the calendar quarters indicated, the high and low bid closing prices for Chardan 2008’s units for the period from August 25, 2008 through December 31, 2009 and our ordinary shares and warrants for the period from August 25, 2008 through December 31, 2009.

	Ordinary Shares		Warrants		Units
	High	Low	High	Low	High	Low
2008
Third Quarter (From August 25)	7.28	6.60	1.54	1.05	8.90	8.00
Fourth Quarter	7.04	6.11	1.05	0.09	7.80	6.35
2009
First Quarter	7.15	6.60	0.35	0.06	7.15	6.79
Second Quarter	7.45	6.90	0.90	0.24	8.10	7.11
Third Quarter	7.79	7.36	0.97	0.34	8.54	7.50
Fourth Quarter	9.50	7.60	3.80	1.00	12.54	8.00

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

USE OF PROCEEDS

The Company will not receive any proceeds from any sale of ordinary shares by the Selling Shareholders, although if the warrants are converted into ordinary shares, the Company will receive (i) $1,000,0000 upon the exercise of all of the warrants held by certain former officers and directors, and their affiliates prior to the IPO whose shares are being registered hereunder, subject to the warrants being exercised on a cashless basis, (ii) $11,458,330 upon the exercise of all of the warrants held by shareholders of the Company prior to the IPO underlying 2,291,666 insider units purchased by such shareholders and (iii) $34,375,000 upon the exercise of the 6,875,000 public warrants issued in our IPO pursuant to a prospectus dated August 11, 2008.  Any amounts we receive from such exercises will be used for general working capital purposes.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution.

SEC registration fee	$9,785
Legal fees and expenses	$150,000
Accounting fees and expenses	$20,000
Miscellaneous	$5,000
Total	$184,785

CAPITALIZATION OF DJSP ENTERPRISES, INC.
(FORMERLY CHARDAN 2008 CHINA ACQUISITION CORP.)
(IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS, AND U.S. GAAP, UNLESS OTHERWISE NOTED)

The following table sets forth the capitalization as of June 30, 2009 as described below of the Company on an actual basis prior to the Business Combination and on an as adjusted basis after giving effect to the Business Combination.

You should read this capitalization table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the financial statements and related notes, and the unaudited pro forma condensed combined financial statements and related notes, all appearing elsewhere in this document.

	As of June 30, 2009 (in thousands)
	Actual	As Adjusted

Debt	$–	102,267

Ordinary shares subject to possible redemption	18,985	–

Shareholder’s equity:
Preferred shares, $0.0001 par value; 5,000,000 shares authorized, none issued	–	–
Ordinary shares, $0.0001 par value, authorized — 60,000,000 shares; issued and outstanding —9,166,666 shares, inclusive of shares subject to possible redemption actual, and 10,666,666 shares, as adjusted	1	1
Additional paid-in capital	34,253	(85,447)
Retained earnings (deficit accumulated during the development stage)	(328)	8,564
Accumulated other comprehensive income	–
Noncontrolling interests		6,364
Total shareholder’s equity	33,926	(70,517)

Total capitalization	$52,911	$31,750

SELECTED FINANCIAL DATA

The following selected financial statements of operations data for the Company for the years ended December 31, 2006, 2007 and 2008 of DJS Processing Division and its combined affiliates and the selected combined carve-out balance sheet data as of December 31, 2007 and 2008 have been derived from the audited financial statements included elsewhere in this registration statement. You should read the selected consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.  There are no selected financial statements of DJS Processing Division and its combined affiliates prior to 2006.  The combined carve-out financial statements are prepared and presented in accordance with U.S. GAAP. The historical results do not necessarily indicate the Company’s results expected for any future periods.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES

Selected  Financial Data

	June 30, 2009	As of December 31,
Combined Carve Out Balance Sheets	(unaudited)	2008	2007	2006
Cash and cash equivalents	2,806,268	$1,427,588	$978,766	$69,889
Client reimbursed costs	7,344,812	26,147,837	15,585,345	4,189,833
Total current assets	40,920,109	50,640,222	35,075,548	7,307,063
Total Assets	45,020,687	$53,794,845	$37,800,142	$8,726,110
Total current liabilities	13,614,505	25,679,169	12,399,408	3,537,489
Total liabilities	23,114,505	26,329,196	12,655,383	3,694,199
Total stockholders’ and members’ equity	21,906,182	27,465,649	25,144,759	5,031,911

	For the Six Months Ended June 30, 2009	For the Years Ended December 31,
Combined Carve Out Statements Of Income	(unaudited)	2008	2007	2006
Revenue	$116,766,051	$199,202,701	$115,500,349	$40,392,317
Operating expenses:
Client reimbursed costs	55,796,780	92,319,306	47,613,198	16,802,800
Compensation related expenses	21,638,413	44,356,093	20,268,283	11,006,660
Direct operating expenses	11,365,860	6,993,565	3,593,078	1,099,873
Other general and administrative	—	12,084,907	5,075,352	2,711,280
Depreciation expense	510,156	594,156	277,926	193,133
Total operating expenses	89,311,209	156,348,027	76,827,837	31,813,746
Operating Income	27,454,842	42,854,674	38,672,512	8,578,571
Other Income	—	31,677	16,328	—
Net income	$27,454,842	$42,886,351	$38,688,840	$8,578,571

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

DJSP Enterprises, Inc.  (f/k/a Chardan 2008 China Acquisition Corp.) is a British Virgin Islands company limited by shares, that was incorporated on February 19, 2008, organized as a blank check company for the purpose of acquiring, engaging in a merger or share exchange with, purchasing all or substantially all of the assets of, or engaging in a contractual control arrangement or any other similar business combination with an unidentified operating business.

On January 15, 2010, we acquired a controlling interest in DAL in exchange for the following consideration (i) $58,500,080 in cash (the “Initial Cash”); (ii) $52,469,000 in a promissory note issued by DAL to David Stern the founder of the operating businesses (the “Stern Note”); (iii) 1,200,000 DAL Common Units (the “Stern DAL Common Units”); (iv) 1,666,667 DAL Series A Preferred Units (the “Stern DAL Series A Preferred Units”); (v) 3,133,333 DAL Series B Preferred Units (the “Stern Series B Preferred Units”); and (vi) the right to receive $35 million in post-closing cash.  We acquired (i) 10,663,866 DAL common units (the “DAL Common Units”) and (ii) warrants to acquire 11,441,666 common units (the “DAL Warrants”), representing a controlling interest in DAL.  Concurrently with the Business Combination, the Company consummated a private placement of 1,500,000 ordinary shares of the Company for aggregate net proceeds of $10,250,000, which proceeds were used to pay a portion of the Business Combination consideration.

DAL’s business is comprised of DJS Processing, LLC, a limited liability company organized under the laws of the State of Delaware (“DJS LLC”), Professional Title & Abstract Company of Florida, LLC, a limited liability company organized under the laws of the State of Delaware (“PTA LLC”) and Default Servicing, LLC, a limited liability company organized under the laws of the State of Delaware, each of which is engaged in providing non-legal services supporting residential real estate foreclosure, other related legal actions and lender owned real estate (“REO”) services.  Each of DJS LLC, PTA LLC and DSI LLC were formed in Delaware on September 15, 2009 for the specific purpose of receiving the contribution of the assets used in providing non-legal services from businesses founded by David J. Stern (i.e., Professional Title and Abstract Company of Florida, Inc. (“PTA”), Default Servicing, Inc. (“DSI”) and the Law Offices of David J. Stern, P.A. (“DJS”).

The operating results discussed in this section reflect the combined performance of the subsidiaries of DAL for the periods presented prior to the Business Combination. The total revenues increased $14.2 million, or 30.0%, from $47.5 million for the three months ended June 30, 2008, to $61.7 million for the three months ended June 30, 2009, primarily as a result of an increase in number of mortgage foreclosures taking place in the principal market of the business, Florida, and as a result of the expansion of  REO activities, which roughly tripled compared with the same period in 2008. Net income increased from $11.1 million for the three months ended June 30, 2008 to $14.0 million for the three months ended June 30, 2009.

For the six months ended June 30, 2009, revenues increased $21.1 million, or 22.0% over the same prior year period, principally as a result of our growth in the foreclosure processing volume, as well as the increase in REO activities of DSI. During the first six months of fiscal 2009, our net income decreased to $27.5 million, down 5.7%, or $1.7 million, relative to the same period in 2008, primarily due to increased compensation related expenses as a result of ramp up in staff in order to continue to deliver a high level of customer service to its clients in light of continued strong demand for foreclosure related services.

Recent Developments

Regulatory Environment

Federal, state and local governments have recently proposed, and in some cases enacted, legislation or have taken other action that may have an adverse impact on the number of mortgage defaults that go into foreclosure, and therefore on the number of case files referred to DJS for processing. The federal government enacted the Hope for Homeowners Act of 2008 and the Emergency Economic Stabilization Act to bring relief to distressed homeowners and provide funds to troubled financial institutions, respectively. The Federal Housing Finance Agency, Fannie Mae and Freddie Mac announced the Streamlined Modification Program, which is designed to make mortgage payments more affordable, and Fannie Mae announced the temporary suspension of foreclosure sales. Further, various lender and mortgage servicers have voluntarily focused their attention on loss mitigation, loan modification and similar efforts, including moratoria on certain foreclosure sales, in an attempt to reduce the number of mortgage defaults and resulting foreclosures.

These programs have met with limited success to date, based on, among other things, the fact that they only reduce the interest to be paid by borrowers, not principal owed. While addressing affordability in the near-term, they do not address the willingness to continue to pay a mortgage on a property that has negative equity, nor does it deal with the inability to pay as a result of unemployment or other factors. While loss mitigation may appear to reduce the number of foreclosures, recent data suggests that approximately 25% to 40% of all modified loans fall delinquent, which in turn are more likely to go into foreclosure.

The Obama administration also proposed a $75 billion Mortgage Modification Plan in March 2009 for borrowers facing foreclosure. The Home Affordable Refinance Program (“HARP”) is meant to help homeowners who have an existing mortgage owned by Fannie Mae or Freddie Mac to refinance to a lower rate or to a fixed rate mortgage to improve the affordability of the loan. The program is mainly aimed at borrowers who are under water. Borrowers owing up to 125% of their home’s value are eligible for refinancing /assistance, and the borrowers must not be more than 30 days delinquent on payments. The Home Affordable Modification Program (“HAMP”), which is scheduled to end on December 31, 2012, is meant to help homeowners who are at risk of foreclosure to modify their loan to reduce their monthly mortgage payments.

In October 2008, we created a team dedicated to the offering of loss mitigation services to our clients. These services provide our clients with alternatives to foreclosure such as loan modification or forbearance, which allow the borrower to continue to own the property; and short sales and deed-in-lieu of foreclosure which transfer the ownership of the property to the lender outside of the foreclosure process. Management believes that in addition to capturing revenues from this service offering that it is well positioned to receive the foreclosure referral stemming from the re-default of the modified loans and capture additional revenues, as we will have familiarity with the file.

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Revenues increased by $21.1 million, or 22.0%, in the six months ended June 30, 2009 as compared to the same period in 2008, as a result of the increase in number of mortgage foreclosures taking place in our principal market, Florida, and as a result of the expansion of our REO business. For the six months ended June 30, 2009, we received 37,727 foreclosure files, an increase of 4.5% from 36,093 foreclosure files received in the first six months of 2008. Based on information provided to the Mortgage Bankers Association by banks and loan servicers, 4.3% of all mortgage loans, or 1.9 million of the 45 million outstanding loans, were in foreclosure at June 30, 2009, an increase of 155 basis points from June 30, 2008.

During the six months ended June 30, 2009,the REO business became an increasingly significant source of revenue, generating approximately 5% of our total revenue during that period and it was the primary cause of the increase in revenues during that period. In the six months ended June 30, 2009, we produced revenues of $4.9 million compared to revenue of $1.3 for the first six months of 2008, representing a 277% growth from the previous period. We intend to offer DSI LLC services to additional customers as a means of increasing its contribution to DAL’s revenues and profits. An added benefit resulting from the increase in the share of the revenues produced by DSI is that, because these REO services follow the completion of the foreclosure process, they will have the effect of helping to sustain our revenues even if foreclosure volumes stabilize or begin what is expected to be a slow decline following 2012.

The principal operating expenses of the operating subsidiaries consist of the following:

•	Court filing fees and other client-reimbursed costs;

•	Compensation-related expense, which consists primarily of the salaries, related benefits and payroll taxes paid to or on behalf of tour employees that are engaged in operations;

•	Direct operating expense, which consist primarily of direct cost such as freight and postage;

•	Depreciation expense, which represents the cost of fixed assets and software allocated over the estimated useful lives of these assets, ranging from one to thirty years.

•	Other general and administrative expenses which consist primarily of rent and other facilities related expenses as well as office supplies and other administrative expenses.

Client reimbursed costs, as a percentage of revenues, increased to 47.8% in the six months ended June 30, 2009 as compared to 43.5% in the same period in 2008. In dollar terms, the client reimbursed costs increased by $14.2 million to $55.8 million from $41.6 million. We experienced an increase in client reimbursed costs directly as a result of both growth in file volumes as well as increases in the underlying costs themselves on a per file basis. Because these costs are reimbursed by DJS clients, they do not impact our profitability.

Compensation related expense increased to 18.5% in the six months ended June 30, 2009 as compared to 18.2% in the same period in 2008. In dollar terms, the compensation related expense increased by $4.3 million, from $17.4 million to $21.6 million. These increases primarily occurred due to an increase in headcount needed to process the growth in foreclosure volume. We had in excess of 850 employees on June 30, 2009, compared to approximately 600 on June 30, 2008. We are in the process of examining its processes and implementing strategies to improve our efficiency, including upgrades to our technology infrastructure.

Direct operating expense, as a percentage of revenues, increased to 9.7% in the six months ended June 30, 2009 as compared to 7.3% in the same period in 2008. In dollar terms, the direct operating expense increased by $4.4 million. We experienced an increase in direct operating expense as a result of increases in freight and postage charges. The increased costs primarily were attributable to increases in the underlying expenses. In addition, as the time to complete an average case file has extended, there is a higher frequency of certain direct operating charges such as freight and postage.

Total operating expenses as a percentage of revenues increased to 76.5% in the six months ended June 30, 2009 as compared to 69.6% in the same period in 2008, primarily due to increases in client reimbursed costs. Total operating expenses (excluding client reimbursed costs) as a percentage of fee revenues decreased slightly to 55.0% in the first six months ended June 20, 2009 as compared to 55.3% in the same period in 2008.

2008 Compared to 2007

For the year ended December 31, 2008, revenues increased by $83.7 million, or 72%, as compared to the same period in 2007, primarily as a result of the increase in mortgage foreclosures taking place in our major market of Florida. For the year ended December 31, 2008, we received 70,328 foreclosure files, an increase of 57% from 44,733 foreclosure files received in 2007.

Client reimbursed costs, as a percentage of revenues, increased to 46.3% in fiscal 2008 as compared to 41.2% in fiscal 2007. In dollar terms, the client reimbursed costs increased by $44.7 million. We experienced an increase in client reimbursed costs principally as a result of continuing growth in foreclosure case volume as well as variances in the underlying expenses themselves.

Compensation-related expense, as a percentage of revenues, increased to 22.3% in fiscal 2008 as compared to 17.6% in fiscal 2007. In dollar terms, the compensation related expense increased by $24.1 million. The increase in compensation related expense is as a result of an increase in headcount to handle the increased volume of foreclosures and the related recruiting and training costs incurred to support the growth of the our operations. Between fiscal 2007 and 2008, we built capacity both to meet its growing demand and in anticipation of continued growth in foreclosure volume. It had approximately 600 employees on December 31, 2008 compared to approximately 350 on December 31, 2007. As stated above, we are now implementing strategies to improve efficiency and reduce costs as a percentage of revenues.

Direct operating expense, as a percentage of revenues, increased to 3.5% in fiscal 2008 as compared to 3.1% in fiscal 2007. In dollar terms, the direct operating expense increased by $3.4 million.  We experienced an increase in direct operating expense primarily as a result of increase in freight and postage charges. The increased costs were primarily attributable to increases in the underlying expenses. In addition, as the time to complete an average case file has extended, there is a higher frequency of incurring certain direct operating charges such as freight and postage.

Other general and administrative expense, as a percentage of revenues, increased to 6.1% in fiscal 2008 as compared to 4.4% in fiscal 2007. This increase was primarily attributable to the higher rent and relocation costs associated with our new facilities in Plantation, Florida, as well as increased marketing expenses. In dollar terms, the other general and administrative expense increased by $7.0 million.

Total operating expenses as a percentage of revenues increased to 78.5% in fiscal 2008 as compared to 66.5% in fiscal 2007. Total operating expense (excluding client reimbursed costs) as a percentage of fee revenues increased to 59.0% in fiscal 2008 as compared to 44% in fiscal 2007. The increase in total operating expense primarily was due to a ramp up in staff in order to continue to deliver a level of customer service to its clients in light of continued strong demand for foreclosure related services. In addition, we incurred larger fixed costs associated with rent and facilities as it moved its headquarters into a larger facility.

2007 Compared to 2006

For the year ended December 31, 2007, revenues increased by $75.1 million, or 186%, as compared to the same period in 2006, as a result of the increase in mortgage foreclosures taking place in our principal market of Florida. For the year ended December 31, 2007, we serviced approximately 59,266 mortgage default case files, an increase of 174% from 21,638 mortgage default case files serviced in 2006.

Client reimbursed costs, as a percentage of revenues, declined to 41.2% in fiscal 2007 as compared to 41.6% in fiscal 2006. In dollar terms, the client reimbursed costs increased by $30.8 million directly as a result of growth in foreclosure case volumes.

Compensation-related expense, as a percentage of revenues, declined to 17.5% in fiscal 2007 as compared to 27.2% in fiscal 2006. In dollar terms, the compensation related expense increased by $9.2 million. We had approximately 350 employees on December 31, 2007 as compared to approximately 200 on December 31, 2006. The decline in compensation related expense as a percentage of revenue was primarily a result of existing staff being required to handle increased workloads resulting from the increases in foreclosure volumes. These workload levels were not sustainable on a long term basis. As a result, the we implemented a program to strategically expand headcount to handle the increased volumes. The decline also reflects increasing efficiency through economies of scale and increased productivity through continuous enhancement of our IT systems.

Direct operating expense, as a percentage of revenues, increased to 3.1% in fiscal 2007 as compared to 2.7% in fiscal 2006. In dollar terms, the direct operating expense increased by $2.5 million. We experienced an increase in direct operating expense as a result of increase in the underlying expenses of certain direct operating costs such as freight and postage charges, which are non-reimbursable expenses.

Other general and administrative expense, as a percentage of revenues, declined to 4.4% in fiscal 2007 as compared to 6.7% in fiscal 2006. In dollar terms, the other general and administrative expense increased by $2.4 million. The decline of general and administrative expense as a percentage of revenues is attributed to the economies of scale, which resulted in slower growth in the administrative area than occurred in the number of foreclosure file referrals. However, the rapid growth in foreclosure files and headcount necessitated a similar rapid growth in future periods in general administrative expenses to support our expanded business activities.

Total operating expenses as a percentage of revenues declined to 66.5% in fiscal 2007 as compared to 78.8% in fiscal 2006. In addition, total operating expenses (excluding client reimbursed costs) as a percentage of fee revenues decreased to 43.0% in fiscal 2007 as compared to 63.0% in fiscal 2006 principally due to the economies of scale that we were able to generate as a result of the rapid increase in foreclosure cases we processed.

Financial Condition

The following table sets forth the major balance sheet accounts at June 30, 2009 and 2008 and at December 31, 2008, 2007 and 2006 (in thousands):

	June 30,	December 31,
	2009	2008	2007	2006
	(Unaudited)
Assets:
Cash and cash equivalents	$2,806	$1,428	$979	$70
Accounts receivable	37,980	49,166	33,795	7,196
Property, equipment and improvement, net	4,101	3,155	2,725	1,419
Liabilities:
Accounts payable – client reimbursed costs	$7,345	$20,425	$10,325	$2,117
Line of credit	9,500	—	—	—

Cash and Cash Equivalents increased consistent with growth of our revenues. In June 30, 2009, the Cash increased by $1.4 million or 96.5%, compared with December 31, 2008.

Accounts receivable decreased by $11.2 million to $38.0 million as of June 30, 2009 compared with December 31, 2008, or -22.8%. The decrease in accounts receivables is as a result of our and DJS’ strong efforts to collect from clients as well as increased liquidity among certain clients during the period.

Property, equipment and improvement, net increased at June 30, 2009 by $4.1 million from $3.1 million at December 31, 2008, or 30% as a result of new office space leased and office furniture being purchased for the new offices.

Accounts payable — client reimbursed costs decreased by $13.1 million to $7.3 million at June 30, 2009 from $20.4 million at December 1, 2009, as a result of the implementation of new billing practices which allows for the reimbursement of client related costs more rapidly, thereby allowing for our faster payment of such costs to our vendors.

Line of credit borrowings are from a bank and are secured by customer receivables. The line of credit was drawn primarily due to the increase in filing fees per case file. DJS LLC pays the initial filing fee and bills the customer for the amount. Eventually, DJS LLC is reimbursed for the filing fee, but in periods of high growth, an increase of cash available is necessary to cover the initial filing fees.

DJS LLC’s borrowings will fluctuate primarily based upon a number of factors including (i) revenues, (ii) account and notes receivables changes and (iii) case files started. Historically, income from continuing operations has funded the account receivables growth, but with the recent increase in filing fees, DJS LLC may need to borrow funds from the line of credit from time to time to fund its cash requirements.

Liquidity and Capital Resources

The following table sets forth certain historical information with respect to our statements of cash flows (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$26,394	26,565	$43,363	$20,897	$5,731
Net cash used in investing activities	(1,456)	(2,683)	(2,274)	(1,302)	(142)
Net cash provided by financing activities	(23,559)	(24,204)	(40,640)	(18,686)	(5,545)
Net increase in cash and cash equivalents	$1,379	$(322)	$449	$909	$48

Operating Activities. We generated $26.4 million from operating activities in the six months ended June 30, 2009, $26.6 million in the six months ended June 30, 2008, $43.4 million in fiscal 2008, $20.9 million in fiscal 2007 and $5.7 million in 2006. The increase in operating cash flow is primarily due to increase in mortgage foreclosures taking place in our principal market of Florida.

Investing Activities. Net cash used in investing activities was $1.5 million in the six months ended June 30, 2009, $2.7 million in the six months ended June 30, 2008, $2.3 million in fiscal 2008, $1.3 million in fiscal 2007 and $0.1 million in fiscal 2006. The cash used in investing activities primarily was used to purchase office equipment and IT equipment.

Financing Activities. Net cash used by financing activities was $26.6 million in the six months ended June 30, 2009, $24.2 million in the six months ended June 30, 2008, $40.6 million in fiscal 2008, $18.7 million in fiscal 2007 and $5.5 million in fiscal 2006. The excess cash generated was primarily used to pay profit and tax distributions to the our shareholder.

In connection with the Business Combination, the Company issued the following notes on January 15, 2010:

•	A note in the amount of $52,469,000.00 issued to DJS (the “Stern Deferral Note”) which has an interest rate of 3.0% per annum and a maturity date of 36 months after January 15, 2010;

•
Notes in the aggregate amount of $1,100,000.00 relating to deferred compensation issued to the underwriters of the Company’s initial public offering which have an interest rate of 5% per annum and are payable upon the earlier of (i) the one year anniversary of the repayment of the Stern Note, or (ii) January 15, 2012;

•
A note in the aggregate amount of $500,000.00 relating to certain deferred compensation owing by the Company to Rodman & Renshaw, LLC which has an interest rate of 5% per annum and is payable upon the earlier of (i) the one year anniversary of the repayment of the Stern Note, or (ii) January 15, 2012;

•
A note in the amount of $250,000 relating to deferred compensation owing by the Company to Chardan Capital Markets, LLC which has an interest rate of 5% per annum and is payable upon the earlier of (i) the one year anniversary of the repayment of the Stern Note, or (ii) January 15, 2012; and

•
Notes in the aggregate amount of $15,188,735.97 relating to a senior financing facility entered into in connection with the Business Combination and which  have interest rates of 15% per annum and are payable by January 15, 2011.

The Company anticipates that it will have adequate sources of working capital in the foreseeable future. However, the Company may elect in the future to obtain additional funding to expand and grow its operations, which may include borrowings from financial institutions and/or the sale of equity.

Adjusted EBITDA

The adjusted EBITDA measure presented consists of income (loss) from continuing operations before (a) interest expense; (b) income tax expense; (c) depreciation and amortization; and (d) non-recurring income and/or expense. The adjusted EBITDA margin is the ratio of adjusted EBITDA to total revenues. We are providing adjusted EBITDA, a non-GAAP financial measure, along with GAAP measures, as a measure of profitability because adjusted EBITDA helps us to evaluate and compare our performance on a consistent basis with the lower operating cost structure that will be in place after consummation of the Business Combination, reflecting the effects of that lower cost structure on profitability. In the calculation of adjusted EBITDA, we exclude from expenses the compensation paid to Stern that exceeds the base compensation that he is entitled to receive after completion of the Business Combination, as well as the payroll taxes associated with such compensation, non-recurring travel expenses incurred on behalf of Stern and other benefits received by Stern in prior periods that are not being provided after the Business Combination.

	Years Ended December 31,
	2008	2007	2006
Net Income	$42,886,351	$38,688,840	$8,578,571
Adjustment
Officer's Salary	12,640,000	4,415,000	2,890,000
Non-Recurring Travel	384,364	—	—
Other Non-Recurring Benefits	4,360,555	294,931	(431,500)
Payroll Tax	46,415	—	—
Depreciation	594,156	277,926	193,133
Amortization	—	—	3,978
Total Adjustments	18,025,490	4,987,857	2,655,611
Adjusted EBITDA	$60,911,841	$43,676,697	$11,234,182

Adjusted EBITDA is a non-GAAP measure that has limitations because it does not include all items of income and expense that affect our operations. This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income (loss), net income (loss) per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented for us may not be comparable to the calculations of adjusted EBITDA reported by other companies.

Contractual Payment Obligations

The following is a summary of the  capital lease obligations as of December 31, 2008:

Years Ending December 31,
2009	$225,631
2010	225,631
2011	213,766
2012	135,665
2013	79,979
Total minimum lease payments	880,672
Less amount representing interest (effective rates from 5.8% to 13.5%)	151,409
Present value of the net minimum lease payments	$729,263

We are obligated for leases of office space under non-cancellable operating lease agreements which expire in months ranging from May 2016 through October 2018. The total minimum rental commitments as of December 31, 2008, under the leases are as follows:

Years Ending December 31,	Amount
2009	$1,985,752
2010	2,045,484
2011	2,106,851
2012	2,170,038
2013	2,235,229
Thereafter	8,975,829
$19,519,183

Rent expense is recognized on a straight line basis over the terms of the leases based on the aggregate amount of payments due over the lease terms. Amounts expensed in excess of actual payments due to rent holidays and acceleration clauses are presented as deferred rent on the accompanying balance sheets. The total rental expense included in the income statements for the years ended December 31, 2008, 2007 and 2006, is approximately $2,145,000, $1,019,000 and $796,000, respectively.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses during the reporting period and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Revenue Recognition

Substantially all of DJS LLC’s and PTA LLC’s revenues are generated from services rendered ultimately to the clients of DJS. A substantial portion of the accounts receivable are generated from DJS, DJS LLC’s only customer for foreclosure and related services, at the time DJS bills its clients. DSI LLC  has independent relationships with its clients for REO liquidation services and does not receive file referrals directly from DJS.

The estimated average file processing time for all foreclosure files, except cases that are fully litigated, ranges from 220 to 240 days. The fee income for foreclosure processing is recognized utilizing the proportional performance method during the file processing period based on the achievement of various processing milestones. DJS LLC bills DJS for services performed and recognizes revenue for services performed but not yet billed, reporting them as unbilled receivables at the end of each reporting period.

Revenue related to all types of services other than foreclosure is recognized using the completed performance method. Revenue is recognized once the services are performed and the Company has no further fulfillment responsibilities related to these services. Accounts receivable for title services is presented net of an allowance for estimated uncollectible accounts based on management’s experience and expectations.

The per-file fee negotiated between DJS LLC and DJS is based on negotiations between related parties. There can be no assurances that the per file fees or the level of profitability achieved would be the same if the fees had been negotiated between unrelated entities.

Expense Allocation

Management has allocated certain expenses of DJS to the operating subsidiaries based on its estimate of expenses the operating subsidiaries would have incurred on a stand-alone basis during the periods reported; however, there can be no assurance that these expenses represent the expenses of the operating subsidiaries on a stand-alone basis or that the allocations are fully inclusive of the functions necessary to operate the operating subsidiaries on a stand-alone basis. The following is a summary of the methodology used to allocate expenses in some major categories:

•
Certain executive officers of DJS are substantially involved with the operating subsidiaries  operations. Their salaries, bonuses, payroll taxes and related auto, travel, meals, entertainment and professional expenses are allocated to the operating subsidiaries based on the estimated percentage of time the executive officers spent on the activities of the operating subsidiaries.

•
Employee benefits, including health insurance, pension/profit sharing, workers’ compensation, incentives and training, are allocated based on the number of employees specifically assigned to the operating subsidiaries in relation to the total number of employees of DJS (“the employee ratio method”).

•	Equipment lease expense is allocated based on the employee ratio method.

•	Certain facilities lease expenses are allocated based on the employee ratio method.

•	Depreciation is computed based on the equipment and leasehold improvements utilized by the operating subsidiaries as determined by the above allocation methods.

•	Postage and delivery is allocated based on the employee ratio method.

•	Advertising, marketing and professional fees are allocated based on the estimated percentages that apply to our business activities.

•	The single business tax was computed specifically for the operating subsidiaries based on the revenues reflected in these financial statements.

•	All other general and administrative expenses were allocated based on the employee ratio method.

Income Taxes

Because DJS LLC, DSI LLC and PTA LLC, are limited liability companies they will not be subject to income taxes. As pass-through entities, the taxable income of these three entities will passed-through to its sole member, DAL. DAL will pass through this taxable income to its members, including the Company.  Prior to the Business Combination, DJS LLC, DSI LLC and PTA LLC were not subject to income taxes under the federal and state tax laws. Instead, the taxable income of these entities is passed through to the owner of the companies and is taxable to the owner on an individual level. Therefore, the financial statements presented through June 30, 2009 do not reflect an allocation of federal and state income taxes. However, the estimated share of the Florida single business tax is reflected under operating expenses on the statements of income.

FASB Accounting Standards Codification

 In June 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance concerning the organization of authoritative guidance under U.S. Generally Accepted Accounting Principles (“GAAP”). This new guidance created the FASB Accounting Standards Codification (“Codification”).  The Codification has become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The Codification became effective for the Company in its quarter ended September 30, 2009. As the Codification is not intended to change or alter existing U.S. GAAP, it did not have any impact on the Company’s consolidated financial statements. On its effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification is nonauthoritative.

Recently Issued Accounting Pronouncements

In December 2007, FASB issued authoritative guidance on Business Combinations. This guidance, among other things, establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This guidance is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The Company is required to adopt the provisions of this guidance for all business combinations for which the acquisition date is on or after January 1, 2009. This standard changed the accounting treatment for business combinations on a prospective basis.

In September 2006, the FASB issued guidance on Accounting for Uncertainty in Income Taxes. This guidance clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with guidance on Accounting for Income Taxes. The guidance on Accounting for Uncertainty in Income Taxes  prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. The guidance also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition.

In December 2008, the FASB provided for a deferral of the effective date of Accounting for Uncertainty in Income Taxes for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2008. The Company has elected this deferral and accordingly adopted the provisions of this guidance in its 2009 annual financial statements. Prior to adoption of this guidance, the Company continued to evaluate its uncertain tax positions and related income tax contingencies under guidance under Accounting for Contingencies, which requires the Company to accrue for losses it believes are probable and can be reasonably estimated. The adoption of Accounting for Uncertainty in Income Taxes did not have a material impact on the Company’s combined financial statements.

In May 2009, the FASB updated its guidance on Subsequent Events regarding subsequent events, establishing principles and requirements for subsequent events. In particular, this guidance sets forth the period after the balance sheet date during which management shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. This updated guidance is effective for interim periods ending after June 15, 2009. Accordingly, the Company has applied the provisions of this statement in the current reporting period. See Note 8 for information relating to any subsequent events.

Seasonality

Seasonality has not historically impacted our operating results.

Impact of Inflation

Inflation has not historically been a significant factor impacting our operating results.

CHARDAN 2008 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and financial information relates to periods prior to the Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Cash and cash equivalents.  We consider all highly liquid investments, including short-term money market instruments with original maturities of three months or less when purchased, to be cash equivalents.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements of the Company.

Results of Operations

First Six Months of FY 2009.  For the period from January 1, 2009 to June 30, 2009, we had net income/(loss) of $(264,208), which consisted of interest income of $24,864 earned on the trust account investment of $53,299,000, offset by filing and listing fees of $31,007, $166,300 for travel-related expenses, and other miscellaneous administrative fees.

FY 2008.  For the period from February 19, 2008 (inception) to December 31, 2008, we had net income/(loss) of ($59,789), which consisted of interest income of $484,894 earned on the trust account investment of $54,564,894, offset by filing fees of $87,471, $65,000 for D&O insurance, $172,616 for travel-related expenses and other miscellaneous administrative fees.

Liquidity and Capital Resources

The funds held in the trust account were available for use only to: (i) engage in a business combination; (ii) redeem up to one ordinary share less than 35% of the shares that are voted against an extension of the period of time to consummate an acquisition if an extended period was approved by the shareholders; (iii) redeem up to one ordinary share less than 35% of the shares owned by the public shareholders that voted against a Business Combination if the Business Combination is approved and completed; or (iv) distribute to the public shareholders in the event Chardan 2008 had failed to complete a Business Combination within the time available to it and liquidates and dissolves, subject to certain exceptions.

At June 30, 2009, Chardan 2008 had approximately $54,298,000 held in the trust account, and cash outside of the trust account of approximately $8,000. Chardan 2008 has since used these funds to cover expenses incurred in identifying, evaluating and performing due diligence with respect to the operating subsidiaries, as well as for legal, accounting and other expenses associated with structuring, negotiating and documenting the Business Combination. Chardan 2008 has also incurred regular expenses to meet its obligations under applicable securities laws, to maintain directors’ and officers’ insurance coverage and to pay a monthly $7,500 administrative expense to Chardan Capital, LLC, an affiliate of Li Zhang, chairman of our board of directors.

Off-Balance Sheet Arrangements

Prior to its acquisition of a controlling interest in DAL on January 15, 2010, Chardan 2008 never entered into any off-balance sheet financing arrangements, never established any special purpose entities, and had not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Contractual Obligations

Prior to its acquisition of a controlling interest in DAL on January 15, 2010, Chardan 2008 did not have any long term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities. However, as discussed above, Chardan 2008 paid Chardan Capital, LLC a monthly rental of approximately $7,500, for office space and administrative services up until the acquisition of DAL.

Inflation

Inflation has not impacted the results of the Company.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information has been prepared assuming that the Business Combination occurred (i) at the beginning of each of the applicable periods for the pro forma statements of operations and (ii) at June 30, 2009 for the pro forma balance sheet.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only. The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the business combination, are factually supportable, and are expected to have a continuing impact on the combined results.

You should not rely on the unaudited pro forma condensed combined balance sheet as being indicative of the historical financial position that would have been achieved had the transactions contemplated by the Business Combination been consummated as of June 30, 2009, or the unaudited pro forma condensed combined statements of operations as being indicative of the historical financial results of operations that would have been achieved had the Business Combination been consummated on the first day of each of the respective operating periods. See “Risk Factors “ for further details.

We are providing the following information to aid in the analysis of the operations of the Company after the Business Combination. The historical financial information of the operating subsidiaries was derived from the unaudited consolidated financial statements of the operating subsidiaries for the six months ended June 30, 2009 and the notes thereto and the audited consolidated financial statements  for the year ended December 31, 2008 and the notes thereto included elsewhere in this registration statement. The historical financial information of Chardan 2008 was derived from the unaudited financial statements of Chardan 2008 for the six months ended June 30, 2008 and the notes thereto and the audited financial statements of Chardan 2008 for the year ending December 31, 2008 and the notes thereto included elsewhere herein. This information should be read together with Chardan 2008’s and the Company’s audited and unaudited financial statements and related notes, “Management's Discussion and Analysis of Financial Condition and Results of Operations” for Chardan 2008 and DAL, and other financial information included elsewhere in this registration statement.

Actual results could differ from the pro forma information presented and depend on several variables, including the actual number of shares redeemed in the transaction, the number of shares issued in the Private Placement, and the actual timeline of the conversion of the DAL Series B Preferred Units.

The Business Combination was accounted for as a reverse capitalization of the operating subsidiaries, due to, among other things, the fact that the owners of the operating subsidiaries will have significant representation on the Board of Directors (initially four out of seven members), and the management of the acquired business became the management of DAL and Chardan 2008. This treatment also disregards DAL for accounting purposes for the reason that it serves principally to issue equity interests in connection with the Business Combination, and it did not have significant operations prior to its role in the acquisition, along with the fact that the equity interests in DAL held by the Stern Contributors and the then existing members of DAL (i.e., FlatWorld DAL, LLC (“FlatWorld”) and  Fortuna Capital Partners LP(“Fortuna,” and together with FlatWorld, the “Existing Members”)) are exchangeable for comparable securities in Chardan 2008.

CHARDAN 2008 ACQUISITION CORP. AND DJS PROCESSING DIVISION
AND COMBINED AFFILIATES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2008
(In Thousands of U.S. Dollars, Except Share and per Share Amounts)

		DJS
	Chardan	Processing
	2008 China	Division and	Pro Forma				Pro Forma
	Acquisition	Related	Adjustments and Eliminations				Combined
	Corp.	Entities	Debit		Credit		Companies
Net sales	$—	$199,203					$199,203
Cost of sales	—	—					—
Gross profit	—	199,203					199,203
Operating expenses
General and administrative	545	156,348			17,047	(2)	139,846
Total operating expenses	545	156,348					139,846
Income (loss) from operations	(545)	42,855					59,357
							—
Other income (expense)							—
Interest income (expense)	485	—	2,590	(1)(5)			(2,105)
Other Income (expense)	—	32					32
Income before income taxes	(60)	42,887					57,284
Income taxes	—	—	20,049	(4)			20,049
Income from continuing operations	(60)	42,887					37,235
Net income	(60)	42,887					37,235
Less net income attributable to non controlling interests	—	—	10,920	(3)			10,920
Net income attributable to Chardan 2008	—	—					26,315
Preferred stock dividends declared	—	—					—
Net income available to the ordinary shareholder	$(60)	$42,887					$26,315
Net income per ordinary share –
Basic							$2.47
Diluted							$1.36
Weighted average number of ordinary shares outstanding (Note B) –
Basic							10,666,666
Diluted							19,306,620

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

(1)	To eliminate interest income earned on funds held in trust and related income tax expense, as Chardan 2008 expects to use all funds from the trust account for the transaction.

(2)	To record lower officer's salaries pursuant to the employment agreement with David J. Stern resulting in a reduction in operating expenses by $17,047.

(3)	To provide for the noncontrolling interest associated with the post-merger capital structure of 29.05%

(4)	To account for the incremental expense of DAL being taxed at the corporate level at an estimated tax rate of 35%.

(5)
To account for the increased interest expense associated with the deal financing composed of a seller's note of $87,469 using an assumed interest rate of 3% for the first 18 months on the $52,659 note and 0% for the first six month and 3% for the months six through 18 on the $35,000 note.

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

(A)	Pro forma entries are recorded to the extent they are a direct result of the business combination, are factually supportable, and are expected to have a continuing impact on the combined results.

(B)
As the transaction is being accounted for as a reverse acquisition, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in conjunction with the Business Combination have been outstanding for the entire period. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

	Pro Forma Balance Sheet Entry No.	Shares
Actual number of ordinary shares outstanding		9,166,666
Pro forma shares to be issued:
Shares issued in connection with Private Placement financing	(4)	1,500,000
Pro forma weighted average number of ordinary shares outstanding – Basic		10,666,666
Ordinary share equivalents:
Shares retained by noncontrolling interest and convertible to Chardan 2008 shares		4,366,667
Shares issued to warrant holders upon exercise of private placement warrants		233,010
Shares issuable from actual “in the money” warrants outstanding
From Public Offering warrants		6,875,000
From Founder's units		2,291,666
From Private Placement warrants		2,000,000
From UPO		275,000
Less number of shares available “on the market” pursuant to the treasury shares method		(7,401,388)
Number of “new” shares to be issued pursuant to the treasury shares method		8,639,955
Pro forma weighted average number of ordinary shares outstanding – Diluted		19,306,620

(C)	The current market prices of Chardan 2008 ordinary shares and ordinary share purchase warrants utilized in above calculations were as follows as of November 16, 2009:

Market price per share of ordinary shares (CACA)	$7.80
Market price per ordinary share warrant (CACAW)	$1.45

(D)
The Stern Contributors and Existing Members will receive contingent DAL Series B Preferred Units which are convertible into ordinary shares of Chardan 2008 on a one-for-one basis, based upon the achievement of certain share price targets between $10 and $20. Upon conversion, the shares will be recorded as an adjustment to the accounting acquiree's basis in the reverse acquisition, and will be included in the calculations of earnings per share from such date.

CHARDAN 2008 ACQUISITION CORP. AND DJS PROCESSING DIVISION
AND COMBINED AFFILIATES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Six Months Ended June 30, 2009
(In Thousands of U.S. Dollars, Except Share and per Share Amounts)

		DJS
	Chardan	Processing
	2008 China	Division and	Pro Forma				Pro Forma
	Acquisition	Related	Adjustments and Eliminations				Combined
	Corp.	Entities	Debit		Credit		Companies
Net sales	$—	$116,766					$116,766
Cost of sales	—	—					—
Gross profit	—	116,766					116,766
Operating expenses
General and administrative	284	89,311			3,821	(2)	85,774
Total operating expenses	284	89,311					85,774
Income (loss) from operations	(284)	27,455					30,992
Other income (expense)
Interest income (expense)	25	—	1,075	(1)(5)			(1,050)
Other Income (expense)	(5)	—	—				(5)
Income before income taxes	(264)	27,455					29,937
Income taxes	—	—	10,478	(4)			10,478
Income from continuing operations	(264)	27,455					19,459
Net income	(264)	27,455					19,459
Less net income attributable to non controlling interests	—	—	5,707	(3)			5,707
Net income attributable to Chardan 2008	(264)	27,455					13,752
Preferred stock dividends declared	—	—					—
Net income available to the common shareholder	$(264)	$27,455					$13,752
Net income per common share –
Basic							$1.29
Diluted							$0.71
Weighted average number of common shares outstanding (Note B) –
Basic							10,666,666
Diluted							19,306,620

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

(1)	To eliminate interest income earned on funds held in trust and related income tax expense, as Chardan 2008 expects to use all funds from the trust account for the transaction.

(2)	To record lower officer's salaries pursuant to the employment agreement resulting in a reduction in operating expenses by $3,821.

(3)	To provide for the noncontrolling interest associated with the post-merger capital structure of 29.05%.

(4)	To account for the incremental expense of DAL being taxed at the corporate level at an estimated tax rate of 35%.

(5)
To account for the increased interest expense associated with the deal financing composed of a seller's note of $87,659 using an assumed interest rate of 3% for the first 18 months on the $52,659 note and 0% for the first six months and 3% for the months six through 18 on the $35,000 note.

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

(A)	Pro forma entries are recorded to the extent they are a direct result of the business combination, are factually supportable, and are expected to have a continuing impact on the combined results.

(B)
As the transaction is being accounted for as a reverse acquisition, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in conjunction with the business combination have been outstanding for the entire period. Basic and diluted weighted average number of ordinary shares outstanding is calculated as follows:

	Pro Forma Balance Sheet Entry No.	Shares
Actual number of ordinary shares outstanding		9,166,666
Pro forma shares to be issued:
Shares issued in connection with private placement financing	(4)	1,500,000
Pro forma weighted average number of ordinary shares outstanding – Basic		10,666,666
Ordinary share equivalents:		—
Shares retained by noncontrolling interest and convertible to Chardon 2008		4,366,667
Shares issued to warrantholders upon exercise of private placement warrants		233,010
Shares issuable from actual “in the money” warrants outstanding
From Public Offering warrants		6,875,000
From Founder's units		2,291,666
From Private Placement warrants		2,000,000
From UPO		275,000
Less number of shares available “on the market” pursuant to the treasury shares method		(7,401,388)
Number of “new” shares to be issued pursuant to the treasury shares method		8,639,955
Pro forma weighted average number of ordinary shares outstanding – Diluted		19,306,620

(C)	The current market prices of Chardan 2008 ordinary shares and ordinary shares purchase warrants utilized in above calculations were as follows as of November 16, 2009:

Market price per share of ordinary shares (CACA)	$7.80
Market price per ordinary shares warrant (CACAW)	$1.45

(D)
The Stern Contributors and Existing Members will receive contingent DAL Series B Preferred Units which are convertible into ordinary shares of Chardan 2008 on a one-for-one basis, based upon the achievement of certain share price targets between $10 and $20. Upon conversion, the shares will be recorded as an adjustment to the accounting acquiree's basis in the reverse acquisition, and will be included in the calculations of earnings per share from such date.

CHARDAN 2008 ACQUISITION CORP. AND DJS PROCESSING DIVISION
AND COMBINED AFFILIATES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
Period Ending June 30, 2009
(In Thousands of U.S. Dollars, Except Share and per Share Amounts)

		DJS
	Chardan	Processing	Pro Forma
	2008 China	Division and	Adjusting and Eliminating				Pro Forma
	Acquisition	Combined	Entries				Combined
	Corp.	Affiliates	Debit		Credit		Companies
ASSETS
Current assets:
Cash	$8	$2,806	10,500	(4)	6,238	(7)	$3,064
					4,012	(9)
Funds held in trust	54,298	—			54,298	(1)(9)	—
Accounts receivable	5	37,980					37,985
Prepaid expenses and other current assets	68	134					201
Total current assets	54,379	40,920					41,251
Equipment and Leasehold Improvements, net	—	4,101					4,101
Total assets	$54,379	$45,021					$45,352
LIABILITIES
Current liabilities:
Accounts payable – reimbursed client costs	$—	$7,345					$7,345
Accounts payable	—	1,283					1,283
Current portion of capital lease	—	684					684
Deferred revenue	13	264					277
Due to related party	—	26					26
Accrued expenses	25	698	6,238	(7)	8,088	(8)	2,573
Accrued compensation	—	2,275					2,275
Current portion of deferred rent	—	1,039					1,039
Deferred underwriting fees	1,430	—	1,430	(3)			—
Line of credit	—	9,500			2,448	(2)	11,948
Total current liabilities	1,468	23,114					27,450
Stern Notes	—	—			87,659	(9)	87,469
Total liabilities	1,468	23,114					115,919
Ordinary shares, subject to possible redemption	18,985	—	18,985	(5)			—

Shareholders' equity:
Preferred shares Series A, $0.0001 par value	—	0					0
Preferred shares Series B, $0.0001 par value	—	0					0
Ordinary shares, $0.0001 par value	1	1			0	(2)	2
Additional paid-in capital	34,253	13,342					(84,687)
			145,969	(9)	18,985	(5)
			6,364	(6)	1,430	(3)
			8,088	(8)	10,500	(4)
			328	(10)
			2,448	(2)
Retained earnings	(328)	8,564			328	(10)	8,564
Total Chardan 2008's equity	33,926	21,907					(76,121)
Noncontrolling interest	—	—			6,364	(6)	6,364
Total Equity	33,926	21,907					(69,758)
Total liabilities and shareholders' equity	$54,379	$45,021					$45,352

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

(1)	To liquidate investments held in trust.

(2)	To record the assumption of a line of credit with a balance of $2,448 from the Stern Contributors which was issued in the fourth quarter of 2009.

(3)	To record payment of deferred underwriting fees of $1,430 as part of Footnote (8).

(4)	To record $10,500 gross proceeds of a simultaneous to close Private Placement equity investment in Chardan 2008 expected to issue 1,500 shares at $7.00 per share.

(5)	To eliminate ordinary shares subject to redemption and related deferred interest on the assumption that all shareholders approve of the proposed business combination.

(6)	Net assets attributable to noncontrolling interests of 29.05%.

(7)	To record payment of costs related to the acquisition.

(8)	To accrue balance of estimated costs of raising capital based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Investment banking and financing fees	$4,900
Financial due diligence	115
Legal fees	2,617
Accounting Fees	265
Out of pocket fees	191
Total estimated costs	8,088
Less costs incurred to-date	—
Balance to accrue	$8,088

Investment banking fees include contingent underwriters fees of approximately $2,200 that are payable upon consummation of the acquisition. These costs were originally incurred in connection with Chardan 2008's initial public offering and were recorded in Additional Paid-In Capital but will be subsequently recorded as an expense.

(9)	To record payment of Initial Cash to the Stern Contributors in the acquisition, calculated as follows:

Cash Consideration Purchase Price	$145,969
Less: Stern Note	52,659
Less: Post-Closing Cash	$35,000
Initial Cash	58,310
Deferred consideration – Stern Notes	87,659

(10)	To eliminate historical retained earnings of accounting acquiree.

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

(A)	Pro forma entries are recorded to the extent they are a direct result of the acquisition, are factually supportable, and are expected to have a continuing impact on the combined results.

BUSINESS

History and Business Plans

Formation

DJSP Enterprises, Inc.  (f/k/a Chardan 2008 China Acquisition Corp.) is a British Virgin Islands company limited by shares, that was incorporated on February 19, 2008, organized as a blank check company for the purpose  of acquiring, engaging in a merger or share exchange with, purchasing all or substantially all of the assets of, or engaging in a contractual control arrangement or any other similar business combination with an unidentified operating business.

Pre-IPO Sale of Securities

Prior to the consummation of the initial public offering (“IPO”) of Chardan 2008, certain of the officers, directors and existing shareholders of Chardan 2008 purchased (i) 2,000,000 warrants at a price of $0.50 per warrant in a private placement, generating gross proceeds of $1,000,000 and (ii) 2,291,666 insider units, each consisting of one ordinary share and one warrant at a price of $0.01091 per unit, generating gross proceeds of $25,000.

Initial Public Offering

On August 11, 2008, Chardan 2008 consummated its initial public offering of 6,875,000 units (“IPO Units”). Each IPO Unit consisted of one ordinary share and one redeemable ordinary share purchase warrant. Each warrant entitles the holder to purchase from Chardan 2008 one ordinary share at an exercise price of $5.00. The IPO Units were sold at an offering price of $8.00 per unit, generating gross proceeds of $55,000,000. The warrants will become exercisable on the later of: (i) the completion of a business combination; or (ii) August 11, 2009, and will expire on August 11, 2012, or earlier upon redemption or our liquidation.

Trust Account

The sale of the units and the warrants to the insiders and the units in the IPO generated gross proceeds of $56,025,000. The net proceeds (together with deferred offering expenses) of $52,200,000 were deposited into a trust account at JPMorgan Chase, London branch, maintained by Continental Stock Transfer & Trust Company acting as trustee.

At June 30, 2009, there was approximately $54,300,000 in the trust account. At the consummation of the Business Combination the proceeds of the trust account were released.

DAL History and Current Business

DJS was founded by David J. Stern (“Stern”) in 1994 and  provides its clients legal services and related non-legal support in connection with residential foreclosures, bankruptcy, complex litigation, evictions and the sale of REO properties by foreclosing lenders in connection with legal matters handled by DJS. Since Stern originally operated both DJS and us, most of the work we perform originates from Stern, Contemporaneously with the consummation of the Business Combination, DJS and DJS LLC entered into a long term Services Agreement pursuant to which DJS engaged DJS LLC to provide substantially all non-legal support required for the legal matters handled by DJS. For example, when DJS receives legal referrals from its clients, it will use DJS LLC to, among other things, prepare drafts of pleadings and documentation for such clients. At the time of closing of the Business Combination, DJS was DJS LLC’s sole customer.

Large-scale foreclosure processing services require both a large skilled staff and a substantial investment in the information technology (“IT”) systems needed to manage the large volume of data involved in tracking each of the cases. Currently, DJS receives over 5,000 new foreclosure files each month on average, with each taking about ten to twelve months to complete. As a result, there is a need to track and manage activity in approximately 100,000 distinct legal proceedings at a time. The scale and complexity of the foreclosure process, as described below, makes the IT solutions difficult and expensive to develop, requiring both considerable investment and substantive knowledge. Adding to the complexity is the fact that each county’s courts have “local” rules of procedure that need to be complied with. The differences between counties and judges present a special challenge to achieving a quick and efficient resolution of a foreclosure action. DJS has made significant investments in technology, processes and staff in order to meet the requirements for foreclosure actions throughout Florida. This efficient process provides benefits to both the defaulting borrowers, who ultimately bear the costs, as they have fewer expenses to bear, and the foreclosing lender, by allowing them to retain a higher level of liquidity while processing the large volume of defaulted loans.

We have rapidly expanded over the past four years, increasing collective revenues from $40.4 million in 2006 to $199.2 million in 2008, while increasing net income for the same two periods from $8.6 million to $42.9 million. A majority of the growth has been fueled by the increase in the number of mortgage foreclosures taking place in our principal market of Florida. Through extensive investment in its leading-edge IT, development of scalable proprietary processes as a centralized facility, and hiring and training of the staff needed to conduct operations at a large scale, we are well positioned to maintain a competitive advantage in an industry generally populated by smaller  firms.

Our IT systems allow us to interact efficiently with clients and reduce processing time while minimizing human error in handling approximately 5,000 new files that we currently receives for processing on average in a month.

In addition, our processing facility in Florida is supported by a scalable, low-cost operation in Manila, Philippines that provides data entry and document preparation support. We have successfully adapted its processing operations from an average of 1,300 foreclosure files per month in 2006 to 6,200 per month for the first half of 2009 while improving adjusted earnings before interest, taxes, depreciation and amortization, excluding non-recurring or one time expenses, from 27% to 29% of revenue in each period, respectively. See section titled “Adjusted EBITDA” located in Section titled “DAL Management Discussion and Analysis of Financial Condition and Results of Operations of the operating subsidiaries.”

Corporate Development and History

DJS LLC (“DJS LLC”)

DJS LLC was formed in Delaware on September 15, 2009 for the specific purpose of receiving the contribution of the assets used in providing non-legal services from DJS. Immediately prior to the closing of the Business Combination, DJS contributed the assets used in providing non-legal services to DJS LLC, which is owned by DJS. DJS, in turn, contributed and sold the membership interests in DJS LLC to DAL in exchange for membership interests in DAL, among other consideration.

DJS LLC has entered into a long-term exclusive Services Agreement with DJS under which it will have the right to perform all non-legal services required to process foreclosure files and perform ancillary services. Pursuant to a facilities sharing agreement, DJS LLC will furnish corporate and back-office services to DJS, such as finance, accounting, IT and other administrative functions.  DJS LLC is the exclusive processing firm for all business undertaken by DJS, and DJS will be precluded from pursuing any material business not requiring the use of DJS LLC’s processing capabilities. However, DJS LLC will not be restricted from pursuing business with other law firms, whether in Florida or other jurisdictions.

The information regarding the operations of DJS LLC presented in these materials relates to periods during which those services were being performed or provided by DJS.

Professional Title and Abstract Company of Florida, LLC (“PTA LLC”)

PTA LLC was formed in Delaware on September 15, 2009 for the specific purpose of receiving the contribution of PTA’s assets. Immediately prior to the closing of the Business Combination, PTA contributed its assets to PTA LLC, which is owned by PTA. PTA in turn, contributed and sold the membership interests in PTA LLC to DAL in exchange for membership interests in DAL, among other consideration.

Default Servicing, LLC. (“DSI LLC”)

DSI LLC was formed in Delaware on September 15, 2009 for the specific purpose of receiving the contribution of DSI’s assets. Immediately prior to the closing of the Business Combination, DSI contributed its assets to DSI LLC, which is owned by DSI. DSI, in turn, contributed and sold the membership interests in DSI LLC to DAL in exchange for membership interests in DAL, among other consideration.

DAL

DAL was owned 99.9% by FlatWorld DAL LLC (“FlatWorld DAL”) and 0.1% by Fortuna Capital Partners LP (“Fortuna”). Immediately following the closing of the Business Combination, Fortuna transferred its membership interest to FlatWorld DAL. DAL was formed on March 20, 2007. Prior to May 1, 2009, DAL did not conduct any operations. On May 1, 2009, DAL acquired a letter of intent, which was previously entered into by FlatWorld Capital LLC and David J. Stern (“Stern”). As part of the consummation of the Business Combination, DAL acquired the membership interests of DJS LLC, DSI LLC and PTA LLC. DAL conducts, through such operating subsidiaries, the operations relating to the business of the Company.

Business Strategy

Overview

Our business strategy for the short and medium term is to furnish cost-efficient processing services for mortgage lenders and servicers who must manage the unprecedented volumes of foreclosures that are expected to continue in Florida. The timely and cost-efficient processing capabilities allow mortgage lenders to preserve capital and liquidity while reducing the cost and economic loss associated with residential mortgage foreclosures.

Growth Strategy

Substantially all of our revenues are generated from services in Florida. Our growth strategy  includes broadening its geographic markets and its services offering, as well as seeking a larger share of its current markets of Florida and Puerto Rico. We believe opportunity for continued growth of its business:

•	continuing increases in mortgage foreclosure and bankruptcies due to the rapid decline in home values, high unemployment rates and the reset of adjustable rate mortgages to higher rates;

•	increasing market share in its current markets of Florida and Puerto Rico;

•	geographic expansion beyond those two markets; and

•	the extension of its services to build counter-cyclical business in mortgage origination; mortgage servicing processing, other consumer lending processing and other legal process outsourcing services.

In the long-term, the DAL's strategy is to position the Company as a non-cyclical mortgage processing company with a low-cost, highly scalable delivery platform and predictable, diversified revenue streams. In the future, the we plan to build counter-cyclical business lines through organic growth and selective acquisitions, although it has not initiated discussions with any such acquisition candidates to date.

Foreclosure Services

Overview

Foreclosure is the process through which the lender repossesses the mortgaged property when a borrower defaults on his or her mortgage. The foreclosure process is complete once a lender has acquired title to a property through a foreclosure auction or sale or a third party purchases the foreclosed property. If the property reverts to the lender, it may require REO closing services thereafter. Our primary business involves non-legal services related to mortgage foreclosures on residential properties. In the United States, foreclosure processes generally follow one of two general models: judicial or non-judicial, with variations on a state-by-state basis within each of these groups. As described more fully below, judicial states tend to be more protective of the borrower’s rights, which results in a more complicated, costly and time-consuming process. Florida and Puerto Rico, where all of the current business takes place, are both judicial jurisdictions. Having developed the specialized IT, processes and trained employees required to support operations in the more complicated judicial states of Florida and Puerto Rico, the Company benefits in being able to expand into other jurisdictions with the same or similar systems without having to invest the cost and time to develop such specialized systems. It also has the ability to apply its current systems and processes to less complicated non-judicial markets.

Foreclosures in Judicial States

As noted, Florida is a “judicial” foreclosure state. “Judicial” means that each foreclosure results in the entry of final judgment by a judge in a court of law and a sale set thereafter by the clerk of the court.

In non-judicial states, foreclosure occurs through a relatively simple process that typically involves giving notice to the debtor by mailing a default letter. If the debtor does not cure the default, a Notice of Sale will then be delivered to the debtor, posted publicly, recorded at the county recorder’s office and published locally. After waiting the legally required amount of time, the foreclosing lender can then auction the property publicly without judicial involvement. Auctions of foreclosed property in non-judicial states generally require settlement in cash at the time of the sale. Procedures vary state to state, with some not even requiring direct owner notification.

The judicial jurisdictions in which we operate involves a significantly higher level of processing activities, and therefore produce higher per case revenues for us. Foreclosures in a judicial state can be handled on a small scale on a case-by-case basis; but the inefficiencies inherent in these small scale operations can increase the cost of the process, which are often eventually born by the borrower if the loan is modified or the property sold, as well as slow the process down, which negatively affects the foreclosing lender. In addition, lenders and servicers begin incurring costs as soon as a borrower stops making timely mortgage payments. Many of these are time-dependent costs continue to grow as long as the loan is delinquent, in foreclosure, or in the REO sale process. These costs include lost principal and interest payments (including in some cases continuing to fund the monthly payments required to be made by servicers to mortgage investors on securitized loan pools), tax and insurance payments, maintaining any vacant properties, and the costs of collection efforts. Additionally, there are several one-time transaction costs that occur once foreclosure has been initiated, including legal costs for handling the foreclosure and administrative fees such as court filing fees, service of process fees and publishing fees. For those lenders or servicers who have a large number of loans in default, the cumulative cost of inefficiency can be immense.

Florida

Florida, our principal market, is a judicial state. Under Florida law, the actual prosecution of a foreclosure action in court must be done by a lawyer. Our operations do not include the law firm operations of DJS as unauthorized practice of law regulations prohibit non-law firm entities from owning or operating a firm practicing law. However, a substantial portion of the processing services that support DJS’ actions can be done by non-lawyers. These non-legal processing services are our principal business.

In Florida, an average foreclosure case takes over twelve months from the time the lender refers it to a law firm to the court’s confirmation of the sale. Although reliable statistics are difficult to find, anecdotal evidence suggests that the rapid growth in foreclosure volumes statewide has increased the average process time meaningfully, as backlogs force courts to delay hearings.

We are not directly involved in every step of the foreclosure process, from the initial referral of the case to the law firm to the final conveyance of the property to the lender as a result of the foreclosure and to the ultimate purchaser from the foreclosing lender, providing the non-legal processing services required by the law firm.

Florida Process Overview

The following discussion provides further detail on each of the steps involved in the Florida foreclosure process.

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Referral.  A foreclosure action begins when a lender or servicer servicing a mortgage in default determines that there are no viable loss mitigation alternatives, leaving the lender with foreclosure as the only alternative. The law firms receiving these referrals from lenders and servicers are our customers and potential customers. To date, nearly all of work we have performed has been done for DJS.  We intend to market its services more broadly, both within Florida and to law firms in other markets, allowing law firms to benefit from our efficient processing operations and economies of scale.

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Instituting the Action.  Once a law firm receives a referral of a foreclosure action from a lender, it obtains a title search. The title search identifies the necessary defendants (which can include not just the homeowner/mortgagor, but also second mortgagees, lienors, etc., whose interests may also be affected by the foreclosure action). The title search also reveals any title defects. While a law firm may do this on its own, it is more efficiently performed by a third-party service provider, like us.

The law firm representing the lender uses the title search to draft and file the complaint. A lis pendens is recorded in the public records and it puts all third parties that may have an interest in the property on notice of the pending foreclosure action. We update our title search so that any parties that may have recorded claims in the period after the initial title search was conducted can be included in an amended complaint as defendants.

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Service of the Summons & Complaint.  After the filing of the complaint and lis pendens, the law firm delivers a copy of the complaint for service, as it is not permitted to serve process itself. Service of process of Florida residents may be accomplished by personal service or by substituted service. If attempts at service fail, service may be made by publication. Effective service by publication (constructive service) must be supported by an affidavit of due diligence and inquiry regarding the initial attempts to serve. Proceeding based on constructive service of process may require that the plaintiff petition the court to appoint an attorney ad litem to protect the interest of the non-appearing defendants.

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Entry of Judgment/Summary Judgment.  The defendants (depending on whether the defendant is an entity or an individual) have a fixed number of days to appear and file an answer or other responsive pleading to the complaint/amended complaint. If any defendant does not do so timely, the plaintiff’s lawyer will file a motion for entry of a default. If all defendants fail to appear and respond, the plaintiff may move for a final default judgment on the basis of affidavits from the plaintiff.

If any defendant files a responsive pleading, the next step is usually a motion for summary judgment, asserting that there are no material factual issues or valid defenses to a foreclosure action. Most mortgage foreclosure actions that reach this stage are resolved with this motion, thereby avoiding a trial and the attendant costs.

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Sale.  Most often, the mortgagee/plaintiff in a foreclosure action obtains repayment of the debt, wholly or partially, by selling the foreclosed property. Following entry of final judgment, a notice of sale is prepared and published once a week for two consecutive weeks in a newspaper of general circulation in the city where the property is situated prior to the sale. This is intended to make prospective purchasers aware of the impending sale. Unless otherwise ordered by the court, the sale must be set for a date no sooner than twenty days and no later than thirty-five days after the entry of the final judgment. The clerk of the court conducts the sale.

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Right of Redemption.  Until the time that a sale is final, any defendant has the right to redeem its interest in the foreclosed property. That means it can agree to pay the mortgagee the amount owed to it and become the legal owner. This might occur if a second mortgagee believes that the value of the property is greater than the amount of the first mortgage if marketed other than through a foreclosure sale. The right of redemption expires on the later of the filing of the certificate of sale by the clerk of the court or the time specified in the judgment.

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Certificates of Title, Conveyances & Final Title.  The clerk of the court will issue a certificate of title upon the expiration of the objection period. A final title search is ordered and policy issued where appropriate, and all final title evidence is forwarded to the client and the homeowner’s insurance carrier.

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Deficiency Judgments.  If the proceeds from the sale are insufficient to satisfy the entire amount due the plaintiff, it may seek a deficiency judgment for the shortfall. The ability to pursue a deficiency may be preserved in the foreclosure complaint. A motion for deficiency judgment may be filed after sale, when the deficiency is established, or a suit may be filed based on the obligations arising under the promissory note related to the mortgage.

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Eviction.  The final judgment of foreclosure directs the clerk of the court to issue a writ of possession. If, after issuance of the certificate of title, the property remains occupied, the writ is delivered to the sheriff for execution. The timing and manner of execution of the writ of possession varies from county to county. More and more courts are requiring a motion, order and established hearing date before issuing a writ.

Case Volume

Since late 2005, lenders have experienced historically high mortgage delinquency rates. As a result, DJS’ foreclosure case volume grew by 57% in 2008 to 70,328 foreclosure files from 44,733 in 2007, which itself represented a growth of 192% from 15,332 foreclosure files in 2006. This growth trend has continued to date, with DJS having received 37,727 foreclosure file referrals in Florida during the first six months of 2009, or more than 6,200 per month.

Direct Source Program

Historically, the majority of lenders relied on “aggregator” firms, which received large numbers of foreclosure files and directed them to select law firms to be processed. Recently, due to the need to cut costs and the increasing number of case files that need to be processed, lenders are shifting to a model in which they specify the firms to be used in their foreclosure actions. Called the “direct source” program, this is an initiative where certain major mortgage lenders and servicers utilize the best service vendors in the foreclosure process and refer certain file volumes directly to them, bypassing the aggregator firms and their associated “packaging” fees. As a result, in addition to reduced costs for the lender, ancillary services often sent to other firms (e.g., title searches or disposition of the REO) are now handled by the same firm involved in the foreclosure file, resulting in higher revenues per case file.

Although we do not participate in the direct source program, the law firms for which we are processing files will be more likely to receive direct source relationships as a result of the quality of our work, which will indirectly benefit DAL. Through DJS, we will have direct source designations from certain vendors, representing approximately 33% of our total referral volume, demonstrating the confidence of these lenders in DJS and us to perform their tasks well and efficiently.

Fees

Each of the services involved in processing a foreclosure, both legal and non-legal, is generally ascribed a fixed value that is set forth in the retention agreement between the law firm and the client. These fees generally follow the guidelines set by the government sponsored entities (“GSEs”) such as the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”).

Historically, these fees have been increased from time to time, and management expects that this practice will continue, though it has no way of knowing how often or by how much the fees will be increased. The Services Agreement between DJS LLC and DJS will entitle DJS LLC to receive payment of fees for the services that it performs for DJS. Under the Services Agreement, DJS LLC would be able to increase its fees periodically as a result of increases in its costs or changes in the services it provides. DJS LLC generally will receive its fee within a reasonable amount of time after the law firm is paid by its client.

Variations on the Process

While most foreclosures proceed from complaint to judgment, loss mitigation and reinstatement occur in some cases. Loss mitigation includes short sales, loan modifications, forbearance plans and deeds-in-lieu of foreclosure, also known generally as “work-outs.” In sum, reinstatement reverses obligations due under any acceleration clause and returns the debtor to the original payment schedule. We are entitled to receive additional fees for assisting our law firm client with these supplemental services.

Puerto Rico

The foreclosure processes in Puerto Rico, our second largest market at present representing approximately 1% of DJS’ foreclosure referral volume, is also a judicial jurisdiction. Compared to Florida, its foreclosure processes are more complex and more lengthy. The complex and lengthy process in Puerto Rico in addition to its geographic location are expected to discourage entry by new market participants.

Process Overview

The following discussion describes the various actions taken during the foreclosure process in Puerto Rico, contrasting it, where appropriate, with Florida’s.

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Title Search.  As with Florida, in Puerto Rico the starting point of a foreclosure action is a title search to determine the potential defendants in the action, including the current owner and other lienors.

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The Complaint.  The complaint must be filed in the Superior Court in Puerto Rico having jurisdiction over the property. Several documents must be affixed to the complaint, including a copy of the mortgage note, status of the debt and a brief property registry certification.

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Service of the Complaint.  The plaintiff has six months from filing the complaint to serve the summons and complaint on the mortgagor. Service of the complaint must be made directly to the mortgagor. The mortgagor then has 20 days to answer the complaint. If the server cannot locate the mortgagor, or it is determined after utilizing reasonable sources of information on the mortgagor’s whereabouts (mayor’s office, police headquarters, post office, etc.) that the mortgagor does not reside in Puerto Rico, then the server must execute a sworn statement requesting a court order authorizing service by publication. The mortgagor has 30 days to answer the complaint after the date of publication.

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Answering the Complaint.  If the mortgagor answers the complaint, the case proceeds through the courts in any of various ways, depending on the nature of the answer and defenses alleged, if any. If the mortgagor fails to answer the complaint, the plaintiff may move for a default judgment.

•	Entry of Judgment By Default. Ordinarily, the court will issue the default judgment without a hearing if the mortgagor failed to appear or answer.

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Execution on the Judgment.  Thirty days after the date of the judgment, the plaintiff must file a motion requesting an order for execution. In response, the court will issue a writ of execution, which gives the marshal of the court the authority to sell the property to the highest bidder at public auction.

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Sale.  Three public sales are held at different dates. A notice of each sale must be published at least once a week in at least one newspaper for a period of two weeks. The highest bidder from among all three public sales is awarded the property.

Fees

DJS began generating income from foreclosures in Puerto Rico in early 2006. In most cases, law firms in Puerto Rico receive a referral of a foreclosure action through DJS from lenders and servicers for which it handles foreclosures in Florida. Although it is not licensed to practice law in Puerto Rico, DJS oversees the activities of the law firms to which it has referred the foreclosure cases. We provide title services to local counsel in Puerto Rico. We generate fees for these files through a packaging fee received from the local firm for monitoring the file for the lender.

Case Volume

In Puerto Rico, DJS received 652 foreclosure referrals during 2008, all from the same client. The Puerto Rico market represents a solid growth opportunity, as DJS has received numerous inquiries from potential clients to handle their foreclosure activities, but to date no additional clients have been secured.

Title Services

Title Exam & Abstract

Almost every foreclosure referral to DJS requires a title exam and abstract (a written history of all deeds, liens and encumbrances affecting a specific property) in order to identify the defendants to be included in the complaint. A title exam will also discover any defects in title or claims against or other burdens on the property. A title exam will answer many questions, such as the existence of:

•	Judgments against the owners;

•	Liens filed against the property by city, county, state or federal authorities for taxes or otherwise; and

•	Lawsuits against the owners which could affect ownership of the property.

While a title exam is an important step in any foreclosure action, it is particularly important in a judicial state, where all persons with an interest in the property (including lien holders) must be joined in the foreclosure action. The ability to execute the title search quickly and accurately is essential to prompt commencement of the action. For 55 of 67 Florida counties, utilizes the ATIDS electronic title record database, which affords us real time, on-line access to public land records. With ATIDS, title searches can be performed in as little as one hour. For the remaining 12 counties, the operating companies utilizes third-party vendors to obtain title searches, with a typical turnaround time of 24 hours to 48 hours.

Fees

We  receive a set fee from its customers for each title abstract and exam and an additional fee for each title update. With the exception of files where the loan has been reinstated prior to entry of judgment, we usually update title exams at least once over the course of a foreclosure case. In addition, we provide ancillary services on a fee per service basis.

Bankruptcy Services

When a borrower files for bankruptcy during the foreclosure process, the file is transferred to DJS’ bankruptcy department and we continue to provide non-legal support services when needed. Two of the most typical actions taken when a debtor is in bankruptcy is filing a proof of claim (“POC”) and drafting a motion for relief from a stay. A POC is filed after the lender receives notice that the debtor has filed a bankruptcy petition (usually Chapter 13). The POC states the amount and type of the debt owed and the arrearage on the debt.

All litigation involving the petitioner, including but not limited to foreclosure proceedings, is automatically stayed upon the filing of a bankruptcy petition. As the mortgagee is a secured creditor with senior rights to the proceeds from the sale of the mortgaged property, a Motion for Relief (“MFR”) from the automatic stay is generally filed to avoid delay in getting to judgment. The MFR is typically granted, as the rights of other creditors are generally not at issue in the foreclosure proceeding or, if they are, are dealt with in that action. A MFR will typically be heard within 25 – 30 days of notice of the bankruptcy filing. The average time for the court to grant an MFR is 5 – 7 days after the hearing date.

Other bankruptcy actions include seeking comfort orders to confirm termination of an automatic stay and filing and defending objections to confirmation of the bankruptcy plan or motions seeking re-imposition of the stay.

We conduct processing services for DJS’ bankruptcy referrals in both Florida and Puerto Rico. DJS’ bankruptcy referrals grew by 48% in 2008 to 8,116 bankruptcy files from 5,483 files in 2007, which in itself represented a growth rate of 95% from 2,814 files in 2006. DJS’ bankruptcy business has continued to increase in 2009, with 5,145 total referrals in the first six months of the year.

The following chart shows the increase in the number of bankruptcy referrals that DJS has received from 2006 to June 30, 2009.

Eviction Services

Once the foreclosure process is complete, if the residence is not already vacant, occupants need to be evicted from the property. In such cases, we will prepare the eviction documents for DJS. Evictions in Florida typically require 20 to 45 days from the date of foreclosure sale. DJS experienced a significant increase in eviction volumes in 2008 due to rising foreclosure rates, continuing upward trends in lender-owned properties and increasing direct source volumes. Eviction referrals grew by 141% in 2008 to 6,134 files from 2,546 files in 2007, which in itself represented a growth of 398% from 511 files in 2006.

The following chart shows the increase in the number of eviction referrals that DJS has received from 2006 to June 30, 2009.

Real Estate Owned (“REO”) Closing Services

When a lender sells a property that it has recently acquired through foreclosure, there is a need for REO closing services. For REO closings, we the closing documents, and assists DJS in the coordination of the document execution and management of the disbursement of funds, including wire transfers and escrow arrangements, as necessary. Because DJS is already familiar with the file, the seller of the REO property (the client), will typically utilize DJS for REO closing services as well. We are best positioned to provide DJS the additional services required for it to conduct REO closings, because it has already examined the title and identified and resolved any issues. This reduces the amount of work necessary in the REO closing process and reducing costs for the client by closing the transactions sooner.

The DJS’ REO closings file volume grew by 439% in 2008 to 3,949 files from 732 files in 2007, which itself represented a growth of 130% from 318 files in 2006. DJS’ REO closing business has continued to increase in 2009, with 2,453 total referrals in the first six months of the year. In addition to the overall increase in foreclosure volumes, the increasing trend of foreclosed properties reverting back to the foreclosing lender, as opposed to being reinstated or sold to third parties at the foreclosure sale, has continued, fueling the growth of this aspect of the our operations. This growth continued for 2008 and is expected to do so through 2010, as foreclosure rates remain high and the potential for a stabilization of real estate prices has led many lenders to choose to hold the foreclosed assets rather than sell them at a loss. These trends, in addition to customers gained by DJS through direct source programs should drive continuing growth in REO closing services for our customers over the next several years.

The following table depicts DJS’ REO closing referral volumes by year from 2006 to June 30, 2009.

Real Estate Owned Liquidation Services

DSI LLC assists the client in all phases of the REO liquidation process, including property inspection, valuation, eviction, broker assignment and liquidation. DSI LLC currently provides REO liquidation related services for properties nationwide for a single customer. DSI’s volume of REO liquidation files grew by 146% in 2008 to 3,362 files from 1,366 in 2007, which itself represented growth of 12% from 1,219 files in 2006. The following chart shows the increase in the number of REO liquidation referrals that DJS has received from 2006 through June 30, 2009.

We received a substantial commitment for increased REO services volumes from a national client, which is not included in current volume run-rates. As refinance options for borrowers in foreclosure decrease, the management anticipates more REO properties in the near future, which is expected to contribute to an increase in overall REO services demand.

Loss Mitigation

In October 2008, DJS began to offer loss mitigation services to its clients. These services provide DJS’ clients with alternatives to foreclosure, such as loan modification or forbearance, which allow a borrower to continue to own his or her property, and short sales and deeds-in-lieu of foreclosure, which transfer property ownership to a third party or the lender. Once the client decides to pursue loss modification rather than foreclosure,  we prepared the required documentation, the cost of which varies depending on the type of loss mitigation service that the client chooses. DJS has dedicated staff to execute this service offering for its clients.

While loss mitigation may appear on its face to reduce the number of foreclosures, recent data suggests that 25% to 40% of modified loans fall delinquent. These delinquent loans, in turn, are more likely to go into foreclosure. A substantial percentage of modified loans fall delinquent because many loan modifications consist of temporarily lowering the borrower’s interest rate while increasing the total amount owed on the home by adding fees and late payments to the principal balance. In some instances, where the loan modification includes an increase in the principal amount of the loan, a borrower’s monthly payment may actually increase, making it even more difficult for the borrower to pay. Management believes that it is likely that DJS will receive a foreclosure referral from a loan modification matter it handled because it will already have familiarity with the file.

Monitoring Services

DJS also offers “monitoring services” to junior lienors of property that is in foreclosure. DJS follows the foreclosure process through the sale and represents the junior lienor in the sale process. Under parameters established by the customer, DJS will actively participate in the foreclosure auction process on behalf of the customer in order to maximize the probability that the junior lienor will receive some proceeds from the foreclosure. We prepare the necessary documentation required by DJS to handle these monitoring services. DJS handled 1,447 monitoring cases in 2008, a decline of 37% from 2,295 monitoring cases in 2007, which was up over 112% from the 1,081 monitoring cases in 2006. DJS’ monitoring business has continued to decline in 2009, with 550 total referrals in the first six months of the year. The past growth in this service area derives from both the overall increase in foreclosure volume and the increase in second mortgages over the last five to seven years, when rising real estate values enabled owners to take second mortgages against the equity appreciation in their homes. The recent decline in this service area stems from the dramatic decline in home valuations over the past several years, which has driven the continuing growth of foreclosures but has also resulted in significantly reduced prospects for any recoveries for junior lien holders from the foreclosure process.

The following chart illustrates DJS’ monitoring referral volumes by year from 2006 through June 2009.

Litigation Services

Litigation can arise in the course of foreclosure, and even after the foreclosure process concludes. DJS’ standard fees are based on the typical case, in which the foreclosure is not contested. If the homeowner challenges the foreclosure, the breadth of DJS’ services, and the fees generated, increase significantly.

We assign a team, consisting of a paralegal and a processor, to each litigation matter. The Company’s team prepares documentation for the DJS attorney to use in the litigation.

Market Overview

U.S. Foreclosure Industry

Foreclosures in the U.S. are occurring at record rates, a trend expected to continue for the foreseeable future. Many consumers in the years prior to 2007 took advantage of historically low interest rates, lenient lending standards and a multitude of sub-prime and adjustable-rate products either to purchase new homes, to refinance existing mortgage debt or to consolidate growing credit card and other debt. Borrowers are now faced with a continuing recession, worsening job market, declining home resale market, tighter lending standards and elevated property taxes. The result is an increase in foreclosure rates, especially among sub-prime borrowers (those with weak credit records), with Florida’s foreclosure rate twice that of the national average.

The recent dramatic rise in foreclosures may suggest that foreclosure activity has experienced an unnaturally high peak in recent years that it cannot sustain. Our management believes historical data suggests otherwise and points to continued growth in foreclosures. Based on information provided to the Mortgage Banking Association (“MBA”) by banks and loan servicers, U.S. foreclosure volumes had grown at a compounded annual growth rate (CAGR) of approximately 14% between 1979 and 2006, prior to the most recent increase in foreclosure rates, which our management believes points to a long term, systemic growth in foreclosure volumes. This steady upward trend in the number of foreclosures results from an increase in the number of loans in service, driven by the rise in home ownership rates and population growth.

In its third quarter 2009 industry report, the MBA estimates that 4.47% of all mortgage loans, 2.0 million of the 44.7 million outstanding loans, were in foreclosure as of September 30, 2009, an increase of 17 basis points from first quarter of 2009 and 150 basis points from one year earlier. The delinquency rate, which shows the percentage of loans that are at least one payment past due but not yet in foreclosure, increased to 9.94% (highest since the MBA began its survey in 1972) of all loans outstanding as of September 30, 2009, up 108 basis points from June 30, 2009, and up 265 basis points from one year earlier. Delinquency rates are a leading indicator for future foreclosure referrals, and continued increases in delinquency rates point to increasing foreclosures for the next several quarters. The MBA’s information also shows that seriously delinquent mortgages, defined as loans that are more than 90 days past due as of September 30, 2009, and thus where foreclosure may be imminent, increased on all loan types in the second quarter of 2009.

The following chart shows the dramatic increase in the number of foreclosure actions commenced from 1979 to 2009.

Source: Mortgage Bankers Association

Outlook

As the recession persists, real estate values remain, and our management believes they are likely to remain, far below their recent highs for an extended period of time. Additionally, unemployment rates remain high with Florida having almost the highest in the nation. According to the MBA data as of September 30, 2009, one in seven households with mortgages was behind on mortgage payments or in foreclosure. As a sign that mortgage performance is increasingly being driven by unemployment, prime fixed-rate loans accounted for one in three foreclosure starts for the second quarter of 2009 versus one in five in the second quarter of 2008. The unemployment rate, at 10% for November 2009, is expected to remain well above historical averages for an extended period. Robert Schiller, the Yale University economist who helped create the Case-Schiller home value indexes and was among those who predicted that the housing bubble would burst, expects home prices to remain near current depressed levels for the next five years and foreclosure rates to remain at historically high levels through 2012. Home values have declined resulting in homeowners having less home equity to borrow against. Forecasts for little, if any, home price appreciation in the near to mid-term, many homeowners will remain particularly vulnerable to foreclosure if they lose their job, experience a divorce or incur significant healthcare or other costs. Other macro-economic trends, such as continued weakness in the economy, ongoing mortgage interest-rate resets and high levels of consumer debt, will continue to hinder the willingness and the ability of homeowners to meet their mortgage obligations.

Our management believes that a good measure of the near-term foreclosure pipeline is the trend in delinquencies in mortgage payments. The U.S. market in general, and sub-prime and adjustable rate mortgage (“ARM”) loans in particular, continue to have high delinquency rates. The MBA’s data as of September 30, 2009 shows that delinquent mortgages (those more than 30 days past due) increased to 9.94% of total loans in service, or 4.4 million of the 44.7 million loans in service, up from 8.86% on June 30, 2009 and 7.29% on September 30, 2008. A recent study from Fitch Ratings Ltd., a credit rating firm, showed that homeowners who fall behind on their mortgage payments have become much less likely to catch up on the payments. The study covered about $1.7 trillion of mortgages packaged into mortgage-backed securities, representing 16% of all U.S. mortgages outstanding. The study showed that the percentage of delinquent borrowers that later become current on their mortgages, the “cure rate,” dropped to 6.6% as of July 2009 from an average of 45% from 2000 to 2006 for prime loans, to 4.3% from 30.2% for Alt-A loans and to 5.3% from 19.4% for sub-prime loans. Thus, these high and increasing delinquency rates are expected by management to generate high rates of foreclosures over the next several quarters.

Growth in foreclosure volumes in the United States is expected by  our management to continue to rise as total loan delinquencies rise, the unemployment rate remains high, a large volume of ARM interest rate resets loom and a weakness in housing prices presents owners of homes who cannot pay their mortgages with few options other than to endure foreclosure.

The following chart depicts the total number of mortgage loans past due in the United States by quarter over the last ten years. Our management believes that this increasing trend suggests that we will have a large market for its services for the foreseeable future.

Source: Mortgage Bankers Association

Industry Drivers

There are several key factors that the our management believes will continue to drive growth in the foreclosure industry over the near-term, including the following: high unemployment rates, stagnant or declining home prices, high inventories of unsold homes, high volume of interest rate resets with an increasing rate of defaults on ARMs, a return to more conservative loan structures resulting in diminishing refinance opportunities and high levels of consumer debt.

Over the long term, our management believes that foreclosure growth will continue to be driven by an increase in the number of mortgages in service, population growth and home ownership levels, once the housing market stabilizes and recovers to some degree.

The following are brief descriptions of how  management sees each of the drivers affecting the foreclosure market in the near-term.

Unemployment Rates.  The Bureau of Labor Statistics reported the unemployment rate at 10% for November 2009. Many economists expect the national unemployment rate to approach 11% at some point in 2010, followed by a slow decline. While the unemployment rate is still below the peaks of the 1980s recessions (10.8%), the job losses associated with this recession already have been deeper. As of November 2009, there were 7.9 million more unemployed people than in December 2007, when employment peaked, representing a 4.7% decline, compared with 3.1% in 1981 – 82. In the 1990 – 91 and the 2001 recessions, payrolls continued declining long after the economy began recovering, and economists believe that employment growth will lag again in this recession. Loss of employment often leaves a borrower without the ability to service his debt, leading to defaults and, in many cases, foreclosure. Coupled with many owners’ having negative equity in their home, foreclosure is often the most likely outcome. Foreclosures are now increasingly driven sustained high levels of unemployment or underemployment, with prime fixed-rate loans accounting for one in three foreclosure starts in the second quarter of 2009 versus one in five in the second quarter of 2008.

Stagnant or Declining Home Values.  Foreclosure is a less likely result when home values are rising, as a borrower who cannot afford his home can generally sell it at a profit, pay off the loan (and the real estate agent), with perhaps a bit left over. Alternatively, in a rising real estate market a borrower facing temporary financial difficulty can take a second mortgage against his equity appreciation to help him get through the rough spot and avoid foreclosure. However, when home prices are stable or declining, those alternatives are frequently unavailable, and the more typical result is foreclosure.

In addition, the strong appreciation in property values in the years preceding 2007 encouraged lenders to allow home owners to finance home purchases with little to no down-payment and to borrow against their home equity (sometimes with the total of first and second mortgages exceeding current property value) with the anticipation that rising property values would result in more normal loan-to-values. This dynamic not only allowed many borrowers to buy more expensive homes than they could otherwise afford but also to borrow against their future home value to finance current spending.

However, the residential real estate market has deteriorated dramatically over the last several years in some areas, including Florida, our principal market. The S&P/Case-Schiller Home Price Index is a value-weighted average of the 20 metro area indices, with each index tracking the price path of typical single-family homes located in a metropolitan area. The data released by S&P in July 2009 shows that the Case Schiller Composite index has declined 32% since its peak in July 2006. Indices tracking home prices in Miami and Tampa metros have declined 48% and 39% from their peaks in December 2006. Although the S&P/Case-Schiller Home Price Index was up 1.4% in June 2009, home prices remain well below their peak in 2006 and are at prices last seen in 2003. Robert Schiller expects the housing recovery to be bumpy, with further declines in home prices as unemployment drives foreclosures higher.

Declining home values are resulting in “negative equity” for many borrowers who bought or refinanced with little or no down payment, resulting in limited refinance or sale options for such homeowners. Deutsche Bank estimates that declining home prices have decreased the equity that U.S. households have in their homes by $5.1 trillion, a 41% drop. In addition, Deutsche Bank estimates that 16% of conforming loan borrowers are currently “under water” and forecasts that 41% of conforming loan borrowers will be “under water” by early 2011. While home prices remain below their most recent peaks for the foreseeable future, this “negative equity” position will result in elevated levels of foreclosure for many at-risk borrowers as refinancing options will be limited and there will be limited incentive to making further payments on a home with no investment value.

Inventory of Unsold Homes.  Data from the National Association of Realtors (“NAR”) shows a 9.4 month supply of unsold existing homes in July 2009 vs. an average 6.5 months in 2006 and average 4 months in 2001. The U.S. Census Bureau estimates show an 8.8 month supply of unsold new homes at the end of June 2009, which exceeds the levels reached in the late 1980’s and early 1990’s. A six-month supply has long been considered a rough balance between supply and demand. The rising number of homes in foreclosure is adding to the excess supply of homes currently on the market with the inventory of foreclosed homes in the U.S having increased to 4.30% of loans outstanding in second quarter of 2009 from 3.85% in first quarter of 2009 and 3.30% in fourth quarter of 2008. Currently, there are more homes entering foreclosure than being sold out of foreclosure, which adds to the foreclosure inventory and has a net negative impact on home prices.

Interest Rate Resets & Adjustable Rate Mortgages (“ARM”).  Fluctuations in interest rates, to a large degree, dictate the holding cost to consumers of their current debt burden. Increases in consumer debt loads when combined with the fact that nearly 40% of all consumer debt today is priced at floating rates as reported by the Daily Bankruptcy News, exposes more people to interest rate risk today than at any time in recent history. A substantial part of the increase in mortgage-related debt was from adjustable rate mortgages that were typically aimed at sub-prime borrowers with low introductory rates that are subject to reset periods ranging from one year to ten years.

Foreclosure rates on ARMs (both prime and sub-prime) have been significantly higher than fixed-rate mortgages. For the first quarter of 2009, foreclosure starts on prime ARMs in the U.S. were 2.51% of loans outstanding versus 0.61% for fixed-rate mortgages and for the same period, foreclosure starts on Sub-Prime ARM were 6.91% of loans outstanding versus 2.74% for fixed-rate mortgages.

While interest rates are currently low, eventually they are likely to rise to combat potential inflation resulting from the monetary policies adopted by many nations to combat the global credit crisis of last year. Rising interest rates typically result in greater foreclosure activity on ARMs due to the increased “carrying cost” of the debt burden (higher interest expense). Our management believes that the substantial number of ARMs scheduled to reset in the near-term at higher, “adjusted” rates, matched with other contributing factors, such as increased consumer debt loads and lower savings rates and higher unemployment are likely to result in increased foreclosures over the next several years.

The chart below outlines ARM resets through 2014, with the highest level of interest rate resets to occur during 2010 and 2011, but with resets remaining at historically high levels well into 2012.

Loan Structures.  The combination of high-risk loan structures and loosened credit standards increased default risk by enlarging the sub-prime and lower-end prime loan markets. These structures entice buyers with marginal financial resources to enter the housing market by making the initial cost affordable, but as time passes the burden of carrying the loan often increases beyond the ability of the borrower to bear it, leading to higher default rates than occur with conventional mortgage products, where the burden is a fixed monthly amount and generally decreases as a percentage of income over time.

According to First American Corporation, one in eight adjustable rate mortgages originated in 2004 and 2005 will go into default. Given that the foreclosure process typically begins within 3 – 5 years of the mortgage origination, the increased percentage of ARM and other higher risk loans can be expected to lead to a continued high rate of foreclosures over at least the next couple of years.

Another aspect of the mortgage loan structure that has led to increased foreclosure rates is the use of low- and no-documentation loans. Low- and no-documentation loans are often marketed to higher credit risk individuals, enabling them to purchase properties for which they could not obtain a mortgage from a lender that required complete traditional documentation.

Consumer Debt Levels.  Borrowers with high debt levels are more prone to end up in foreclosure. That is due to the fact that they are less able to service their mortgage, and they are more likely to have taken out a second mortgage on their home to carry the debt, thus diminishing the equity that they have in their home and their ability to weather a temporary cash flow crisis. Additionally, borrowers may be without additional resources to cover their mortgage payments in the event of a catastrophic financial event, such as a job loss.

Over the last ten years, strong consumer spending, fueled by steady job gains, income growth and low interest rates, has encouraged homeowners to take on additional debt, believing that they would have an ongoing ability to service it.

In addition, the widespread availability of revolving credit lines, the use of credit scoring, new pricing methods, deregulation and securitization increased consumers’ access to credit. According to the U.S. Census Bureau, average outstanding credit card balances have increased over 300% since 1990 with the typical household carrying an aggregate balance in excess of $12,000 at an average rate of 13.7%. Most revolving lines of credit are subject to interest rates that adjust with changes in major lending rate indices. As set forth in the chart below, the level of revolving debt for U.S consumers has increased significantly over the past ten years. Increased revolving debt coupled with increases in non-revolving debt, such as mortgages, is likely one factor that has lead to borrowers’ decreased ability to pay their mortgages. The following chart illustrates total amount of consumer debt in the United States, broken down between revolving credit and non-revolving credit, from 1985 through May 2009.

Another measure of consumers’ ability to repay debt from their current income is the Federal Reserve Board’s Financial Obligation Ratio (“FOR”). FOR is an estimate of the ratio of debt payments to disposable personal income. The homeowner’s portion of this statistic includes mortgage and consumer debt as well as a homeowner’s insurance and property tax payments. The following chart illustrates the Financial Obligation Ratio by quarter over the last twenty years.

Mortgages in Service. Every mortgage in service represents a potential foreclosure. The number of mortgage loans in service has risen, from 10 million in 1987 to nearly 45.0 million in 2009, a CAGR of over 7.5%. The number of mortgage loans in service results from numerous factors, including population growth, home ownership rates, new construction and credit markets (which in the past have allowed the homeowner the opportunity to refinance or take on a second mortgage such as a home equity line, which can lead to a foreclosure). The chart below, presents the number of loans in service for the United States from 1980 through 2008.

Source: Mortgage Bankers Association.

Population Growth.  Population growth supports demand for mortgages, which in turn will result in increased foreclosure activity. The total U.S. population is expected to increase from 303 million in 2007 to 336 million by 2020 according to the U.S. Census Bureau. This growing population will, in turn, increase the number of mortgage loans in service, also leading to continued strong foreclosure activity.

Home Ownership.  Homeownership rates (percentage of households occupied by the owner) in the Unites States have historically remained relatively constant. However, beginning in the late-1990’s and continuing into the early 2000’s, the United States experienced a spike in home ownership rates due to a relaxed credit environment and persistently low interest rates, which made home ownership an available option for more Americans. Home ownership rates hit a record high of 69.2% in 2004 and have since retracted slightly due to tighter credit conditions and increased interest rates; however, home ownership rates still remain above historical levels. The following chart illustrates home ownership rate trends from 1985 – 2008.

Home Ownership Rates in the United States

1985	1990	1995	2000	2005	2006	2007	2008
63.9%	63.9%	64.7%	67.4%	69.0%	68.9%	68.1%	67.8%

Source: U.S. Census Bureau

Florida Foreclosure Industry

The foreclosure industry in Florida has been in a period of sustained growth for nearly 20 years, with a recent spike as a result of significant declines in real estate values, among other factors. The following chart illustrates the number of annual foreclosures in the State of Florida from 1980 — 2008.

Source: Mortgage Banking Association

The Florida market for foreclosure processing services has experienced especially strong growth over the last 24 – 30 months, following several years of abnormally low volume driven by rapidly increasing home valuations and lax lending standards that provided borrowers more options to avoid foreclosure. Total foreclosure starts volume increased by 34% for the 12 months ended September 30, 2009 as compared to the same period in the prior 12 month period, growing to 372,621 foreclosure starts for the 12 months ended September 30, 2009 compared with 278,993 for the same period in 2008. As a result, lenders and servicers operating in the region have not been and cannot easily be sufficiently staffed to handle the large volumes of delinquencies in an efficient and effective manner, thus providing the opportunity for DJS and the Company to fill the void.

The following chart provides a quarterly comparison of foreclosures rates in Florida to those in the entire United States from the first quarter of 1998 through the second quarter of 2009. From 1984 – 1989, the foreclosure rate in Florida was lower than the national average, as Florida benefited from a healthy real estate market; however, the Florida foreclosure rate was generally higher than the national average from 1990 to 2003. Foreclosure rates in Florida reached their lowest points in the last 20 years during 2004 – 2006, as the Florida real estate market benefited from an unprecedented boom, and subprime availability provided borrowers a ready refinancing option. With the rapid reversal of the recent home price trends and lack of refinancing options, current trends now cause the Company’s management to expect Florida’s foreclosure rate to outpace the national rate for a sustained period of time, with foreclosure starts at 2.79% in third quarter of 2009 (versus 1.42% nationally) up from 2.64% in second quarter of 2009, and more than four times the 10-year average (1999 – 2008) of 0.50%. Florida accounts for approximately 8% of all outstanding loans nationwide, but according to RealtyTrac 8 of the top 25 U.S. metropolitan areas ranked by foreclosure rates in the second quarter of 2009 were in Florida.

The following chart depicts the number of loans in service for the State of Florida and the entire United States from 1980 through second quarter of 2009.

According to the Mortgage Bankers Association, in Florida, 12% of mortgages were in the process of foreclosure during the second quarter of 2009, the highest in the nation, and another 5% were at least 90 days past due as of the end of June. A total of 22.8% were delinquent at least one payment or in the process of foreclosure, which is almost twice the national percentage if the Florida numbers are excluded.

Among the factors leading to the high rate of foreclosures in Florida are a high unemployment rate and a continuing decline in home prices. Florida recorded an unemployment rate of 10.7% in July 2009 (versus 9.4% nationwide) according to data from the Bureau of Labor Statistics. Per the latest data released by S&P in July 2009, the Case-Schiller Composite indices tracking home prices in Miami and Tampa metros have declined 48% and 39% from their peaks in December 2006.

The high rate of speculative residential real estate investments in Florida over the last decade is another of the key reasons for Florida’s high foreclosure rates. Speculators buy properties to make a profit, not to live in. Speculators were very active when the housing market was strong, but now that the market has turned downward, many speculators have simply walked away from the properties (which are often owned by limited liability companies or other structures that protect the party in interest from personal liability for a deficiency). According to the MBA, current defaults on loans for properties that are not occupied by the owner account for nearly 25% of all loan defaults in the State of Florida.

The other key driver for growth in the foreclosure processing industry is the number of mortgage loans in service, as each one represents a potential foreclosure. The number of mortgage loans in service in Florida has historically mirrored that of the overall United States and has risen steadily over the last 20 years. This steady increase in the number of loans in service represents the potential for a continued strong outlook for the foreclosure servicing market in Florida.

Outlook

The recent extraordinary growth in the foreclosure processing/servicing market in Florida has resulted in large measure from declining home prices and rising interest rates, mostly in the form of ARM resets. The decrease in housing prices has either reduced many homeowners’ ability to continue servicing their debt or deprived them of the incentive to do so. In many cases, home owners are finding themselves in “negative equity” positions, where the amount they owe on the loan is greater than the value of the property. Such situations have led to many individuals’ simply walking away from their debt obligations. A Deutsche Bank report (dated August 2009) analyzed the negative equity in homes by Metropolitan Statistical Areas across the U.S. Based on the Deutsche Bank research, in most of Florida’s major metropolitan areas, more than 30% of all borrowers have negative home equity.

Our management expects a continued high rate of defaults, especially among those homeowners who are highly leveraged, whose homes have suffered a large decline in value or who have lost their jobs and the ability to service their debt.

Our management believes that a good measure of the near term foreclosure pipeline can be found by analyzing current delinquencies in mortgage payments.

Growth in foreclosure volumes in Florida is expected by our management to continue as total loan delinquencies continue to rise. The following graph illustrates the total number of mortgage loans past due in Florida by quarter over the last ten years.

Florida has a large number of sub-prime and ARM loans, those most likely to go into default. During the third quarter of 2009 the delinquency rate in Florida of 12.18% outpaced the national delinquency rate of 9.94% and was up 34% over the same period a year ago. We expect that these high delinquency rates will continue to generate increased foreclosures rates. Sub-prime loans continued to contribute to the large foreclosure inventory levels at the end of the third quarter of 2009. However, given the continued decline in home values and increasing unemployment rates, prime loans are now becoming delinquent and are expected by the our management to make up a larger share of foreclosures in the future.

The outlook for providing mortgage foreclosure processing services to lenders is expected by the management to remain strong, with lenders continuing to see increased credit losses nationwide, high levels of consumer debt and lenders having little opportunity to liquidate REO properties as prices remain stagnant. If economic factors fail to improve, as many are predicting for the short term, then lenders will be unable to avoid foreclosures on a significant number of assets. Additionally, with a majority of DJS’ customers facing capital constraints, management believes it is unlikely that they would make the investment to bring a meaningful amount of the foreclosure processing services in-house.

Recent Regulatory Update

The Obama administration proposed a $75 billion Mortgage Modification Plan in March 2009 for borrowers facing foreclosure. The plan has the following key components:

•
Home Affordable Refinance Program (“HARP”):  The program is meant to help homeowners who have an existing mortgage owned by Fannie Mae or Freddie Mac to refinance to a lower rate or to a fixed rate mortgage to improve the affordability of the loan. The program is mainly aimed at borrowers who are under water. Borrowers owing up to 125% of their home’s value are eligible for refinancing/assistance, so long as they are not more than 30 days delinquent on payments. As of September 1, 2009, there have been 95,729 mortgage refinancings processed under the program. Since the program only applies to Fannie Mae and Freddie Mac-owned mortgages, it will include neither investor-owned securities (over 60% of current loans outstanding) nor subprime and option ARM mortgages, which are non-qualifying and are at the highest risk for default (over 11% of current loans outstanding).

•
Home Affordable Modification Program (“HAMP”):  HAMP, which is scheduled to end on December 31, 2012, is meant to help homeowners who are at risk of foreclosure to modify their loan to reduce their monthly mortgage payments. The program is designed to provide incentives to the mortgage lender/servicer to modify a loan so that it is affordable for the borrower. Servicers receive $1,000 for each modified loan and “Pay for Success” payments of $1,000 per year for up to 3 years if the borrower stays in program. The mortgage must be for a single-family, owner-occupied home, and the borrower must be delinquent to qualify or in “imminent default.” Since the program reaches out to borrowers who are already delinquent, there is also a higher risk that these borrowers will not have the capacity to make even reduced payments. This program does not apply to investment properties, which represent at least 25% of foreclosures in Florida.

•
First Time Home Buyer Credit.  In 2009, Congress passed the Worker, Homeownership and Business Assistance Act of 2009, which provided first-time homebuyers with a tax credit of up to $8,000 on sales completed by November 30, 2009. More recently, Congress extended the program until April 30, 2010 (or until June 30, 2010 on homes where a binding purchase contract was signed by April 30, 2010). Congress also expanded the program by making available a $6500 tax credit for repeat purchasers, i.e., those who had previously owned a home. The same time limits apply as to the first-time homebuyer credit.

The HARP and HAMP programs have met with limited success to date, based on, among other factors that they only reduce the interest to be paid by borrowers, not principal owed. While addressing affordability in the near-term, they do not address the willingness to continue to pay a mortgage on a property that has negative equity, nor do they deal with the inability to pay as a result of unemployment or other factors. Of the loans modified under previous loan mitigation efforts in the first half of 2008 by lenders reporting to the Office of the Comptroller of the Currency (“OCC”) and Office of Thrift Supervision (“OTS”), 53% were delinquent or had re-defaulted by the end of 2008.

DJS Customers

Through its relationship with DJS, the Company indirectly services a strong and diverse customer base that includes many major mortgage lenders and servicers in the United States. DJS LLC’s Services Agreement with DJS provides us with the opportunity to continue to indirectly service those existing customers, which include some of the largest financial institutions in the United States. DJS has long-term relationships with each key customer, the average length of the relationships being more than ten years, with four of DJS’ top ten clients referring foreclosure files to DJS since it commenced operations in 1994. Those relationships are strengthened by the need for substantial interaction between the customers’, DJS’ and our staffs at all levels on a regular basis. The top ten clients accounted for approximately 94% of DJS’ total foreclosure file volumes in 2008 with the largest accounting for approximately 21%. DJS experienced very rapid growth over the last 24 months, as it was able to increase its volume with existing clients and establish new relationships.

The following chart shows DJS’ principal clients for 2008 and the length of relationship that each customer has had with DJS.

Client	Length of Relationship
(Years)
Countrywide	12
Wells Fargo	12
GMAC	12
Aurora Loan Services	3
Citigroup	13
National City	12
Amtrust Bank	10
Litton Loan Servicing	11
Indy Mac	10
US Bank	10

DJS has successfully established and distinguished DJS as a provider of choice for major lenders and servicers. A key factor in this success is the ongoing implementation of leading edge IT solutions that optimize interface and data transfer activities with clients and improve processing time while reducing human error. We  also deliver effective staff training to ensure the efficient and effective processing of all referrals.  Our use of Client Relationship Managers for large customers implementing direct source initiatives promotes regular and effective communication to make sure that we are aware of the needs of each of DJS’ customers and can meet them.

Based on its lengthy track record, customers trust that DJS and the Company to perform the job in a correct and timely manner. This trust and dependence has been the key to securing and retaining customers. Given the specialized services offering provided by us and the high degree of interaction with and customization for each customer, it is difficult for customers to shift business to a new service provider or to perform these services themselves.

Technology

We have developed an integrated technology infrastructure that consists of proprietary and licensed software. We continually upgrade our infrastructure to provide enhanced functionality. The core of this platform is a proprietary case management system that we have integrated with a proprietary file storage system, various proprietary departmental workflow applications and a third party licensed financial accounting system. This fully interconnected set of applications makes reliable management of a large volume of complex processes possible. Reports can be generated to specification allowing our management to oversee any and all stages and timelines in the process.

We are in the process of implementing a paperless document environment utilizing electronic imaging and document management tools. Our management expects a further reduction in human error and time required for document retrieval once these systems are on line. It will also enable us to streamline processing functions, increasing efficiency by enabling each staff member to handle a higher volume of files, reducing overhead and improving profitability through increased file per staff member ratios, and, in turn, higher overall profits.

Our case management system currently serves as a workflow engine and operational reporting system. It is being modified to assist staff to do their tasks on a timely basis, using system-generated documents to guide staff through each processing step. It will also maintain targeted timelines that it tracks against actual progress for each process step, notifying staff and vendors of tasks to be completed.

Our technology platform is integrated with a universal translator software licensed from a third party that interfaces with systems maintained by DJS’ clients to enable data exchange, notifications/status updates and electronic billing by DJS. Referrals are received electronically by DJS from clients, data fields automatically populate with information regarding the property, borrower, mortgage terms and other relevant data. Vendor services, such as service of process, are ordered through the system as needed through electronic interfaces between the system and our vendors.

This system also delivers the referral summary into our proprietary tracking system, which serves as the hub of information regarding the status of every file. Processing staff populate the tracking system through data entry, and the tracking system then sends updated information back to the universal translator system. The system provides DJS’ client or packaging firm with status updates on each file, which allows DJS’ clients greater insight into the status of their foreclosure files. Electronic access also reduces the requirement of human capital in interfacing with the client, while maintaining high customer service levels.

We have a disaster recovery plan that consists of two redundant servers. One server is located on site at the our Plantation, Florida headquarters, and the other server is housed off-site in Fort Lauderdale, Florida, at a hurricane-proof location. In Louisville, Kentucky, daily back-ups are performed and stored on an on-site back-up server, and back-up tapes are stored off-site. Pursuant to a contract with a third party vendor, our Plantation facility has available to it, as needed, a generator truck that would power a portion of the facility and provide limited air conditioning. This system will provide us with an increased capability to operate in the wake of a natural disaster, mitigating to the extent possible the risks associated with Florida’s hurricane season.

Our  investment in technology infrastructure has allowed it to increase referral volume rapidly while improving productivity and quality, reducing costs, elevating levels of customer service and maintaining strong profit margins. Additionally, our paperless document environment initiative and further automation will continue to reduce labor costs by eliminating manual processes.

Operations & Facilities

DJS LLC and PTA LLC executive offices are located in Plantation, Florida and Fort Lauderdale, Florida. Certain additional processing services personnel are located in DJS’ existing Miami, Florida office. DSI LLC offices are located in Louisville, Kentucky. The Plantation office handles the majority of processing services, while the Louisville office performs REO liquidation services. In addition, our processing facility in Florida is supported by a scalable, low-cost operation in Manila, Philippines through a vendor relationship that provides data entry and document preparation support.

The lease for the Plantation office covers approximately 127,000 square feet. Our operations utilizes approximately 90% of such leased space and approximately 10% of such space is leased to DJS. We are in the process of building out approximately 27,000 square feet of that space on the eighth floor. DSI LLC has leased 3,000 square feet of space that DSI used to occupy in Louisville. DSI LLC will also have a right of first refusal on 5,000 square feet of additional space available for use at its Louisville location. Additionally, on November 16, 2009, DJS LLC entered into a lease for approximately 48,000 square feet located at Suites 1000 and 3000, 8100 S.W. 10 Street, Plantation, FL 33324.

Operations

To facilitate the processing of files, DJS LLC is organized in a “team-based” structure. Departments are organized by DJS’ clients, rather than by functional role. Staffing team members that are dedicated to specific DJS clients allow for a single reference point of contact for a client with respect to the files regardless of the file’s stage in the process. Additionally, we benefit from having various team members maintain daily contact with DJS client personnel at various levels. This team based environment, featuring staff trained on multiple steps in the process, also provides significant staffing flexibility to adjust to volume fluctuations.

Competition

Mortgage lenders and loan servicers typically have a limited in-house mortgage default processing service department that generally focuses on servicing non-performing loans before a foreclosure referral. When the decision is made to foreclose on a mortgage in default, lenders generally refer the matter to a law firm (at least in judicial foreclosure states) who provide the legal and non-legal processing services needed or outsource the non-legal work to third-party providers. Each of these law firms and third-party service providers represents a competitor of  ours, then as we begin to expand its geographic market beyond Florida and Puerto Rico.

It is estimated that the high volume mortgage default processing services industry in the United States consists of hundreds local and regional law firms. Based on industry association listings, about 35 of them operate in Florida. Most of the law firms that deal with residential foreclosure are quite small (under 10 attorneys per firm). Only recently have a few larger law firms like DJS arisen to meet the larger lenders’ and loan servicers’ desire to better manage the foreclosure process through vendor consolidation. Clients demand high levels of service from the firms handling the mortgage foreclosure process, with a particular emphasis on the process rigor, efficiency and accuracy with which the firms complete the foreclosure process. All the major lenders have a well defined process for foreclosure filings, and they expect their law firm vendors to conform to the bank foreclosure process in order to monitor progress and minimize losses throughout the process. This process efficiency is critical, as faster foreclosures mean fewer missed payments by borrowers and fewer delinquency payments made by loan servicers to investors on behalf of delinquent borrowers. Accuracy is also critical, as any resubmission of paperwork or additional court hearings extend the foreclosure process and impose additional cost. Reputation of the law firm and tenure of the partner are also additional client considerations.

We have has developed rigorous processes tailored to the needs of each of DJS’ clients as a result of having processed a significant percentage of their case volume over many years of service. We have also invested in proprietary technology over the years to achieve high efficiency and minimal foreclosure processing time.  We believe that, in combination with the increasing case volumes, rising client expectations, and high barriers to entry with respect to the substantial minimum technological requirements to achieve efficiency, we are uniquely positioned to capitalize on opportunities for further growth in its current and future markets. In addition, there is a higher degree of consolidation among DJS’ clients due to recent acquisitions as many look to simplify their foreclosure management and consolidate their vendors. This is a beneficial industry trend, as DJS has a higher share of foreclosure volume amongst the larger banks that require the services of law firms that have the scale and capabilities to manage their large foreclosure volumes successfully. There also exists the potential for geographic expansion by providing foreclosure processing services for DJS’ existing larger bank and loan servicing clients across multiple geographies.

Our management believes that DJS is the market leader in Florida, with an estimated market share of approximately 20%. Florida is one of the most active states for foreclosures, with only California having more foreclosures in 2008 and the first nine months of 2009. As a result of DJS’ leadership in a large core market, we are also likely one of the largest foreclosure processing companies in the U.S.

We compete with several small and large law firms in Florida. Although providing similar services, most of the law firms that deal with residential foreclosure are located in a single city, are smaller, possess limited resources and are unable to generate the economies of scale that we derive from its high-volume and efficient processing operations.

As a judicial foreclosure state, which requires that the court system process most foreclosure actions, Florida is recognized as being among the more complex states for foreclosure processing. In addition to mastering this complex processing function, new competitors would need to develop a close working relationship with a law firm (such as our relationship with DJS).

Long-Term Corporate Strategy

We have a strong track record of achieving consistent and profitable growth. Marketing efforts by DJS have resulted in new clients and increased share with existing accounts. This includes DJS’ selection as the primary vendor in a number of recently launched “direct source” programs, through which major lenders and loan servicers bypass service aggregators and refer foreclosure work to specified law firms such as DJS. DJS intends to continue its efforts to secure direct-source business from its current customers.  We also intends to seek additional law firm customers independent of DJS.

The rate of mortgage foreclosures is expected to remain at historically high levels through 2009, with a number of factors indicating that those high levels will continue beyond 2010. Our management believes that the combination of macroenomic factors favorable to the industry (persistently high unemployment, upward ARM resets, depressed real estate values compared with recent levels that either continue to decline or stagnate, tighter credit standards and the unavailability of home equity loans), company specific growth attributes (the direct source program and geographic expansion) and its proven infrastructure capabilities, all position the Company for sustained growth.

Several near and long term growth drivers for the Company’s business are discussed below.

Increase in Foreclosures/Industry Dynamics

Our performance in the immediate term will be a function of the number of referrals it is receiving from DJS. This is due to the fact that the average cycle time on a foreclosure referral is approximately twelve months. Roughly half of the revenue associated with a file is recognized at the time that a foreclosure complaint is filed, which occurs within the first month of the referral. As a result, the number of referrals that occur in a given period are indicative of revenues and earnings for the ensuing periods.

Foreclosure volumes are expected to continue to increase due to a number of industry dynamics, as discussed above. The rise in sub-prime mortgage originations and other high-risk loans approximately 3 – 5 years ago, combined with higher U.S. consumer debt, stagnant home prices, rising and sustained high unemployment and upward interest rate resets have burst the sub-prime bubble, leading to a sustained high level of foreclosures. The recent stabilization in the real estate market in some areas is not expected to result in a change in foreclosure rates, which would likely require a significant increase in home values, which is not forecasted in the near or even intermediate term.

As summarized in the “Industry Overview”, the trends nationwide and in Florida favor continued high foreclosure volumes.

Increase in Florida Market Share

DJS is already a leading residential foreclosure law firm in Florida, with an estimated market share of approximately 20%. The remainder of the market is shared amongst several firms.

Volume growth and market share gains in Florida are anticipated to result from further penetration of existing client referral volumes. DJS share of referrals from eight of its top ten clients averages less than 60%. While that is a high figure, it points to the fact that DJS and the Company are well regarded by those clients, and there is considerable room for growth in referrals from the current client base. DJS has also capitalized on the growth opportunities associated with “direct source” programs, which allow DJS and the Company to be more integrated with DJS’ clients and capture both foreclosure processing and substantially all ancillary services revenues while eliminating the packaging fees from third-party service aggregators. DJS has secured two major direct source programs, representing approximately 33% of its business, and its objective is to expand this program to other existing and new customers as a way to achieve significant increases in both foreclosure and ancillary services volumes.

Further Development and Penetration in the Puerto Rico Market

DJS currently serves the foreclosure processing market in Puerto Rico through its sub-contracting relationship with a local law firm. The Puerto Rico market represents a solid growth opportunity, as DJS has received numerous inquiries from existing customers to handle Puerto Rico matters, but to date has not taken additional work due to concerns about its ability to work effectively and profitably with law firms in Puerto Rico not familiar with the our methods. DJS and the Company are developing a program to take advantage of these opportunities. The Company also believes that it can secure additional referral volumes by adding customers. The third party local law firm to which DJS refers files has the capacity to handle significant additional foreclosure referral volumes in Puerto Rico, and the Company will seek processing work on additional matters referred to it from existing and new clients of that firm and from other law firms in Puerto Rico.

Geographic Expansion

Our infrastructure platform, while focused at present on Florida, is believed to be readily adaptable to supporting servicing of foreclosure actions in other states. Adding states to our geographic footprint is not just a way for us to broaden our customer base, it also creates the opportunity for us to represent a consistent point of contact for a lender throughout an entire region. Our management believes that is a high-value feature of the Company as the mortgage industry continues to consolidate. The strategy to achieve this geographic expansion includes the following elements:

•	a greenfields effort, where our relationships in Florida with the country’s leading mortgage lenders and servicers can be leveraged to gain an immediate market presence in neighboring states; and

•
the acquisition of an existing processing firm, where significant cost savings could be realized by implementing our scalable IT infrastructure and centralized processing operations to improve efficiencies and performance.

Our management believes our scalable IT system can be tailored to the specific processing requirements of other states with little difficulty. The system is believed to be capable of supporting geographic expansion in both judicial and non-judicial states, the latter having a lower level of process complexity that simplifies customization. Our management team is familiar with the foreclosure process in many states, and has experience structuring and growing foreclosure operations in multiple states. By focusing its expansion on the Southeast (to take advantage of the opportunity presented by regional mortgage lenders operating there), we have an opportunity to become a significant player in additional jurisdictions that would roughly double the size of its current market in terms of foreclosure activity.

Expansion of Ancillary/Additional Service Offerings

Foreclosure referrals also drive ancillary services, such as title, bankruptcy, eviction, monitoring and REO closings that are very profitable business lines. Once DJS obtains a foreclosure referral, it has a clear advantage in competing for the processing services that follow a foreclosure. Our management believes there is ample opportunity to increase this portion of the business. An example includes recent “direct source” initiatives mentioned above, where clients have indicated that substantially all follow-on ancillary services in certain categories will be processed by the same firm that performs the foreclosure processing services on properties.

In addition, there is an opportunity for significant growth associated with our ability to offer additional services to its clients, including publication, loss mitigation, document retrieval, lien searches, automotive default services, foreclosure services for commercial real estate mortgages, loan origination services and loan subservicing services. The following is a brief description of select potential additional service offerings, and growth of services currently provided, that we are evaluating:

Publication. The Florida foreclosure process can require public notice two or more times during the foreclosure process. The first is to effect service of the complaint when the mortgagor cannot be served personally. The second is to publish notice of sale. This is a potentially profitable service offering, which would be captured by creating a publication for general circulation in counties or states where we process large volumes of foreclosures, thus capturing the publication revenue now paid to third parties.

Loss Mitigation.  As discussed in the “Loss Mitigation” section, this service involves engaging debtors in workout discussions on loans that are 30 days to 90 days past due in an effort to avoid a foreclosure. Although often handled in-house by larger lenders and loan servicers, there is increasing demand for this service to be handled by an outside vendor given the potential large volume requirements particularly those imposed by recent government mandates. Our management believes that growth of this service offering represents a large growth opportunity for us. Although a successful workout may detract from the foreclosure volume that we would handle, our management believes that such potential decrease would be offset by the fact that this service would expose the Company to files that it may not otherwise handle. It would also present the opportunity to provide the foreclosure servicing on those files where the workout efforts did not succeed. As set forth in the section titled “Loss Mitigation,” many borrowers who have their mortgages modified end up in foreclosure.

Document Retrieval.  The foreclosure process in a judicial state such as Florida requires obtaining significant documentation for attachment to pleadings or introduction into evidence, such as copies of promissory notes, mortgages, deeds and other voluminous documents. In many cases, document retrieval fees are calculated on a per-page basis, which may result in document retrieval being an expensive but unavoidable aspect of the foreclosure process for the mortgage servicer. Our management believes that the establishment of a document retrieval operation, which would locate and provide copies of all documentation necessary for the foreclosure process, represents a meaningful growth opportunity for us.

Lien Searches.  This service would involve performing lien searches on properties that are the subject of a foreclosure referral. We currently outsource this service to third party vendors on a flat fee per search, with the size of the fee depending on property location and depth of search. This service includes identifying unrecorded liens, such as utilities and association dues.  Our management believes that the Company could expand its lien search offering to include searches for new mortgages and applications for credit card and home equity lines of credit.

Automotive Default.  Our management believes that service offerings to the automotive finance market, as well as marine, recreational vehicles and other similar markets, represent another growth opportunity. These include repossession and bankruptcy services. We have several existing clients that make loans in the automotive market and, as with real estate loans, many of these are in default and require resolution.

Commercial Foreclosure.  We could consider expanding our service offerings to other real estate markets, such as the commercial real estate mortgage market. The prospective customer base for commercial mortgage default processing and closings would mirror that of DJS’ residential mortgage lender and servicer customer base. Commercial foreclosures are fewer in number, higher in value and less formulaic in how they are processed. However, as an addition to our current service offering, they represent a meaningful potential increase in our revenue stream, with potentially higher margins than those associated with residential foreclosures.

Loan Origination Services.  Although foreclosure rates are expected to remain high through 2010 and perhaps last through 2012 before they begin to decline meaningfully, there is a cyclical aspect to that phenomenon. To protect against that decrease in foreclosure activities when it occurs, our long term plan is to enter the counter-cyclical market of providing mortgage origination services, such as closing, lien recording/release and title searches in connection with home purchases. Mortgage loan origination and processing represent the front end of the mortgage process, while our current focus, foreclosures, represents the back-end.

Loan origination services have significant synergies with the Company current business as origination services include the same title search, appraisal and closing services that we currently provides as part of its foreclosure processing services offerings. DJS’ top 10 clients are also the largest loan originators and there exists the potential to market origination services directly to this existing client base as market demand shifts from foreclosures to originations. As the Company has increased its foreclosure processing operations in recent years, we were able to hire experienced staff from the origination support industry because of the similarities between the two businesses. The Our REO services already place it in this market to some degree, and plans are in development to market these services more broadly.  Our management believes that existing customers will want to avoid past mistakes made at origination which have caused millions of dollars of losses and title claims. Having developed the backend expertise will be a selling point for us.

Falling home sale volumes have forced a significant amount of mortgage loan processing capacity out of the market in the past several years, and the DJS management believes that its services offering could allow it to capture a significant share of this market as the residential real estate market rebounds. The MBA estimates the current market size for origination support services to be $2.8 billion.

Loan Subservicing Services.  Our management believes that we have the ability expand into other processing services supporting our mortgage servicing company clients (sub-servicing business). These services offerings would address the cost pressures, particularly among smaller loan originators struggling in the current market. These subservice loan fulfillment services include loan boarding, payment processing, credit bureau reporting, and year-end tax reporting, among other administrative services.

Acquisition of Competitors

Our management believes that there are a number of opportunities to acquire the processing operations of other firms in the industry. For example, we could further expand our Florida presence by acquiring the processing operations of one or several of our competitors. The acquisition of one or more of our competitors could generate significant cost savings by leveraging the value of our scalable IT infrastructure and centralized processing operations and reducing overhead

Legal Proceedings

Neither the Company nor DAL is currently a party to any pending material legal proceeding.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

The Company

The Board of Directors and executive offices of the Company are as follows:

Name	Age	Position
David J. Stern	49	Chairman, President and Chief Executive Officer
Kumar Gursahaney	53	Director; Executive Vice President, Chief Financial Officer Treasurer and Secretary
Juan V. Ruiz	40	Director
Matthew S. Kayton	41	Director
Mark P. Harmon	64	Director
Nicholas H. Adler	34	Director
Jerry Hutter	66	Director

Messrs. Stern and Gursahaney’s business experience is described under the section titled “Directors and Senior Management — DAL LLC.”

Nicholas H. Adler is currently the managing attorney for Zwicker & Associates PC in Brentwood, Tennessee, a suburb of Nashville. Mr. Adler’s recent legal experience is focused on the practice of creditor rights litigation, which complements well our principal business.  Prior to focusing on that area of practice, Mr. Adler also practiced in SEC compliance matters and debt and equity structured financings for real estate investment trusts. His experience in matters of importance, in both substantitive and regulatory areas, for the company will make him a valuable addition to the board. Mr. Adler is a 1997 graduate of Vanderbilt University (B.A., political science) and 2001 graduate of The Washington & Lee University School of Law. He is licensed to practice law in both New York and Tennessee. Prior to his role as managing attorney for Zwicker & Associates PC, Mr. Adler was with the law firm of Mann Bracken LLP in Nashville, TN from 2005 to 2009, practicing in the area of creditor rights litigation. From 2003 to 2005 he practiced law with the Dunning Law Group in Brentwood TN, with an emphasis on corporate bankruptcy and reorganizations, and prior to that he was an associate at Sidley Austin Brown & Wood in New York, where he practiced in the areas of SEC compliance, structured financial products and offerings of both debt and equity for real estate investment trusts.

Juan V. Ruiz is currently Executive Vice President and Chief Investment Officer of Federal One Holdings LLC, a financial institution building a world-class retail depository and asset acquisition regional bank focused on deposit products and consumer/small business financing, including residential mortgage and small balance commercial real estate loans. From 2007 to December 2008, Mr. Ruiz was Senior Vice President at Lehman Brothers’ Strategy & Corporate Development group, where he was responsible for the acquisition and integration of depository and mortgage/specialty finance acquisitions. In this role, he led multi-functional teams through all relevant acquisition/integration matters, including financial analysis, accounting. legal, credit, operations, human resources, and information technology. From 2003 to December 2006, Mr. Ruiz held a senior position at Keefe Bruyette & Woods’ (KBS) Balance Sheet Management group. In this role, he worked closely with bank CFOs and Treasurers throughout the U.S. to provide balance sheet restructuring advisory services and funding optimization strategies to their banking institutions. Mr. Ruiz has also worked at ABN AMRO NV, where he helped execute the Bank’s acquisition/divestiture strategy in the Americas; Salomon Smith Barney, where he specialized in depository and mortgage/specialty finance, M&A, and Goldman Sachs & Co, where he focused on credit ratings advisory for financial intuitions and bank funding programs. Mr. Ruiz has a B.A. in Economics and International Relations from Brown University, and an MBA in Finance & Management cum laude from Indiana University’s Kelley School of Business.

Mark P. Harmon is currently an attorney employed by and the president of Harmon Law Offices, P.C., which specializes in providing legal services to mortgage servicers. Mr. Harmon also serves as the President of Northeast Abstract Company, Inc., a company that performs real estate title searches and the president of Commonwealth Auction Associates, Inc, a company that performs real estate auctions.

Matthew S. Kayton is currently employed by MSK Consulting LLC, which provides business management consulting across multiple sectors including real estate, mortgage foreclosure, health care and legal services. In 2007 Mr. Kayton was a consultant for Eurotrade Capital, LLC, an investment firm, focused on the acquisition of non-performing mortgage debt, where he was responsible for formulating business strategies, creating operating platforms, establishing key vendor relationship and raising capital. From 1997 to 2007, Mr. Kayton was a principal and director of Fixed Asset Services, Inc., $100,000,000 national property, preservation and maintenance firm that specializes in the maintenance of non-performing real estate assets for national lending institutions and loan services. From 2004 – 2007, Mr. Kayton was a principal and managing director of Consumer Select Insurance of America, LLC, a company that he founded. Consumer Select Insurance of America, LLC was a $6,000,000 general lines insurance agency created to serve the settlement services industry by proactively sourcing homebuyers hazard insurance. From 1993 to 2004, Mr. Kayton was the principal and Chief Executive Officer of First Southwestern/First Financial Title Group where he was responsible for the turnaround of underperforming entities in California, Vermont, Maryland, New Jersey, Florida and New York and guided regulators affairs. Additionally, from 1993 to 2004, Mr. Kayton was president and a principal of First Financial Surveyors, Inc., a $6,000,000 regional land surveying firm focused on residential real estate transactions. From 1991 to 1996, Mr. Kayton acted as president and was a principal of First Financial Associates, Inc., a $5,000,000 foreclosure auction firm focused on residential mortgage foreclosures in New England, that he founded.

Jerry Hutter is currently the Chief Executive Officer of CFO Strategies, Inc., a consulting company which he co-founded in 2005. Mr. Hutter currently serves as a director of Heng Xin Compliance Associates, Inc. which primarily operates in China. From 2001 to 2005 he was employed by CBIZ/Nation Smith Diamond, most recently as a senior manager. Mr. Hutter has over forty years of experience as an auditor, controller, and management consultant for firms ranging from Fortune 500 companies to smaller private sector corporations and not-for-profit organizations. Mr. Hutter has experience in all phases of the mortgage division of Home Savings of America before its acquisition by Washington Mutual and also was its corporate financial controller, having participated in the IPO of H. F. Ahmanson Company. Mr. Hutter has also held positions on the corporate staff at KB Homes, and has audited several savings and loan companies and banks with substantial portfolios in residential and commercial loans. In the past five years, Mr. Hutter has been working with numerous public companies as an advisor to the board of directors and the audit committee regarding issues of risk assessment, compliance, and financial statement disclosures. His firm has also developed analysis software for review of mortgage files for compliance violations. Mr. Hutter is a former certified public accountant with Price Waterhouse Coopers, where he was certified with both the American Institute of Certified Public Accountants (AICPA) and the California Society of Certified Public Accountants.

DAL LLC

The Board of Managers and executive officers of DAL are as follows:

Name	Age	Position
David J. Stern	49	Chairman, President and Chief Executive Officer of DAL, DJS LLC, PTA LLC and DSI LLC
Kumar Gursahaney	53	Chief Financial Officer of DAL, DJS LLC, PTA LLC and DSI LLC
Cheryl Samons	42	Vice President and Chief Operations Officer of DJS LLC
Philip Cobb	50	Vice President — Business Development and Marketing of DJS LLC
Miriam Mendieta	47	Vice President — Foreclosure Services of DJS LLC
Raj Gupta	38	Board of Managers Member
Mark Harmon	64	Board of Managers Member
Matthew Kayton	41	Board of Managers Member
Jerry Hutter	66	Board of Managers Member

Messrs. Harmon, Kayton and Hutter’s business experiences are described under “Directors and Senior Management – The Company.”

Raj K. Gupta is a Partner of FlatWorld Capital LLC and is responsible for its Indian and international transactions. Mr. Gupta has extensive experience as an advisor, principal investor, and entrepreneur in private equity funded global transactions totaling over $25 billion. Mr. Gupta utilizes his IT and BPO offshoring experience and India based team to assist private and public equity portfolio companies utilize low cost global resources to become highly efficient. Mr. Gupta was the founder and CEO of YadaYada Inc., the third largest independent wireless ISP in 2001, an organization with venture backing of more than $25 million. Prior to YadaYada, Mr. Gupta was a member of the Merchant Banking and High Yield Group at CIBC World Markets and Acquisition Finance at Chase Securities. Mr. Gupta graduated from Trinity College as the President's Scholar with a BA in Computer Engineering and Economics.

None of the executive officers, directors, or board of manager members of Chardan 2008, DAL or its subsidiaries are related.

Director Independence

Management believes that Messrs. Ruiz, Hutter, Adler, Harmon and Kayton would qualify as independent directors under the rule of the Nasdaq Stock Market.

Pursuant to Rule 4350 of the Nasdaq Marketplace Rules, because the Company is a foreign based entity, it need only comply with British Virgin Islands law, to the extent not contrary to federal securities law, with respect to the compensation of our board of directors. British Virgin Islands law does not require independent directors or an independent audit committee, however, pursuant to Section 10A(m) of the Securities Exchange Act of 1934, as amended, and Section 3 of the Sarbanes-Oxley Act of 2002, Chardan 2008 is required to have an independent audit committee.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no officer and employee of the Company and no former officer of the Company during the last completed fiscal year, participated in deliberations of the Company’s Board of Directors concerning executive officer compensation.

Board Compensation

The Board of Directors has not determined the amount of compensation to be paid to members of the Board who are not employees or affiliates of the Company or an entity with which the Company , DAL or its subsidiaries has a consulting agreement. It is anticipated that standard board compensation will consist of a cash retainer for board and committee service, paid quarterly, a per meeting cash fee, annual equity incentive award and reimbursement of out-of-pocket expenses incurred in serving on the Board.

None of the officers or directors of the Company are related.

The business address of each party described above is c/o DJSP Enterprises, Inc. 900 South Pine Island Road , Suite 400, Plantation, Florida 33324.

2009 Equity Incentive Plan

The Chardan 2008 China Acquisition Corp. 2009 Equity Incentive Plan (the “Equity Incentive Plan”) was approved by DJSP Board of Directors and the shareholders of the Company.

Under the terms of the Equity Incentive Plan, up to 1,570,000 our ordinary shares are reserved for issuance in accordance with its terms (provided, however, that dividend equivalent rights are payable solely in cash, and performance awards, restricted share units and incentive awards may be settled in cash and to the extent they are settled in cash do not reduce the number of shares that may be granted under the Equity Incentive Plan, and share appreciation rights only reduce the number of shares available for grant under the Equity Incentive Plan by the number of shares actually received by the grantee).  The purpose of the Equity Incentive Plan is to assist the Compamy in attracting, retaining and providing incentives to its employees, directors and consultants, and/or the employees, directors and consultants of its subsidiaries including employees of DJS, whose past, present and/or potential future contributions to us have been, are or will be important to our success and to align the interests of such persons with our shareholders. It is also designed to motivate employees and to significantly contribute toward growth and profitability, to provide incentives to our directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to our growth and profitability. The various types of incentive awards that may be issued under the Equity Incentive Plan will enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

All directors, employees and consultants of the post-transaction company will be eligible to be granted awards under the Equity Incentive Plan. All awards will be subject to the approval of the Compensation Committee of our Board of Directors.

Board Committees

Our  Board of Directors has an audit committee, governance and nominating committee, and compensation committee, and has adopted a charter for each committee. Each committee consists of three independent directors. Jerry L. Hutter has been designated as the “Audit Committee Financial Expert” under the SEC rules and the current listing standards of the Nasdaq Marketplace Rules.

Audit Committee

The audit committee, consisting of Messrs. Jerry L. Hutter (Chair), Juan V. Ruiz and Matthew S. Kayton,  oversees our financial reporting process on behalf of the board of directors. The audit committee was established in  January 2010. The committee’s responsibilities include the following functions:

•	appoint and replace the independent auditors to conduct the annual audit of our books and records;

•	review the proposed scope and results of the audit;

•	review and pre-approve the independent auditors’ audit and non-audited services rendered;

•	approve the audit fees to be paid;

•	review accounting and financial controls with the independent auditors and our internal auditors and financial and accounting staff;

•	review and approve related party transactions;

•	meeting separately and periodically with management and our internal auditor and independent auditors.

Our board of directors has determined that Mr. Jerry L. Hutter, the Chair of the Audit Committee, is an “audit committee financial expert” as defined by the SEC’s rules.

Governance and Nominating Committee

The governance and nominating committee, consisting of Messrs.  Matthew S. Kayton (Chair), Mark P. Harmon and Nicholas H, Adler and , is responsible for identifying potential candidates to serve on our board and its committees. The governance and nominating committee was established in January 2010.  The committee’s responsibilities include the following functions:

•	developing the criteria and qualifications for membership on the board;

•	recruiting, reviewing and nominating candidates for election to the board or to fill vacancies on the Board;

•	reviewing candidates for election to the board proposed by shareholders, and conducting appropriate inquiries into the background and qualifications of any such candidates;

•	establishing subcommittees for the purpose of evaluating special or unique matters;

•	monitoring and making recommendations regarding board committee functions, contributions and composition; and

•	evaluating, on an annual basis, the governance and nominating committee’s performance.

The governance and nominating committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend to the governance and nominating committee a candidate for election to the board should send their letters to the Company, 900 South Pine Island Road, Suite 400, Plantation, Florida 33324 Attention: Governance and Nominating Committee. The corporate secretary will promptly forward all such letters to the members of the governance and nominating committee. Shareholders must follow certain procedures to recommend to the governance and nominating committee candidates for election as directors. In general, in order to provide sufficient time to enable the governance and nominating committee to evaluate candidates recommended by shareholders in connection with selecting candidates for nomination in connection with our annual meeting of shareholders, the corporate secretary must receive the shareholder’s recommendation no later than thirty (30) days after the end of our fiscal year. For a list of information required to be submitted with a recommendation, please contact our s secretary at the address listed above.

Compensation Committee

The compensation committee, consisting of Messrs. Mark P. Harmon (Chair), Matthew S. Kayton  and Nicholas H, Adler, is responsible for making recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our stock option plans. The compensation committee was established in January 2010.  Its responsibilities include the following functions:

•
at least annually review our corporate goals and objectives relevant to the executives’ compensation; evaluate the executives’ performance in light of such goals and objectives; and, either as a compensation committee or, together with the other independent directors (as directed by the board), determine and approve the executives’ compensation level based on this evaluation.  In determining the long-term incentive component of the executives’ compensation, the compensation committee will consider The Company’s performance, the value of similar incentive awards to the executives at comparable companies, the awards given to the executives in past years and any relevant legal requirements and associated guidance of the applicable law;

•
at least annually review and make recommendations to the board with respect to non-executive officer and independent director compensation to assist the board in making the final determination as to non-executive officer and independent director compensation;

•
attempt to ensure that our compensation program is effective in attracting and retaining key employees, reinforce business strategies and objectives for enhanced shareholder value, and administer the compensation program in a fair and equitable manner consistent with established policies and guidelines;

•	administer our incentive-compensation plans and equity-based plans, insofar as provided therein;

•	make recommendations to the board regarding approval, disapproval, modification, or termination of existing or proposed employee benefit plans;

•
approve any stock option award or any other type of award as may be required for complying with any tax, securities, or other regulatory requirement, or otherwise determined to be appropriate or desirable by the compensation committee or board;

•	approve the policy for authorizing claims for expenses from the executives;

•	review and assess the adequacy of this charter annually; and

•
review and approve the compensation disclosure and analysis prepared by the Company’s management, as required to be included in The Company’s proxy statement or annual report on Form 20-F, or equivalent, filed with the SEC.

Compensation Committee Interlocks And Insider Participation

No member of our compensation committee has at any time been an officer or employee of ours, or our subsidiaries. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Employees

On December 31, 2009, our subsidiaries had 950 employees, of which 21 employees are members of management (including managers at each facility).

Other than its executive officers, the Company does not have any employees.

We have no contracts or collective bargaining agreements with labor unions and have never experienced work stoppages. We consider our relations with our employees to be good.

Subject to the provisions of the Act, the Company's articles of association provide that the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)           is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company;  or

(b)           is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Pursuant to the Act, the indemnity applies only to a person who has acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, provided the person had no reasonable cause to believe that his conduct was unlawful. The Company shall not indemnify a person who has not so acted, and any indemnity given to such a person is void and of no effect.

The termination of any proceedings by any judgement, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with the Articles of Association.

Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with the Articles of Association and upon such other terms and conditions, if any, as the Company deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, the Articles of Association is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

The Company may purchase and maintain insurance in relation to any person who is or was a director of the Company, or who at the request of the Company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under the Articles of Association.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of February 9, 2010, certain information regarding beneficial ownership of The Company’s ordinary shares by each person who is known by The Company to beneficially own more than 5% of The Company’s ordinary shares. The table also identifies the stock ownership of each of the Company’s directors, each of The Company’s named executive officers, and all directors and officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated. The Company’s major shareholders do not have different voting rights than any other holder of The Company’s ordinary shares.

Ordinary shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Ordinary shares (2)
David J. Stern	4,151,666	(3)	33.15%
Kumar Gursahaney	0		0
Juan V. Ruiz	0		0
Matthew S. Kayton	0		0
Mark P. Harmon	0		0
Nicholas H. Adler	0		0
Jerry Hutter	0		0
All Directors and Officers as a Group	0		0
Kerry Propper (4)	4,151,666	(3)	33.15%
Royale Holdings(5)	4,151,666	(3)	33.15%
Platinum Partners Value Arbitrage Fund LP (6)	875,714		8.21
South Ferry #2, LP (7)	657,143		6.16%

(1)	Unless indicated otherwise, the business address of each of the individuals is 900 South Pine Island Road , Suite 400, Plantation, Florida 33324.

(2)           Based on 10,663,866 ordinary shares of the Company issued and outstanding as of February 5, 2010.

(3)
Consists of ordinary shares and ordinary shares underlying warrants (exercisable at $5.00 per share which expire at 5:00 p.m., New York City time, on August 11, 2012) owned by parties to a Voting Agreement (the “Voting Agreement”) as follows:

•	Kerry Propper: 302,907 ordinary shares, and 377,968 ordinary shares underlying warrants;
•	Steve Urbach: 136,713 ordinary shares and 170,590 ordinary shares underlying the warrants;
•	Jonas Grossman: 81,296 ordinary shares and 101,442 ordinary shares underlying the warrants;
•	George Kaufman: 27,708 ordinary shares and 0 ordinary shares underlying the warrants;
•	Todd Gold: 5,542 ordinary shares and 0 ordinary shares underlying the warrants;
•	Jiangnan Huang: 261,427 ordinary shares and 220,000 ordinary shares underlying the warrants;
•	Royale Holdings: 661,693 ordinary shares;
•
Platinum Partners Value Arbitrage Fund LP: 590,000 ordinary shares held by Platinum Partners Value Arbitrage Fund LP, and 285,714 ordinary shares held by Platinum Partners Liquid Opportunity Master Fund L.P.;

•	Dr. Richard D. Propper: 186,528 ordinary shares and 400,000 ordinary shares underlying the warrants;
•	Paula Beharry: 130,713 ordinary shares and 30,000 ordinary shares underlying the warrants;
•	Daniel Beharry: 130,713 ordinary shares and 70,000 ordinary shares underlying the warrants;
•	Li Zhang: 130,713 ordinary shares and 400,000 warrants;
•	Li Ping He: 130,713 ordinary shares and 0 ordinary shares underlying the warrants;

•	Li Gong: 25,000 ordinary shares and 30,000 ordinary shares underlying the warrants;
•	Dr. Jianjun Shi: 25,000 ordinary shares and 30,000 ordinary shares underlying the warrants;
•	Xiaosong Zhong: 25,000 ordinary shares and 30,000 ordinary shares underlying the warrants;
•	Carman Ramirez: 20,000 ordinary shares and 0 ordinary shares underlying the warrants;
•	Edward Carter: 5,000 ordinary shares and 0 ordinary shares underlying the warrants; and
•	Ida Carter: 5,000 ordinary shares and 0 ordinary shares underlying the warrants.

Other parties to the Voting Agreement include Mr. Stern, DJS, PTA, DSI, FlatWorld DAL, LLC, Jeffrey Valenty, Nagina Partners LLC, none of whom own ordinary shares or securities that are exercisable or convertible into ordinary shares within 60 days. They own DAL Common Units and Series A Preferred Units that are exchangeable for ordinary shares beginning January 15, 2011. The parties to the Voting Agreement share voting power over these shares, but not investment power over these shares.

(4)	Kerry Propper’s business address is c/o Chardan Capital Markets, LLC; 17 State Street; Suite 1600; New York, NY 10004.

(5)	Michael Walas has voting and investment control over the ordinary shares owned by Royale Holdings. Royale Holdings’ address is c/o Chardan Capital, LLC, 402 W. Broadway, Suite 2600, San Diego, CA.

(6)
The information relating to Platinum Partners Value Arbitrage Fund LP is derived from a Schedule 13G/A dated December 31, 2008, filed by such entity with the Securities and Exchange Commission.  The business address of Platinum Partners Value Arbitrage Fund LP is 152 West 57th Street, 4th Floor, New York, NY 10019.

(7)
Based on the Schedule 13G jointly filed on January 25, 2010 by South Ferry #2, L.P., a Delaware limited partnership, Aaron Wolfson, Abraham Wolfson and Morris Wolfson  (collectively, the “South Ferry Filers”).  The business address of the South Ferry Filers is One State Street Plaza, 29th Floor, New York, New York 10004.  Aaron Wolfson and Abraham Wolfson are the general partners of South Ferry #2, L.P., and Morris Wolfson is the portfolio manager of South Ferry #2, L.P.

SHARES ELIGIBLE FOR FUTURE SALE

We currently have 10,663,866 ordinary shares outstanding. Of these shares, the 6,875,000 ordinary shares sold in its initial public offering are freely tradable without restriction or further registration under the Securities Act of 1933, as amended except for any ordinary shares purchased by one of the Company’s affiliates within the meaning of Rule 144 under the Securities Act of 1933, as amended. Of the of 10,663,866 ordinary shares outstanding, 2,291,666 shares are held by current officers and directors and their affiliates which shares are being registered on a registration statement of which this prospectus forms a part. Additionally, any of these shares held by affiliates, as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% shareholders, will also be restricted from public sale as restricted stock.

There are 6,875,000 outstanding warrants that were issued in the Chardan 2008 initial public offering, each for the purchase of one share. The shares issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. Such a registration statement is currently in effect for the issuance of these shares. Chardan 2008 intends to use its best efforts to cause such a registration statement to be in effect at that time that the warrants become exercisable. Prior to the consummation of the initial public offering, Chardan 2008 issued 2,291,666 insider units, each consisting of one ordinary share and one warrant to certain of its officers, directors and existing shareholders. Additionally, prior to the consummation of the initial public offering, certain of our officers, directors and existing shareholders purchased 2,000,000 warrants, which warrants and the underlying ordinary shares are also restricted securities under Rule 144.

In connection with its initial public offering, Chardan 2008 issued a unit purchase option to the representative of the underwriters which is exercisable for 137,500 units. The securities underlying the underwriters unit purchase option and underlying securities have registration rights and may be sold according to Rule 144.

Furthermore, all of the 2,291,666 insider shares have been placed in escrow. These shares will not be released from escrow until the earlier of one year after the consummation of a business combination or February 11, 2011.

The Stern Contributors and the Existing Members  hold, in the aggregate, 2,700,000 DAL Common Units, the Stern Contributors will hold 1,666,667 DAL Series A Preferred Units and the Stern Contributors and the Existing Members will hold, in the aggregate 3,900,000 DAL Series B Preferred Units of various classes. Assuming conversion of all of the DAL Common Units and DAL Series A Preferred Units and assuming that the price target for each class of DAL Series B Preferred Units is achieved, an aggregate of 8,266,667 Chardan 2008 shares, comprised of 6,600,000 Chardan 2008 ordinary shares and 1,666,667 Chardan 2008 Series A Preferred Shares, may be issued in the future.

Rule 144.  Rule 144 is unavailable for the resale of restricted securities initially issued by a blank-check or shell company, both before and after an initial business combination, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration. Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

(i)	has ceased to qualify as a blank-check or shell company;

(ii)	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

(iii)
has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and

(iv)	has filed certain information with the SEC (Form 10 information) reflecting that it is no longer a blank-check or shell company may, after one year has elapsed from the filing of the Form 10 information, within any three-month period resell a number of such restricted securities that does not, with respect to the ordinary shares, exceed the greater of either of the following:

(i)	1% of the total number of ordinary shares then outstanding; or

(ii)	the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited based on the availability of current public information about Chardan 2008, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Chardan 2008

In July 2008, we issued 2,291,666 ordinary shares to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.011 per share, as follows:

Kerry Propper	302,907
Steve Urbach	136,713
Jonas Grossman	81,296
George Kaufman	27,708
Todd Gold	5,542
Jiangnan Huang	261,427
Royale Holdings	661,693
Dr. Richard D. Propper	186,528
Paula Beharry	130,713
Daniel Beharry	130,713
Li Zhang	130,713
Li Ping He, as custodian for Tiffany He under the California Uniform Transfers to Minors Act	130,713
Li Gong	25,000
Dr. Jianjun Shi	25,000
Xiaosong Zhong	25,000
Carman Ramirez	20,000
Edward Carter	5,000
Ida Carter	5,000

Such shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, wealthy individuals. No underwriting discounts or commissions were paid with respect to such sales.

Immediately prior to the consummation of the IPO, Chardan 2008 issued 2,000,000 warrants at a price of $0.50 to the management of Chardan 2008 and their affiliates (the “Private Placement Warrants”). The Private Placement Warrants were issued on terms equivalent to those of the warrants sold to the public shareholders, except that (i) the Private Placement Warrants are not callable; and (ii) the Private Placement Warrants contain a “cashless” or “net” exercise provision, which allows the holders of the Private Placement Warrants to exercise them by receiving a reduced amount of our shares compared to a “cash” exercise of the warrants, in exchange for not having to pay the $5.00 exercise price.

Agreements With DJS Processing, LLC

DJS LLC intends to contract with JMT Management Corp. for foreclosure sales services, and with Target Surveying, Inc. for surveys required in connection with closing services. Robert Samons, the husband of Cheryl Samons, a Vice President of DJS LLC, is a one-third owner of JMT Management Corp. and enjoys a profit sharing arrangement with Target Surveying, Inc. whereby one-third of Target Surveying, Inc.’s profits flow to him. During the calendar year ended December 31, 2008 and the six-months ended June 30, 2009, the Stern Contributors paid an aggregate of $466,544.00 and $989,870.00, respectively, to these companies for such services.

401(k) Plan and Benefit Plans

For administrative convenience after the closing, each of DJS, LLC, PTA, LLC and DSI, LLC will participate in the 401(k) plan currently sponsored by DJS. Per the Law Offices of David J. Stern, P.A., 401(k) Plan Cost Sharing Agreement, the administrative costs for such 401(k) plan will be shared by DJS, DJS LLC, PTA LLC and DSI LLC in proportion to the number of employees for the applicable employer. The fees for administration of the 401(k) plan will be billed to DJS and DJS will seek reimbursement from each of DJS LLC, PTA LLC and DSI LLC.

Miriam Mendieta and certain other employees of DJS have begun to perform direct services for us. These DJS employees will enter into consulting agreements with DJS LLC or PTA LLC pursuant to which DJS LLC and PTA LLC will agree to reimburse DJS for an agreed upon percentage of their annual compensation, based upon the percentage of their working time spent in performing direct services for us had closed as of January 1, 2008, management estimates that the amount of such reimbursement would have been $745,069 in 2008 and $372,535 for the first six months of 2009.

Services Agreement

DJS will be obligated to enter into a twenty-five (25) year services agreement (the “Services Agreement”) with DJS LLC, pursuant to which, among other things, DJS generally will be obligated to utilize DJS LLC as the provider for substantially all non-legal services required by DJS, to the extent that DJS LLC provides those services or comes to provide the services in exchange for fees already agreed upon by the parties to the Services Agreement. Under the terms of the Services Agreement, DJS LLC will be obligated to make payments to DJS for the first four years of the term of the Services Agreement, in the event that DJS does not earn at least $2 million of EBITDA during each year, subject to certain adjustments and conditions in exchange for supervisory services performed by DJS personnel for DJS LLC. The amount of the payments made by DJS LLC to DJS under the Services Agreement, if any, are not yet known and are expected to vary.

The Stern Note and Post-Closing Cash

DAL issued a promissory note at the closing of the Business Combination in the amount of $52,469,000 which has an interest rate of 3.0% per annum and a maturity date of 36 months after January 15, 2010. The Stern Contributors will also have the right to receive $35,000,000 in post-closing cash, plus a late fee.

FlatWorld and Chardan Capital Markets, LLC Consulting Agreement and Other Fees

DAL and FlatWorld entered into an agreement to provide ongoing consulting services to DAL for three years following the first anniversary after the closing of the acquisition (the “Management Services Term”). FlatWorld will be paid a monthly amount of $111,111.11 during the Management Services Term. In addition, DAL will pay FlatWorld a 2% acquisition fee based on the total enterprise value of any acquisition made by DAL post-closing for which FlatWorld has acted as a financial intermediary.

Chardan Capital, LLC, an affiliate of Chardan 2008’s chairman, Zhang Li, was entitled to receive the $2million Chardan Capital Fee when the Business Combination closed. Beginning in January 2011, Chardan Capital, LLC will also receive $40,000 per month under a management consulting agreement with DAL. Mr. Zhang would derive a direct benefit from the payment of those fees.

Chardan Capital Markets Note

Chardan Capital Markets, LLC, an affiliate of Chardan 2008’s CEO, Kerry S. Propper will act as placement agent for the Private Placement that will close in conjunction with the acquisition. Chardan Capital Markets, LLC is expected to receive a placement fee of $500,000 in connection with the financing, of which $250,000 will be deferred and paid pursuant to a promissory note made by DAL in favor of Chardan Capital Markets, LLC (the “Chardan Capital Markets Note”). The terms of the Chardan Capital Markets Note provide for a 5% interest rate is due in full on the earlier of the one year anniversary of the payment in full of the Stern Note or twenty-four (24) months after the closing of the transactions. Chardan Capital Markets, LLC will be entitled to receive amortizing payments equal to the remaining unpaid principal balance divided by 12 beginning on the first day of each month following the date that the Stern Note is paid in full.

FlatWorld Warrant Proceeds and FlatWorld Additional Warrant Proceeds

In connection with the Business Combination, DAL has agreed to pay to FlatWorld the FlatWorld Warrant Proceeds, in the amount of $2,000,000, and the FlatWorld Additional Warrant Proceeds, in the amount of $1,000,000.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 60,000,000 ordinary shares, par value $0.0001, and 5,000,000 preferred shares, par value $0.0001. As of February 5, 2010, 10,663,866 ordinary shares are outstanding, held by 18 holders of record. No preferred shares are currently outstanding.

Ordinary Shares

Our shareholders of record are entitled to one vote for each ordinary share held on all matters to be voted on by shareholders.  Our Board of Directors is divided into 3 classes, each of which will serve an initial term varying from one to three years and subsequent terms of three years each. One class of directors will be elected in each year. There is no cumulative voting with respect to the Election of Directors, with the result that the holders of more than 50% of the shares eligible to vote for the Election of Directors can elect all of the directors.

Our ordinary shareholders have no conversion, preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to the ordinary shares.

Preferred Shares

Our Amended and Restated Memorandum and Articles of Association authorizes the issuance of 5,000,000 preferred shares 1,666,667 of which are designated series A Preferred Shares.  The undesignated preferred shares may be issued with such designation, rights and preferences as may be determined from time to time by its Board of Directors by amending the memorandum and Articles.  Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, redemption voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. We have issued 1,666,667 Series A Preferred Shares in exchange for the like number of Series A Preferred Units to be held by the Stern Contributors in DAL. Those Series A Preferred Shares, when issued, will entitle the holder to a $15.00 per share, non-participating liquidation preference, the right to convert into ordinary shares of Chardan 2008 on a one-for-one basis, a right to participate on an as converted basis in all non-liquidating distributions and the right to vote on an as converted basis with the holders of the Company’s ordinary shares.

Warrants

As of February 5, 2010 we had 8,231,003 warrants currently outstanding, entitling the registered holder to purchase one ordinary share at $5.00 per share. We also have one underwriters’ purchase option outstanding, entitling the holder to purchase 137,500 units of Chardan 2008 securities, each unit consisting of one ordinary share and one warrant to purchase one ordinary share at $5.00 per share. The exercise price of these options is $8.80 per unit. The warrants included in each unit are each subject to adjustment as discussed below, and are exercisable at any time commencing on the completion of the acquisition. The warrants will expire at 5:00 p.m., New York City time on August 11, 2012.

We may call the warrants for redemption (other than the 2,291,000 insider warrants, the 2,000,000 private placement warrants and any warrants issued upon exercise of the unit purchase option issued to the underwriters in the Chardan 2008 initial public offering) in accordance with the following terms:

•	in whole and not in part,

•
at a price of $0.01 per warrant at any time while the warrants are exercisable (which will only occur if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is effective and current),

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•
if, and only if, the reported last sale price of the ordinary shares equals or exceeds $10.00 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The redemption criterion for our warrants has been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call. Chardan 2008 has agreed, in order to fund the repayment of the Stern Note and the payment of the Post-Closing Cash, to call the warrants at the earliest time it is possible to do so.

The Public Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a share dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares or any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to meet these conditions and use its best efforts to maintain a current prospectus relating to ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure warrant holders that the Company will be able to do so, and if it does not maintain a current prospectus related to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to net cash settle or cash settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless. If the warrants expire worthless, this would mean that a person who paid $8.00 for a unit in the IPO and who did not sell the warrants included in the unit would have effectively paid $8.00 for one ordinary share. Because the warrants will not be exercisable without an effective registration statement covering the shares underlying the warrants, the Company will not call the warrants for redemption unless there is an effective registration statement in place. The shares underlying these 6,875,000 warrants have been registered pursuant to the Company’s F-1 registration statement filed in connection with the IPO.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round up to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Purchase Option

Chardan 2008 sold to the underwriters of its initial public offering an option to purchase up to a total of 137,500 units at $8.80 per unit. The units issuable upon exercise of this option are identical to those offered in Chardan 2008’s initial public offering.

Unissued Shares

Ordinary Shares.    As of February 5, 2010, there were 10,663,866 ordinary shares outstanding.  In addition, approximately 20,000,000 ordinary shares are reserved for issuance upon the exercise of outstanding our warrants, the exchange of DAL Common Units for our ordinary shares, the conversion of DAL Series A Preferred Units or our Series A Preferred Shares into ordinary shares and for the issuance of 1,570,000 ordinary shares for the Equity Incentive Plan. The remaining authorized and unissued ordinary shares will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

Preferred Shares.  DJSP’s Second Amended and Restated Memorandum and Articles of Association (the “M&A”) grants the Board of Directors the authority by amending the M&A, without any further vote or action by shareholders, to issue the undesignated preferred shares in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series.  We have 1,666,667 Series A Preferred Shares . These Series A Preferred Shares would be used only to exchange them for the DAL Series A Preferred Units held by the Stern Contributors.

In addition, we have 3,500,000 authorized but undesignated and unissued preferred shares. The existence of authorized but undesignated and unissued preferred shares could reduce the company’s attractiveness as a target for an unsolicited takeover bid, since the company could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the ordinary shares at a premium over the market price and adversely affect the market price and voting and other rights of holders of ordinary shares.

Transfer Agent and Registrar

Our Transfer Agent and Registrar for our ordinary shares, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, (212) 509-4000.

Voting Agreement

Pursuant to the terms of the Voting Agreement dated January 15, 2010 (the “Voting Agreement”) by and among David J. Stern, DJS, PTA, DSI, Flatworld, Jeffrey Valenty, Nagina, the Company, and certain shareholders of the Company who are signatories thereto, the parties to the Voting Agreement other than the Company agree to vote all of the ordinary shares held by them in favor of four nominees to the Company’s Board of Directors designated by Mr. Stern (each a “Stern Designee”), two nominees designated by the Principals (each a “Principal Designee”) and Juan V. Ruiz (the “DAL Nominee”). The Voting Agreement also allows the holders of the DAL Common Units and the Series A Preferred Units (other than Chardan 2008), to designate, after the date upon which such holders have the right to exchange such units for ordinary shares, by majority vote, a number of nominees to the Company’s Board of Directors based on their ownership percentage of the Company, assuming their DAL Common Units and Series A Preferred Units were exchanged for ordinary shares.  The Principals are able to nominate one independent Board nominee as long as they still hold ordinary shares representing 5% of the Company’s outstanding shares. The term of the Voting Agreement is five years from the closing of the Business Combination, or shorter in certain other events, including: a liquidation; the occurrence of a merger or similar transaction in which the Company is not the surviving entity; after the certain post-closing cash has been paid in full, termination of Mr. Stern’s employment by the Company and all of its affiliates; or the termination of the services agreement between DJS and DJS LLC or any agreement succeeding it.

Memorandum and Articles of Association

Objects of The Company

Under Article 5 of the Company’s Second Amended and Restated Memorandum of Association, the objects for which the Company is established are unrestricted.

Directors

Under Article 11 of the Company’s Second Amended and Restated Articles of Association, a director of the Company shall, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose such interest to the board of directors. The directors may exercise all powers of the Company to borrow money and to mortgage or change its undertakings and property, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party. The Company’s Second Amended and Restated Articles of Association specify that a director is not required to hold any shares in the Company as a qualification to office.

Rights, Preferences and Restrictions Attaching to the Company’s Shares. The Company is authorized to issue 60,000,000 ordinary shares, par value $0.0001, and 5,000,000 preferred shares, 1,666,667 of which shall be designated Series A Preferred Shares, par value $0.0001. As of February 5, 2010, 10,663,866 ordinary shares are issued and outstanding. Each share has the right to one vote at a meeting of shareholders or on any resolution of shareholders, the right to an equal share in any dividend paid by the Company, and, subject to the Series A Preferred Shares liquidation preference in the amount of $15.00 per share in the event any Series A Preferred Shares are issued, the right to an equal share in the distribution of surplus assets of the Company. The Company may by a resolution of the board of directors redeem any of its securities for such consideration as the board of directors determines.

Alteration of Rights. The rights attached to any class or subclass of shares, other than ordinary shares, may, whether or not the Company is being wound up, be varied only with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and the holders of not less than three-fourths of the issues shares of any other class or subclass of shares which may be affected by such variation.

Annual General Meetings and Extraordinary General Meetings

An annual general meeting and any extraordinary general meeting may be called by not less than seven (7) clear days notice, but a general meeting may be called by shorter notice, if notice has been waived by a majority in the number of the members having the right to attend and vote at the meeting, being a majority together holding not less than ninety percent (90%) of (a) the total voting rights on all the matters to be considered at the meeting; or (b) the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with an absolute majority of the remaining votes.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the shares of the Company’s ordinary shares, warrants and units is Continental  Stock Transfer & Trust Company, 17 Battery Place, New York, New York.

SELLING SHAREHOLDERS

The Selling Shareholders may from time to time offer and sell any or all of The Company’s ordinary shares set forth below pursuant to this prospectus. When we refer to ‘‘Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Shareholders’ interests The Company’s ordinary shares other than through a public sale.

The following table sets forth, as of February 9, 2010:

•	the name of the Selling Shareholders for whom we are registering shares for resale to the public,

•	the number of ordinary shares that the Selling Shareholders beneficially owned prior to the offering for resale of the securities under this prospectus,

•	the number of ordinary shares that may be offered for resale for the account of the Selling Shareholders pursuant to this prospectus, and

•
the number and percentage of ordinary shares to be beneficially owned by the Selling Shareholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the Selling Shareholders).

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such ordinary shares. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

This table is prepared solely based on information supplied to us by the listed Selling Shareholders, any Schedules 13D or 13G and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby.

	Number of Shares to	Number of Warrants to	Ordinary Shares Beneficially Owned After the Offering(1)
Name of Selling Shareholder (2)	Be Sold	Be Sold	Number	Percent
Kerry Propper(3)(4)	302,907	377,968	0	0
Royale Holdings(5)	661,693	0	0	0
Li Zhang (3)(6)	130,713	400,000	0	0
Xiaosong Zhong (3)(7)	25,000	30,000	0	0
Li Gong(3)(7)	25,000	30,000	0	0
Dr. Jianjun Shi(3)(7)	25,000	30,000	0	0
Steve Urbach(3)	136,713	0	0	0
Jiangnan Huang (3)	261,427	0	0	0
Dr. Richard Propper	186,528	0	0	0
Paula Beharry(3)	130,713	0	0	0
Daniel Beharry (3)	130,713	0	0	0
Jonas Grossman (3)	81,296	0	0	0
George Kaufman (3)	27,708	0	0	0
Todd Gold (3)	5,542	0	0	0
Li Ping He, as custodian for Tiffany He under the California Uniform Transfers to Minors Act (3)	130,713	0	0	0
Carman Ramirez (3)	20,000	0	0	0
Edward Carter (3)	5,000	0	0	0
Ida Carter (3)	5,000	0	0	0
FlatWorld DAL LLC (8)	0	0	0	0
David J. Stern (9)	0	0	0	0
Aaron Wolfson (10)(11)	42,857	0	0	0
Chardan SPAC Asset Management, LLC (10)(12)	428,571	0	0	0
Eli Levitin (10)(11)	21,429	0	0	0
EMR Master Fund Ltd. (10)(13)	71,429	0	0	0
Globis Capital Partners, LP (10)(14)	142,857	0	0	0
Mitchell A. Metzman (10)(15)	100,000	0	0	0
Platinum Partners Liquid Opportunity Master Fund L.P. (10)(16)	285,714	0	0	0
South Ferry #2, LP (10)(11)	407,143	0	0	0

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to the securities. Based on 10,663,866 ordinary shares of the Company issued and outstanding as of the date of this prospectus. For purposes of calculating the percentage ownership, any shares that each selling shareholder has the right to acquire within 60 days under warrants or options have been included in the total number of shares outstanding for that person, in accordance with Rule 13d-3 under the Exchange Act. Excludes shares beneficially owned through the Voting Agreement. The parties to the Voting Agreement share voting power over these shares, but not investment power over these shares.

(2)
Unless otherwise indicated, the business address of each of the shareholders is Unless indicated otherwise, the business address of each of the individuals is c/o Chardan Capital Markets, LLC; 17 State Street; Suite 1600, New York, NY 10004.

(3)	The selling shareholder acquired such shares prior to the IPO in a private placement in connection with the formation of Chardan 2008.

(4)	Includes 377,368 warrants which are currently exercisable.

(5)	Michael Walas has voting and investment control over the ordinary shares owned by Royale Holdings. Royale Holdings address is c/o Chardan Capital, LLC, 402 W. Broadway, Suite 2600, San Diego, CA.

(6)	Includes 400,000 warrants which are currently exercisable.

(7)	Includes 30,000 warrants which are currently exercisable.

(8)
FlatWorld DAL LLC, a Delaware limited liability company, owns 1,500,000, common units and 766,667 Series B Preferred units of DAL Jeffrey Valenty, president of the general partner of the sole member of FlatWorld, may be deemed to beneficially own any securities of the company held by FlatWorld. Each common unit is convertible on a one-for-one basis into ordinary shares of the Company after January 15, 2011. The address for FlatWorld is 666 Third Avenue, 15th Floor, New York, NY 10017.

(9)
David A. Stern and his affiliated entities own 1,200,000 common units, 1,666,667 Series A Preferred Units and 3,183,333 Series B Preferred Units. The Series A Preferred Units are convertible into common units of DAL at the option of the holder on a one-for-one basis. Each common unit is convertible on a one-for-one basis into ordinary shares of the Company after January 15, 2011.

(10)
Represents ordinary shares issued in a private placement for an aggregate of 1,500,000 of ordinary shares of the Company issued to certain accredited investors in connection with the consummation of the Business Combination.

(11)
South Ferry #2, L.P. is a Delaware limited partnership. The business address of the selling shareholders is One State Street Plaza, 29th Floor, New York, New York 10004. Aaron Wolfson and Abraham Wolfson are the general partners of South Ferry #2, L.P., and Morris Wolfson is the portfolio manager of South Ferry #2, L.P.

(12)	The address for the selling shareholder is 18 Fieldstone Ct. New City, NY 10956.

(13)	The address for the selling shareholder is 320 Park Avenue, New York, NY 10022.

(14)
Paul A. Packer is the general partner of the selling shareholder and has the sole voting power over the shares held by the selling shareholder. The address for the selling shareholder is 60 Broad Street 38th Floor New York, NY 10004.

(15)	The address for the selling shareholder is 4808 Moorland Lane, Suite 109, Bethesda, MD 20814.

(16)	The address for the selling shareholder is 152 West 57th Street, 4th Floor, New York, NY 10019.

TAXATION

The following summary of the material British Virgin Islands (“BVI”) and U.S. federal income tax consequences of an investment in our ordinary shares and warrants, sometimes referred to collectively as our “securities,” is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our securities, such as the tax consequences under state, local and other tax laws. As used in this discussion, “we,” “our” and “us” refers only to DJSP Enterprises, Inc.

British Virgin Islands Taxation

We are not liable to pay any form of taxation in the BVI and all dividends, interests, rents, royalties, compensations and other amounts paid by us to persons who are not persons resident in the BVI are exempt from all forms of taxation in the BVI and any capital gains realized with respect to any of our securities by persons who are not persons resident in the BVI are exempt from all forms of taxation in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not persons resident in the BVI with respect to any of our securities.

Subject to the payment of stamp duty on the acquisition of property in the BVI by us, all instruments relating to transfers of property to or by us and all instruments relating to transactions in respect of our securities and all instruments relating to other transactions relating to our business are exempt from payment of stamp duty in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to us or our shareholders.

United States Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities covered by this prospectus. Because the components of a unit are separable at the option of the holder, the holder of a unit should be treated, for U.S. federal income tax purposes, as the owner of the underlying ordinary share and warrant components of the unit, as the case may be. As a result, the discussion below of the U.S. federal income tax consequences with respect to actual holders of ordinary shares and warrants should also apply to the holder of a unit (as the deemed owner of the underlying ordinary share and warrant components of the unit).

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable specifically to Non-U.S. Holders is described below under the heading “Tax Consequences to Non-U.S. Holders of Ordinary Shares and Warrants.”

This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code,” its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder of our securities based on such holder’s individual circumstances. In particular, this discussion considers only holders that own our securities as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of our voting shares;

•	persons that acquired our securities pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) on our ordinary shares and any consideration received by a holder in consideration for the sale or other disposition of our securities will be in United States dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION AND THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

Tax Consequences to U.S. Holders of Ordinary Shares and Warrants

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company, or “PFIC,” rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our ordinary shares. A cash distribution on our ordinary shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Such distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its ordinary shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long term capital gains rate (see “— Taxation on the Disposition of Ordinary Shares and Warrants” below) provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year and (3) certain holding period requirements are met. Under published IRS authority, ordinary shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include NASDAQ. Although our ordinary shares are currently listed and traded on NASDAQ U.S. Holders nevertheless should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to our ordinary shares.

Taxation on the Disposition of Ordinary Shares and Warrants

Upon a sale or other taxable disposition of our ordinary shares or warrants, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares or warrants.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Exercise or Lapse of a Warrant

Subject to the discussion of the PFIC rules below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant for cash. Ordinary shares acquired pursuant to the exercise of a warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such ordinary shares generally would begin on the day after the date of exercise of the warrant. The terms of a warrant provide for an adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. Such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable to the U.S. Holders of the ordinary shares. See “—Taxation of Distributions Paid on Ordinary Shares,” above. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. If a warrant is exercised other than by the payment of the exercise price in cash, the tax treatment of such an exercise may vary from that described above. U.S. Holders should consult their own tax advisors regarding the tax treatment of such an exercise.

Passive Foreign Investment Company Rules

A foreign corporation will be a passive foreign investment company, or PFIC, if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Based on the expected composition of the assets and income of us and DAL for the 2010 taxable year, we do not expect to be treated as a PFIC for our 2010 taxable year. However, our actual PFIC status for our 2010 taxable year or any subsequent taxable year will not be determinable until after the end of the taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our 2010 taxable year or any future taxable year.

If we are treated as a PFIC and a U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our ordinary shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase our ordinary shares (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to our ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares will continue to apply with respect to such ordinary shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to its ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally will not be taxable as a dividend. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares or warrants while we were a PFIC, whether or not we meet the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any of our taxable years that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election, as described above, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) our ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although our ordinary shares are currently listed and traded on NASDAQ, U.S. Holders nevertheless should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or that we will be able to cause a lower-tier PFIC to provide such information to a U.S. Holder. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares or warrants in a PFIC during any taxable year of the U.S. Holder, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares and warrants should consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares and Warrants

Dividends paid to a Non-U.S. Holder in respect to our ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant, or the lapse of a warrant hold by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “Tax Consequences to U.S. Holders of Ordinary Shares and Warrants – Exercise or Lapse of a Warrant,” above.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our ordinary shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our securities by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

 In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to dividends paid on our ordinary shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants by a non-corporate U.S. Holder, in each case who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The combined carve-out balance sheets of DJS Processing Division and its Combined Affiliates as of December 31, 2008, 2007 and 2006, and the related combined carve-out statements of income, changes in stockholder’s and member’s equity, and cash flows for each of the three years in the period ended December 31, 2008 appearing in this registration statement have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement.

The balance sheet of DJSP Enterprises Inc. as of December 31, 2009, and the related statements of operations, changes in stockholders equity and cash flows for the period from February 19, 2008 (inception) to December 31, 2008 have been audited by Jewett, Schwartz, Wolfe & Associates, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Jewett, Schwartz, Wolfe & Associates are included in reliance upon their report given upon the authority of Jewett, Schwartz, Wolfe & Associates as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the shares to be sold in this offering. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form F-1 and other reports and information regarding issuers that file electronically with the SEC. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports and other information with the SEC.

INDEX TO FINANCIAL STATEMENTS

DJS Processing Division and its Combined Affiliates
Audited Financial Statements for the Years Ended December 31, 2008, December 31, 2007 and December 31, 2006

Report of Independent Registered Public Accounting Firm	F-2
Combined Carve Out Balance Sheets	F-3
Combined Carve Out Statements of Income	F-4
Combined Carve Out Statements of Changes in Stockholder’s and Member’s Equity	F-5
Combined Carve Out Statements of Cash Flow	F-6
Notes to the Consolidated Financial Statements	F-12

Unaudited Interim Financial Statements for the Six Months Ended June 30, 2009 and June 30, 2008

Combined Carve Out Balance Sheets	F-13
Combined Carve Out Statements of Income	F-14
Combined Carve Out Statements of Cash Flows	F-15
Notes to Consolidated Financial Statements	F-16

Chardan 2008 Acquisition Corp.
Audited Financial Statement for the Year Ended December 31, 2008

Report of Independent Registered Public Accounting Firm	F-21
Balance Sheet	F-22
Statement of Operations	F-23
Statement of Changes in Stockholders’ Equity	F-24
Statement of Cash Flows	F-25
Notes to the Consolidated Financial Statement	F-26

Unaudited Interim Financial Statements for the Six Months Ending June 30, 2009 and for the Period of February 19, 2008 (Date of Inception) through June 30, 2008

Balance Sheets	F-32
Statements of Operations	F-33
Statements of Cash Flows	F-34
Notes to the Financial Statements (Unaudited)	F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm

To the Member
DJS Processing Division and its Combined Affiliates
Plantation, Florida

We have audited the accompanying combined carve-out balance sheets of DJS Processing Division and its Combined Affiliates (the “Company”) as of December 31, 2008, 2007, and 2006, and the related combined carve-out statements of income, changes in stockholder’s and member’s equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined carve-out financial statements referred to above present fairly, in all material respects, the financial position of DJS Processing Division and its Combined Affiliates as of December 31, 2008, 2007, and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The combined carve-out financial statements include the accounts of a division of an entity and the amounts included therein are based on significant estimates and judgments made by management. See Note 1 for further discussion.

/s/ McGladrey & Pullen, LLP
Orlando, Florida
September 11, 2009

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES
(A Division of The Law Offices of David J. Stern, P.A.)

COMBINED CARVE OUT BALANCE SHEETS
December 31, 2008, 2007 and 2006

	2008	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$1,427,588	$978,766	$69,889
Accounts receivable
Client reimbursed costs	26,147,837	15,585,345	4,189,833
Fee income, net	11,807,293	9,981,788	3,006,583
Unbilled receivables	11,210,565	8,227,464	—
Total accounts receivable	49,165,695	33,794,597	7,196,416
Prepaid expenses	46,939	302,185	40,758
Total current assets	50,640,222	35,075,548	7,307,063
Equipment and Leasehold Improvements, net (Note 3)	3,154,623	2,724,594	1,419,047
	$53,794,845	$37,800,142	$8,726,110
LIABILITIES AND STOCKHOLDER'S AND MEMBER’S EQUITY
Current Liabilities
Accounts payable – client reimbursed costs	$20,425,337	$10,325,195	$2,116,783
Accounts payable	742,601	158,111	49,466
Accrued compensation	2,207,094	1,000,557	524,956
Accrued expenses	976,643	526,613	363,150
Current portion of capital lease obligations
(Notes 3 and 4)	217,095	112,149	45,953
Deferred revenue	263,900	263,900	430,603
Due to related party	25,035	12,883	6,578
Current portion of deferred rent (Note 5)	821,464	—	—
Total current liabilities	25,679,169	12,399,408	3,537,489
Deferred Rent, less current portion (Note 5)	137,859	—	—
Capital Lease Obligations, less current portion
(Notes 3 and 4)	512,168	255,975	156,710
Total liabilities	26,329,196	12,655,383	3,694,199
Commitments and Contingencies (Notes 4, 5 and 7)
Stockholder’s and Member’s Equity
Common stock	1,000	1,000	1,000
Retained earnings	7,608,920	6,073,685	1,652,616
Member's equity	19,855,729	19,070,074	3,378,295
Total stockholder's and member's equity	27,465,649	25,144,759	5,031,911
Total liabilities and member's equity	$53,794,845	$37,800,142	$8,726,110

The accompanying notes are an integral part of these consolidated financial statements.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES
(A Division of The Law Offices of David J. Stern, P.A.)

COMBINED CARVE OUT STATEMENTS OF INCOME
Year Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Revenue (Note 2)	$199,202,701	$115,500,349	$40,392,317
Operating expenses:
Client reimbursed costs	92,319,306	47,613,198	16,802,800
Compensation related expenses	44,356,093	20,268,283	11,006,660
Direct operating expenses	6,993,565	3,593,078	1,099,873
Other general and administrative	12,084,907	5,075,352	2,711,280
Depreciation expense	594,156	277,926	193,133
Total operating expenses	156,348,027	76,827,837	31,813,746
Operating Income	42,854,674	38,672,512	8,578,571
Other Income	31,677	16,328	—
Net income	$42,886,351	$38,688,840	$8,578,571

The accompanying notes are an integral part of these consolidated financial statements.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES
(A Division of the Law Offices of David J. Stern, P.A.)

COMBINED CARVE OUT STATEMENTS OF CHANGES IN STOCKHOLDER’S
AND MEMBER’S EQUITY
Years Ended December 31, 2008, 2007 and 2006

	Default Services, Inc.	Professional Title and Abstract Company of Florida, Inc.	DJS Processing Division	Combined
2006
Common stock, $1 par value
Authorized and issued:
Beginning and ending, 500 shares	$500	$500	$—	$1,000
Retained earnings (deficit)
Balance, beginning	(98,504)	1,101,830	—	1,003,326
Add net income	1,095,725	1,320,815	—	2,416,540
(Deduct) dividends	(1,025,000)	(742,250)	—	(1,767,250)
Balance, ending	(27,779)	1,680,395	—	1,652,616
Member's equity
Balance, beginning	—	—	947,425	947,425
Add net income	—	—	6,162,031	6,162,031
(Deduct) distributions	—	—	(3,731,161)	(3,731,161)
Balance, ending	—	—	3,378,295	3,378,295
	$(27,279)	$1,680,895	$3,378,295	$5,031,911
2007
Common stock, $1 par value
Authorized and issued:
Beginning and ending,
500 shares	$500	$500	$—	$1,000
Retained earnings (deficit)
Balance, beginning	(27,779)	1,680,395	—	1,652,616
Add net income	1,160,100	5,893,796	—	7,053,896
(Deduct) dividends	(1,075,000)	(1,557,827)	—	(2,632,827)
Balance, ending	57,321	6,016,364	—	6,073,685
Member's equity
Balance, beginning	—	—	3,378,295	3,378,295
Add net income	—	—	31,634,944	31,634,944
(Deduct) distributions	—	—	(15,943,165)	(15,943,165)
Balance, ending	—	—	19,070,074	19,070,074
	$57,821	$6,016,864	$19,070,074	$25,144,759
2008
Common stock, $1 par value
Authorized and issued:
Beginning and ending,
500 shares	$500	$500	$—	$1,000
Retained earnings (deficit)
Balance, beginning	57,321	6,016,364	—	6,073,685
Add net income	2,594,180	4,643,198	—	7,237,378
(Deduct) dividends	(2,665,023)	(3,037,120)	—	(5,702,143)
Balance, ending	(13,522)	7,622,442	—	7,608,920
Member's equity
Balance, beginning	—	—	19,070,074	19,070,074
Add net income	—	—	35,648,973	35,648,973
(Deduct) distributions	—	—	(34,863,318)	(34,863,318)
Balance, ending	—	—	19,855,729	19,855,729
	$(13,022)	$7,622,942	$19,855,729	$27,465,649

The accompanying notes are an integral part of these consolidated financial statements.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES
(A Division of The Law Offices of David J. Stern, P.A.)

COMBINED CARVE OUT STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash Flows From Operating Activities
Net income	$42,886,351	$38,688,840	$8,578,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	594,156	277,926	193,133
Loss on disposal of leasehold improvements	1,698,303	—	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable – client reimbursed costs	(10,562,492)	(11,395,512)	(2,923,610)
Fee income receivable, net	(1,825,505)	(6,975,205)	(996,102)
Unbilled receivables	(2,983,101)	(8,227,464)	—
Prepaid expenses	255,246	(261,427)	(3,489)
Increase in:
Accounts payable – client reimbursed costs	10,100,142	8,208,412	1,737,252
Accounts payable	584,490	108,645	45,510
Accrued compensation	1,206,537	475,601	108,969
Accrued expenses	450,030	163,463	142,775
Deferred rent	959,323	—	—
Deferred revenue	—	(166,703)	(1,152,119)
Net cash provided by operating activities	43,363,480	20,896,576	5,730,890
Cash Flows From Investing Activities
Purchases equipment and leasehold improvements	(2,274,184)	(1,301,523)	(141,556)
Net cash used in investing activities	(2,274,184)	(1,301,523)	(141,556)
Cash Flows From Financing Activities
Net advances from related party	12,152	6,305	4,052
Principal payments on capital lease obligations	(87,165)	(116,489)	(50,221)
Distributions and dividends	(40,565,461)	(18,575,992)	(5,498,411)
Net cash used in financing activities	(40,640,474)	(18,686,176)	(5,544,580)
Net change in cash and cash equivalents	448,822	908,877	44,754
Cash and cash equivalents, beginning of year	978,766	69,889	25,135
Cash and cash equivalents, end of year	$1,427,588	$978,766	$69,889
Supplemental Disclosures of Cash Flow Information
Cash payments for interest on capital lease obligations	$55,952	$39,138	$4,773
Supplemental Schedule of Noncash Investing Activities
Acquisition of property and equipment through capital lease obligations	$448,304	$281,950	$204,575

The accompanying notes are an integral part of these consolidated financial statements.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 1. Nature of Business and Significant Accounting Policies

Nature of Business:  DJS Processing Division (“the Processing Division”) is a division of The Law Offices of David J. Stern, P.A. (“the Law Firm”), which provides foreclosure, bankruptcy, eviction, litigation processing, and other related services to mortgage bankers, mortgage servicers, regional property owners and investor groups involved with real property in the state of Florida. Professional Title and Abstract Company of Florida, Inc. (“PTA”), an S corporation, provides title searches and examinations related to services provided by the Law Firm and defendant location services to third party processors engaged by the Law Firm. Default Servicing, Inc. (“DSI”), an S corporation, provides real estate owned liquidation related services including property inspection, valuation, eviction, broker assignment, and closing. The Processing Division, DSI and PTA perform real estate related services, are all 100% owned by one individual and are collectively referred to as “the Company.”

Basis of Financial Statement Presentation:  These combined financial statements represent a “carve out” of the Processing Division of the Law Firm, and the accounts of PTA and DSI as of and for the years ended December 31, 2008, 2007 and 2006. These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. All material intercompany balances and activity is eliminated upon combination. In addition, assets and liabilities directly relating to the Company have been included in these combined carve out financial statements.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fee Income Recognition:  Substantially all of the Processing Division’s and PTA’s revenues are generated from services rendered to the clients of the Law Firm. Receivables are generated from the Law Firm, the Processing Division’s only customer for foreclosure and related services, at the time the Law Firm bills its clients. DSI has additional clients for REO liquidation services.

The estimated average file processing time for all foreclosure files, except for those cases that are fully litigated, ranges from 220 to 240 days. The fee income for foreclosure processing is recognized utilizing the proportional performance method during the file processing period based on the achievement of various processing milestones. The Processing Division bills the Law Firm for services performed and recognizes revenue for services performed but not yet billed as unbilled receivables at the end of each reporting period.

Revenue related to all other types of services, other than foreclosure, is recognized using the completed performance method. Revenue is recognized once the services are performed and the Company has no further fulfillment responsibilities related to these services. Accounts receivable for title services is presented net of an allowance for estimated uncollectible accounts based on management’s experience and expectations.

The per-file fee negotiated between the Processing Division and the Law Firm is based on negotiations between related parties. There can be no assurances that the per file fees or the level of profitability achieved would be the same if the fees had been negotiated between unrelated entities. See the discussion regarding expense allocations later in this Note 1.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 1. Nature of Business and Significant Accounting Policies  – (continued)

Equipment and Leasehold Improvements:  Equipment and leasehold improvements are recorded at cost less accumulated depreciation. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the remaining lease term. Depreciation for equipment is provided using the straight-line method over the following estimated useful lives of the individual assets:

Years
Computer hardware	3 – 5
Furniture and fixtures	5 – 7
Software	3 – 5

Client Reimbursed Costs:  Certain costs incurred on behalf of clients are billed to and reimbursed by clients. The Company’s incurrence of these costs is included in operating expenses and reimbursements from clients are included in total revenue in the accompanying statements of income.

Cash and Cash Equivalents:  The Company maintains its cash and cash equivalents in bank depository accounts which, at times, exceed federally-insured limits. The Company has not experienced any losses in such accounts. Cash and cash equivalents include short-term investments with original maturities of three months or less.

Basis for Expense Allocations:  Management has allocated certain expenses of the Law Firm to the Company based on its estimate of expenses the Company would have incurred on a stand-alone basis; however, there can be no assurance that these expenses represent the expenses of the Company on a stand-alone basis or that the allocations are fully inclusive of the functions necessary to operate the Company on a stand-alone basis. Direct operating expenses of approximately $39,297,000, $15,780,000 and $7,112,000 for the years ended December 31, 2008, 2007 and 2006, respectively, include salaries, related benefits and payroll taxes for the employees that perform processing services; office rent and other general and administrative expenses. The following is a summary of the major expense categories totaling approximately $27,732,000, $13,435,000 and $7,899,00 for the years ended December 31, 2008, 2007 and 2006, respectively, and the methodology used to allocate such expenses:

•
Certain executive officers of the Law Firm are substantially involved with the Company’s operations. Their salaries, bonuses, payroll taxes and related auto, travel, meals, entertainment and professional expenses are allocated to the Company based on the estimated percentage of time the executive officers spend on the Company’s business activities.

•
Employee benefits, including health insurance, pension/profit sharing, workers’ compensation, incentives and training, are allocated based on the number of employees specifically assigned to the Company in relation to the total employees of the Law Firm (“the employee ratio method”).

•	Equipment lease expense is allocated based on the employee ratio method.

•	Certain facilities lease expenses are allocated based on the ratio of the Company’s employees utilizing such space to the total employees of the Law Firm.

•	Depreciation is the computed amount based on the equipment and leasehold improvements utilized by the Company.

•	Postage and delivery is allocated based on the employee ratio method.

•	Advertising, marketing and professional fees are allocated based on the estimated percentages that apply to the Company’s business activities.

•	The single business tax was computed specifically for the Company based on the revenues reflected in these financial statements.

•	All other general and administrative expenses were allocated based on the employee ratio method.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 1. Nature of Business and Significant Accounting Policies  – (continued)

Income Taxes:  The Law Firm, DSI and PTA are not subject to income taxes under the federal and state tax laws. Instead, the taxable income of these entities is passed through to the owner of the companies and is taxable to the owner on an individual level. Therefore, these financial statements do not reflect an allocation of federal and state income taxes. However, the Company’s estimated share of the Florida single business tax is reflected under operating expenses on the statements of income.

Recently Issued Accounting Pronouncements Not Yet Adopted:  In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary and requires expanded disclosures. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The Company does not expect the adoption of this Statement will have a material impact on its combined financial position or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (SFAS No. 141(R). SFAS No. 141(R), among other things, establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The Company is required to adopt SFAS No. 141(R) for all business combinations for which the acquisition date is on or after January 1, 2009. This standard will change the accounting treatment for business combinations on a prospective basis.

In June 2006, the FASB issued interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition.

In December 2008, the FASB provided for a deferral of the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2008. The Company has elected this deferral and accordingly will be required to adopt FIN 48 in its 2009 annual financial statements. Prior to adoption of FIN 48, the Company will continue to evaluate its uncertain tax positions and related income tax contingencies under Statement No. 5, Accounting for Contingencies. SFAS No. 5 requires the Company to accrue for losses it believes are probable and can be reasonably estimated. The Company has not yet determined if the adoption of FIN 48 will have a material impact on its combined financial statements.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2. Related Party Transactions and Concentrations

The Company’s primary source of revenue is from a per-file fee arrangement with the Law Firm. Revenues from this arrangement account for approximately 79%, 65%, and 67% of total fee income for the years ended December 31, 2008, 2007 and 2006, respectively. Amounts due from the Law Firm for fees amounted to approximately $21,010,000, $16,723,000, and $2,473,000, including amounts earned and unbilled of approximately $11,211,000, $8,227,000, and $0, as of December 31, 2008, 2007, and 2006, respectively.

A significant percentage of files referred by the Law Firm came from a few customers as follows:

	2008	2007	2006
Client A	21%	14%	11%
Client B	18%	26%	29%
Client C	15%	18%	13%
Client D	11%	2%	0%
Client E	11%	8%	7%
Total	76%	68%	60%

Note 3. Equipment and Leasehold Improvements

Equipment and leasehold improvements as of December 31, 2008, 2007 and 2006 consists of the following:

	2008	2007	2006
Office equipment (Note 3)	$2,153,170	$1,322,792	$814,619
Furniture and fixtures	1,745,010	132,825	130,775
Leasehold improvements	354,813	1,388,663	1,355,576
Leasehold improvements in process	—	849,623	—
	4,252,993	3,693,903	2,300,970
Accumulated depreciation	(1,098,370)	(969,309)	(881,923)
	$3,154,623	$2,724,594	$1,419,047

The following equipment included in equipment and leasehold improvements was acquired under capital leases:

	2008	2007	2006
Office equipment	$1,131,455	$683,151	$401,201
Less accumulated amortization	(409,420)	(285,519)	(200,837)
Property and equipment under capital leases, net	$722,035	$397,632	$200,364

Amortization of equipment acquired under capital leases is included in depreciation expense.

The equipment and the related liability under the capital leases were recorded based on the present value of future payments due under the leases, at implied discount rates based on the fair market value of the related office equipment.

Certain obligations of the Law Firm are secured by the Company’s equipment.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 4. Capital Lease Obligations

The following is a schedule by years of the future minimum lease payments under the capital leases together with the present value of the net minimum lease payments as of December 31, 2008:

Years Ending December 31,
2009	$225,631
2010	225,631
2011	213,766
2012	135,665
2013	79,979
Total minimum lease payments	880,672
Less amount representing interest (effective rates from 5.8% to 13.5%)	151,409
Present value of the net minimum lease payments	$729,263

Note 5. Operating Lease Commitments

The Company is obligated for leases of office space under noncancellable operating lease agreements which expire in months ranging from May 2016 through October 2018.

The total minimum rental commitments as of December 31, 2008, under the leases are as follows:

Years Ending December 31,	Amount
2009	$1,985,752
2010	2,045,484
2011	2,106,851
2012	2,170,038
2013	2,235,229
Thereafter	8,975,829
$19,519,183

Rent expense is recognized on a straight line basis over the terms of the leases based on the aggregate amount of payments due over the lease terms. Amounts expensed in excess of actual payments due to rent holidays and acceleration clauses are presented as deferred rent on the accompanying balance sheets. The total rental expense included in the income statements for the years ended December 31, 2008, 2007 and 2006, is approximately $2,145,000, $1,019,000 and $796,000, respectively.

Note 6. Employee Benefit Plan

The Law Firm offers a 401k plan for its employees, who become eligible to participate after three months of employment and can enroll at the beginning of the first calendar quarter thereafter. Employees may contribute up to 100% of their eligible pay, subject to statutory limits. After one year of employment and at the beginning of the first calendar quarter thereafter, employees are eligible to receive discretionary matching contributions of up to 4% of eligible compensation, and, if the employee has also completed 1,000 hours of service for the applicable plan year, discretionary profit sharing contributions. Employees vest in employer matching and profit-sharing contributions over six years. Included in the combined carve out financial statements are contributions to the plan of approximately $53,000, $19,000 and $16,000 during the years ended December 31, 2008, 2007 and 2006, respectively.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 7. Contingencies

The Company is subject to legal claims in the ordinary course of business. In the opinion of management, the amount of potential liability, if any, is not likely to have a material adverse effect on the Company’s business, financial condition, results of operations or liquidity. However, as the outcome of any pending or threatened litigation or other legal claims is difficult to predict, significant changes in the Company’s exposure could occur.

Note 8. Subsequent Event

The Company’s owner has entered into a letter of intent which provides for the owner to contribute all of the assets and liabilities of these companies to new limited liability companies (“LLCs”) and for the sale of a portion of the owner’s equity interests in the LLCs in exchange for $146,000,000 payable in cash and additional consideration. The owner will contribute the remainder of the equity interests in the LLCs in exchange for an equity interest in the acquiring entity.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES
UNAUDITED FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES
(A Division of The Law Offices of David J. Stern, P.A.)

COMBINED CARVE OUT BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,806,268	$1,427,588
Accounts Receivable
Client reimbursed costs	7,344,812	26,147,837
Fee income, net	20,747,540	11,807,293
Unbilled receivables	9,887,635	11,210,565
Total accounts receivable	37,979,987	49,165,695
Prepaid expenses	133,854	46,939
Employee advance		—
Total current assets	40,920,109	50,640,222
Property and Equipment, net	4,100,578	3,154,623
Total assets	$45,020,687	$53,794,845
LIABILITIES AND STOCKHOLDER'S AND MEMBER'S EQUITY
Current Liabilities
Accounts payable – reimbursed client costs	$7,344,812	$20,425,337
Accounts payable	1,282,720	742,601
Accrued compensation	2,275,253	2,207,094
Accrued expenses	698,433	976,643
Current portion of capital lease obligations	684,116	729,263
Deferred revenue	263,900	263,900
Due to related party	26,152	25,035
Current portion of deferred rent	1,039,119	821,464
Total current liabilities	13,614,505	26,191,337
Deferred Rent, less current portion	—	137,859
Line of Credit	9,500,000	—
Total liabilities	23,114,505	26,329,196
Commitment and contingencies
Common stock	1,000	1,000
Retained earnings	8,563,608	7,608,920
Member's equity	13,341,574	19,855,729
Total stockholder's and member's equity	21,906,182	27,465,649
Total liabilities, stockholder's and member's equity	$45,020,687	$53,794,845

The accompanying notes are an integral part of these consolidated financial statements.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES
(A Division of The Law Offices of David J. Stern, P.A.)

COMBINED CARVE OUT STATEMENTS OF INCOME

	For the Six Months Ended June 30, 2009	For the Six Months Ended June 30, 2008	For the Three Months Ended June 30, 2009	For the Three Months Ended June 30, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$116,766,051	$95,694,786	$61,722,462	$47,481,734
Operating expenses:
Direct operating & other expenses	11,365,860	6,987,305	6,056,325	3,948,496
Client reiumbursed costs	55,796,780	41,625,640	30,816,901	22,502,849
Compensation related expenses	21,638,413	17,381,244	10,634,042	9,676,430
Depreciation expense	510,156	572,606	255,078	286,303
Total operating expenses	89,311,209	66,566,795	47,762,346	36,414,078
Net Income	$27,454,842	$29,127,991	$13,960,116	$11,067,656

The accompanying notes are an integral part of these consolidated financial statements.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES
(A Division of The Law Offices of David J. Stern, P.A.)

COMBINED CARVE OUT STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2009	For the Six Months Ended June 30, 2008
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income	$27,454,842	$29,127,991
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	510,156	572,606
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable – client reimbursed costs	18,803,025	(6,399,998)
Fee income receivable, net	(8,940,241)	(1,632,131)
Unbilled receivable	1,322,929	(3,834,389)
Prepaid expenses	(86,726)	(425,470)
Accounts payable – client reimbursed costs	(13,080,722)	8,325,646
Accounts payable	540,117	534,354
Accrued expenses	(277,091)	(60,907)
Accrued compensation	68,159	357,152
Deferred rent	79,795
Net cash provided by operating activities	26,394,243	26,564,854
Cash Flows From Investing Activities
Purchase of property and equipment	(1,456,108)	(2,683,003)
Net cash flow used for by investing activities	(1,456,108)	(2,683,003)
Cash Flows From Financing Activities
Advances on line of credit	9,500,000	—
Principal payments on capital lease obligations	(45,147)	—
Distributions	(33,014,308)	(24,203,541)
Net cash flow used for financing activities	(23,559,455)	(24,203,541)
Net change in cash and cash equivalents	1,378,680	(321,690)
Cash and cash equivalents, beginning of period	1,427,588	978,567
Cash and cash equivalents, end of period	$2,806,268	$656,877

The accompanying notes are an integral part of these consolidated financial statements.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Six Months Ended June 30, 2009

Note 1. Nature of Business and Significant Accounting Policies

Nature of Business:  DJS Processing Division (“the Processing Division”) is a division of The Law Offices of David J. Stern, P.A. (“the Law Firm”), which provides foreclosure, bankruptcy, eviction, litigation processing, and other related services to mortgage bankers, mortgage servicers, regional property owners and investor groups involved with real property in the state of Florida. Professional Title and Abstract Company of Florida, Inc. (“PTA”), an S corporation, provides title searches and examinations related to services provided by the Law Firm and defendant location services to third party processors engaged by the Law Firm. Default Servicing, Inc. (“DSI”), an S corporation, provides real estate owned liquidation related services including property inspection, valuation, eviction, broker assignment, and closing. The Processing Division, DSI and PTA perform real estate related services, are all 100% owned by one individual and are collectively referred to as “the Company”.

Basis of Financial Statement Presentation:  These combined financial statements represent a “carve out” of the Processing Division of the Law Firm, and the accounts of PTA and DSI as of and for the six months ended June 30, 2009 and 2008. These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The combined financial information contained herein does not represent a full year and is not audited; it reflects all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the operating results for the periods presented, stated on a basis consistent with that of the audited financial statements. All material intercompany balances and activity are eliminated upon combination. In addition, assets and liabilities directly relating to the Company have been included in these combined carve out financial statements.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fee Income Recognition:  Substantially all of the Processing Division’s and PTA’s revenues are generated from services rendered to the clients of the Law Firm. Receivables are generated from the Law Firm, the Processing Division’s only customer for foreclosure and related services, at the time the Law Firm bills its clients. DSI has additional clients for REO liquidation services.

The estimated average file processing time for all foreclosure files, except litigation, ranges from 220 to 240 days. The fee income for foreclosure processing is recognized utilizing the proportional performance method during the file processing period based on the achievement of various processing milestones. The Processing Division bills the Law Firm for services performed and recognizes revenue for services performed but not yet billed as unbilled receivables at the end of each reporting period.

Revenue related to all other types of services, other than foreclosure, is recognized using the completed performance method. Revenue is recognized once the services are performed and the Company has no further fulfillment responsibilities related to these services. Accounts receivable for title services is presented net of an allowance for estimated uncollectible accounts based on management’s experience and expectations.

The per-file fee negotiated between the Processing Division and the Law Firm is based on negotiations between related parties. There can be no assurances that the per file fees or the level of profitability achieved would be the same if the fees had been negotiated between unrelated entities. See the discussion regarding expense allocations later in this Note 1.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Six Months Ended June 30, 2009

Note 1. Nature of Business and Significant Accounting Policies  – (continued)

Equipment and Leasehold Improvements:  Equipment and leasehold improvements are recorded at cost less accumulated depreciation. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the remaining lease term. Depreciation for equipment is provided using the straight-line method over the following estimated useful lives of the individual assets:

Years
Computer hardware	3 – 5
Furniture and fixtures	5 – 7
Software	3 – 5

Client Reimbursed Costs:  Certain costs incurred on behalf of clients are billed to and reimbursed by clients. The Company’s incurrence of these costs is included in operating expenses and reimbursements from clients are included in total revenue in the accompanying statements of income.

Cash and Cash Equivalents:  The Company maintains its cash and cash equivalents in bank depository accounts which, at times, exceed federally-insured limits. The Company has not experienced any losses in such accounts. Cash and cash equivalents include short-term investments with original maturities of three months or less.

Basis for Expense Allocations:  Management has allocated certain expenses of the Law Firm to the Company based on its estimate of expenses the Company would have incurred on a stand-alone basis; however, there can be no assurance that these expenses represent the expenses of the Company on a stand-alone basis or that the allocations are fully inclusive of the functions necessary to operate the Company on a stand-alone basis. The following is a summary of the major expense categories for the six months ended June 30, 2009 and 2008, respectively, and the methodology used to allocate such expenses:

•
Certain executive officers of the Law Firm are substantially involved with the Company’s operations. Their salaries, bonuses, payroll taxes and related auto, travel, meals, entertainment and professional expenses are allocated to the Company based on the estimated percentage of time the executive officers spend on the Company’s business activities.

•
Employee benefits, including health insurance, pension/profit sharing, workers’ compensation, incentives and training, are allocated based on the number of employees specifically assigned to the Company in relation to the total employees of the Law Firm (“the employee ratio method”).

•	Equipment lease expense is allocated based on the employee ratio method.

•	Certain facilities lease expenses are allocated based on the ratio of the Company’s employees utilizing such space to the total employees of the Law Firm.

•	Depreciation is the computed amount based on the equipment and leasehold improvements utilized by the Company.

•	Postage and delivery is allocated based on the employee ratio method.

•	Advertising, marketing and professional fees are allocated based on the estimated percentages that apply to the Company’s business activities.

•	All other general and administrative expenses were allocated based on the employee ratio method.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Six Months Ended June 30, 2009

Note 1. Nature of Business and Significant Accounting Policies  – (continued)

Income Taxes:  The Law Firm, DSI and PTA are not subject to income taxes under the federal and state tax laws. Instead, the taxable income of these entities is passed through to the owner of the companies and is taxable to the owner on an individual level. Therefore, these financial statements do not reflect an allocation of federal and state income taxes.

Recently Issued Accounting Pronouncements Not Yet Adopted:  In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)). SFAS No. 141(R), among other things, establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The Company is required to adopt SFAS No. 141(R) for all business combinations for which the acquisition date is on or after January 1, 2009. This standard will change the accounting treatment for business combinations on a prospective basis.

In June 2006, the FASB issued interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition.

In December 2008, the FASB provided for a deferral of the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2008. The Company has elected this deferral and accordingly adopted FIN 48 in its 2009 annual financial statements. Prior to adoption of FIN 48, the Company will continue to evaluate its uncertain tax positions and related income tax contingencies under Statement No. 5, Accounting for Contingencies. SFAS No. 5 requires the Company to accrue for losses it believes are probable and can be reasonably estimated. The adoption of FIN 48 did not have a material impact on its combined financial statements.

Note 2. Related Party Transactions

The Company’s primary source of revenue is from a per-file fee arrangement with the Law Firm. Revenues from this arrangement account for approximately 80% and 73% of total fee income for the six months ended ended June 30, 2009 and 2008, respectively.

Note 3. Equipment and Leasehold Improvements

Equipment and leasehold improvements as of June 30, 2009 and 2008 consists of the following:

	2009	2008
Office equipment	$3,040,669	$2,059,582
Furniture and fixtures	1,774,419	1,763,107
Leasehold improvements	419,639	1,530,683
Leashold improvements in process	—	754,923
	5,234,727	6,108,295
Accumulated depreciation	(1,134,149)	(1,256,915)
	$4,100,578	$4,851,380

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Six Months Ended June 30, 2009

Note 3. Equipment and Leasehold Improvements  – (continued)

Office equipment includes equipment and leasehold improvements that was acquired under capital leases. Amortization of equipment acquired under capital leases is included in depreciation expense. The equipment and the related liability under the capital leases were recorded based on the present value of future payments due under the leases, at implied discount rates based on the fair market value of the related office equipment.

Certain obligations of the Law Firm are secured by the Company’s equipment.

Note 4. Capital Lease Obligations

The following is a schedule by year of the future minimum lease payments under the capital leases together with the present value of the net minimum lease payments as of June 30, 2009:

Years Ending December 31,
2009	$112,816
2010	225,631
2011	213,766
2012	135,665
2013	79,979
Total minimum lease payments	767,857
Less amount representing interest (effective rates from 5.8% to 13.5%)	132,013
Present value of the net minimum lease payments	$635,843

Note 5. Operating Lease Commitments

The Company is obligated for leases of office space under noncancellable operating lease agreements which expire in months ranging from May 2016 through October 2018.

The total minimum rental commitments as of June 30, 2009, under the leases are as follows:

Years Ending December 31,	Amount
2009	$992,876
2010	2,045,484
2011	2,106,851
2012	2,170,038
2013	2,235,229
Thereafter	8,975,829
$18,526,307

Rent expense is recognized on a straight line basis over the terms of the leases based on the aggregate amount of payments due over the lease terms. Amounts expensed in excess of actual payments due to rent holidays and acceleration clauses are presented as deferred rent on the accompanying balance sheets. The total rental expense included in the income statements for the six months ended June 30, 2009 and 2008, is approximately $1,731,760 and $765,055, respectively.

DJS PROCESSING DIVISION AND ITS COMBINED AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Six Months Ended June 30, 2009

Note 6. Employee Benefit Plan

The Law Firm offers a 401k plan for its employees, who become eligible to participate after three months of employment and can enroll at the beginning of the first calendar quarter thereafter. Employees may contribute up to 100% of their eligible pay, subject to statutory limits. After one year of employment and at the beginning of the first calendar quarter thereafter, employees are eligible to receive discretionary matching contributions of up to 4% of eligible compensation, and, if the employee has also completed 1,000 hours of service for the applicable plan year, discretionary profit sharing contributions. Employees vest in employer matching and profit-sharing contributions over six years. Included in the combined carve out financial statements are contributions to the plan of approximately $30,000 for the six months ended June 30, 2009 and 2008.

Note 7. Contingencies

The Company is subject to legal claims in the ordinary course of business. In the opinion of management, the amount of potential liability, if any, is not likely to have a material adverse effect on the Company’s business, financial condition, results of operations or liquidity. However, as the outcome of any pending or threatened litigation or other legal claims is difficult to predict, significant changes in the Company’s exposure could occur.

Note 8. Subsequent Event

On January 15, 2010, the Company completed a business combination with DJSP Enterprises, Inc. (formerly known as Chardan 2008 China Acquisition Corp.). As a result of this transaction, the Company became a majority owned subsidiary of DJSP Enterprises, Inc. and the combined company is traded on the NASDAQ under the symbols DJSP, DJSPU and DJSPW. The note payable to a financial institution in the amount of $2,448,000 and the line of credit with the bank were repaid in full on January 15, 2010. The Company evaluated events for reporting and disclosure in these financial statements through February 12, 2010, the date the financial statements were available to be issued.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Chardan 2008 China Acquisitions

We have audited the accompanying balance sheet of Chardan 2008 China Acquisitions as of December 31, 2008 and the related statements of operations, changes in shareholders’ equity, and cash flows from February 18, 2008 (inception) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chardan 2008 China Acquisitions as of December 31, 2008 and the results of its operations and its cash flows from February 18, 2008 (inception) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ JEWETT, SCHWARTZ, WOLFE & ASSOCIATES
Hollywood, Florida
March 31, 2009

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

BALANCE SHEET
December 31, 2008

December 31, 2008
ASSETS
Current assets:
Cash	$45,413
Total current assets	45,413
Restricted cash equivalents held in trust account	54,564,894
Total assets	$54,610,307
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans from related parties	$9,854
Total current liabilities	9,854
Long term liabilities:
Deferred underwriting discounts, net of $770,000 subject to forfeiture in the event of possible conversion	1,430,000
Total liabilities	1,439,854
Commitments and contingencies
Ordinary shares, subject to conversion (2,406,249 shares at conversion value of $7.89 per share)	18,985,305
Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	—
Common stock, $0.0001 par value, 60,000,000 shares authorized, 9,166,666 shares issued and outstanding, respectively	917
Additional paid in capital	34,244,020
Accumulated deficit during development stage	(59,789)
Total stockholders’ equity	34,185,148
Total liabilities and stockholders’ equity	$54,610,307

See Accompanying Notes to Financial Statements.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENT OF OPERATIONS
For the Period February 18, 2008 (Inception) to December 31, 2008

For the Period from February 18, 2008 (Inception) to December 31, 2008
Revenue	$—
Cost of sales	—
Gross profit	—
Operating expenses:
Selling, general, and administrative	544,683
Total operating expenses	544,683
Other income (expense):
Interest income	484,894
Net other income	484,894
Loss before income taxes	(59,789)
Provision for income taxes	—
Net loss	$(59,789)
Net loss per share:
Basic and Diluted	$(0.01)
Weighted-average shares
Basic and Diluted	9,166,666

See notes to financial statements.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period February 18, 2008 (Inception) to December 31, 2008

	Common Stock $.0001 Par
	Shares	Par Value	Additional Paid in Capital	Accumulated Deficit	Stockholders’ Equity
Beginning Balance at February 18, 2008	—	—	—	—	—
Initial Offering	2,291,666	229	24,771	—	25,000
Sale of common stock	6,875,000	688	33,219,249		33,219,937
Purchase of warrants	—	—	1,000,000	—	1,000,000
Net loss	—	—	—	(59,789)	(59,789)
Ending Balance at December 31, 2008	9,166,666	$917	$34,244,020	$(59,789)	$34,185,148

See notes to financial statements.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENT OF CASH FLOWS
For the Period February 18, 2008 (Inception) to December 31, 2008

For the Period from February 18, 2008 (Inception) to December 31, 2008
Cash flows from operating activities:
Net loss	$(59,789)
Adjustments to reconcile net loss to net cash used in operating activities:
Net cash used in operating activities	(59,789)
Cash flows from investing activities:
Proceeds from T Bills	(54,564,894)
Net cash used in investing activities	(54,564,894)
Cash flows from financing activities:
Proceeds from issuance of stock	53,230,242.21
Proceeds from deferred financing costs	1,430,000
Net loans from related parties	9,854
Net cash provided by financing activities	54,670,096
Net increase in cash and cash equivalents	45,413
Beginning of period	—
End of period	$45,413
Supplementary disclosure of cash flow information:
Cash paid for interest	$—
Cash paid for taxes	$—

See Notes to financial statements.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Period February 18, 2008 (Inception) to December 31, 2008

Note 1 — Organization and Business Operations

Chardan 2008 China Acquisition Corp. (the Company) is a newly organized British Virgin Islands exempted company. The Company has selected December 31st as its year end. The Company is a blank check company formed for the purpose of acquiring, engaging in a merger, share capital exchange or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination of an unidentified operating business. The Company intends to focus on identifying a prospective target business having its primary operations in the People’s Republic of China. Efforts in identifying a prospective target business will not be limited to a particular industry within China.

As of December 31, 2008, the Company has begun searching for prospective businesses; however, for the most part, activities were restricted to filing and establishing the fund. The fund currently holds, in Treasury Bills, a principal sum of $54,564,894.

The registration statement for the Company’s initial public offering (the “Offering”) described in Note 3 was declared effective on August 11, 2008. The Company consummated the Offering on August 15, 2008 and immediately prior to such Offering, sold an aggregate of 2,000,000 warrants at $.50 per warrant to certain officers and affiliates of the Company in a private placement (the “Private Placement”) described in Note 4. The net proceeds of the Offering and the Private Placement are intended to be generally applied toward consummating a business combination with one or more operating business having their primary operations in the People’s Republic of China (“Business Combination”). Net proceeds of $53,300,000 from the Offering and the Private Placement are held in a trust account (“Trust Account”) and will only be released to the Company upon the earlier of: (i) the consummation of a business combination; or (ii) the Company’s liquidation, except to satisfy shareholder conversion rights. The Trust Account includes the deferred underwriting discount from the Offering of up to $2,200,000 which will be paid to the underwriters and upon consummation of a business combination, as described in Note 5. Additionally, up to an aggregate of $2,900,000, of interest earned on the Trust Account balance (net of taxes paid or payable) may be released to the Company to fund operating activities.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for shareholder approval. In the event that shareholders owning 35% or more of the shares sold in the Offering vote against the business combination and exercise their conversion rights described below, the business combination will not be consummated. All of the Company’s shareholders prior to the Offering, have agreed to vote their pre-initial public offering ordinary shares in accordance with the vote of the majority of the shares voted by all shareholders of the Company who purchased their shares in the Offering or the aftermarket (“Public Shareholders”) with respect to any business combination. After consummation of a business combination, these voting safeguards will no longer be applicable.

If the Company does not execute a letter of intent, agreement in principle or definitive agreement for a business combination prior to 18 months from the date of the closing of the Offering, the Company’s board will convene, adopt and recommend to its shareholders a plan of dissolution and distribution and file a proxy statement with the SEC seeking shareholder approval for such plan. If, however, a letter of intent, agreement in principle or definitive agreement for a business combination has been executed prior to 18 months from the date of the closing of the Offering, the Company will seek the consummation of that business combination. However, if the Company has entered into a letter of intent, agreement in principle or definitive agreement within 18 months following the closing of the Offering and management anticipates that the Company may not be able to consummate a business combination within the 30 months from the date of the closing of the Offering, the Company may seek to extend the time period within which it may complete its business combination to 36 months, by calling a special (or annual) meeting of shareholders for the purpose of soliciting their approval for such extension (the “Extended Period”). If the Company receives Public Shareholder approval for the Extended Period and holders of 35% or more of the shares held by Public Shareholders do not vote against the Extended Period and elect to convert their ordinary shares in connection with the vote for the extended period, the Company will then have an additional 6 months in which to complete the initial business combination. If the Extended Period is approved, the Company will still be required to seek Public Shareholder approval before completing a business combination. In the event there is no business combination within the 30-month deadline (assuming the Extended Period is not approved) described above, the Company will dissolve and distribute to its Public Shareholders, in proportion to their respective equity interests, the amount held in the Trust Account, and any remaining net assets, after the distribution of the Trust Account. The Company’s corporate existence will automatically cease at the end of the 36-month period if the Company has not received shareholder approval for an initial business combination. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than the initial public offering price per share in the Offering.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Period February 18, 2008 (Inception) to December 31, 2008

Note 1 — Organization and Business Operations  – (continued)

A Public Shareholder’s election to convert ordinary shares in connection with the vote on the Extended Period will only be honored if the Extended Period is approved. Public Shareholders who vote the shares that have been converted against the Extended Period and exercise their conversion rights will not be able to vote these shares with respect to the initial business combination. All other Public Shareholders will be able to vote on the initial business combination.

With respect to a business combination which is approved and consummated or a vote on the Extended Period which is approved, any Public Shareholders who voted against the business combination or Extended Period may contemporaneously with or prior to such vote exercise their conversion right and their ordinary shares would be cancelled and returned to the status of authorized but unissued shares. The per share conversion price will equal the amount in the Trust Account (including interest therein), calculated as of two business days prior to the consummation of the proposed business combination or vote on Extended Period, divided by the number of shares of common stock held by Public Shareholders at the closing of the Offering.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation:

The accompanying balance sheet is presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and pursuant to the accounting rules and disclosure regulations of the Securities and Exchange Commission (SEC).

Use of Estimates:

The preparation of financial statements in conformity with U.S GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments:

The fair values of the Company’s assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards (SFAS) No. 107, “Disclosure About Fair Value of Financial Instruments,” approximate the carrying amounts represented in the accompanying balance sheet.

Cash and Cash Equivalents:

The Company considers all highly-liquid investments with original maturities of three months or less when acquired to be cash equivalents. Cash and cash equivalents at December 31, 2008 principally consist of cash held in a bank account.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Period February 18, 2008 (Inception) to December 31, 2008

Note 2 — Summary of Significant Accounting Policies  – (continued)

Restricted Cash Equivalents Held in the Trust Account:

The amounts held in the Trust Account represent substantially all of the proceeds of the Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. The funds held in the Trust Account are invested in a money market fund that invests in securities of the United States Government. As of December 31, 2008, Chardan has approximately $54,565,000 held in U.S. Treasuries.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $100,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes:

Under current British Virgin Islands (BVI) laws, the Company is not subject to income taxes, or capital gains, and no Cayman Islands withholding tax is imposed upon payments of dividends by the Company to its shareholders. In the future, the Company’s tax rate will be impacted by acquisitions of non-BVI subsidiaries governed by the respective local income tax laws. Accordingly, no provision for income taxes has been made in the accompanying balance sheet.

Ordinary Shares Subject to Conversion:

As discussed in more detail in Note 1, the Company will only proceed with a Business Combination if (1) it is approved by a majority of the votes cast by the Company’s public shareholders and (2) public shareholders holding less than 35% (2,406,249) of the shares of ordinary shares sold in the Offering exercise their conversion rights, which allows the public shareholders to receive their per share interest in the Trust Account. Accordingly, the Company has classified 2,406,249 shares of its ordinary shares outside of permanent equity as “Ordinary shares subject to conversion,” at an initial conversion price of $7.89 on December 31, 2008 for a total of $18,985,305. The Company will recognize changes in the conversion value as they occur and will adjust the carrying value of the ordinary shares subject to conversion to be equal to its conversion value at the end of each reporting period.

Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. The FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations. The FSP requires retrospective application to the terms of instruments as they existed for all periods presented. The FSP is effective for fiscal years beginning after December 15, 2008 and early adoption is not permitted. The Company is currently evaluating the potential impact of FSP APB 14-1 upon its financial statements.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Period February 18, 2008 (Inception) to December 31, 2008

Note 2 — Summary of Significant Accounting Policies  – (continued)

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The implementation of this standard will not have a material impact on the Company’s financial position and results of operations.

Delay in Effective Date

In February 2008, the FASB issued FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157”. This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material to the Company’s financial condition or results of operations.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of SFAS No. 115,” which becomes effective for the Company on February 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The election of this fair-value option did not have a material effect on its financial condition, results of operations, cash flows or disclosures.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 addresses the requests from investors for expanded disclosure about the extent to which companies’ measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and was adopted by the Company in the first quarter of fiscal year 2008. There was no material impact on the Company’s results of operations and financial condition due to the adoption of SFAS No. 157.

Note 3 — United States Treasuries

Funds held in the Continental Trust account, as per the Trust agreement, were used to purchase Six month Treasury bonds, on September 4, 2008, at an aggregate price of $54,293,941. The bonds matured on February 26, 2009 with a face value of $54,810,000, representing an implied yield of 1.9927%. Due to the nature of the Treasury bonds, there are no coupon payments.

Subsequent to the initial purchase of the Treasury bonds, Chardan sold the principal sum of Treasury Bills on the open market for total proceeds of $54,784,894. Chardan then reinvested the proceeds, less amounts representing working capital, in the principal sum of $54,564,894 to mature on January 2, 2009.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Period February 18, 2008 (Inception) to December 31, 2008

Note 4 — Public Offering

On August 15, 2008, the Company sold 6,875,000 units, in the Offering at a price of $8.00 per unit. Each unit consists of one share of the Company’s ordinary shares, $0.0001 par value, and one warrant. Each warrant will entitle the holder to purchase from the Company one share of the Company’s ordinary shares at an exercise price of $5.00 per share commencing on later of: (i) the consummation of the business combination, or (ii) August 11, 2009. The warrants will be exercisable only if the Company continues to provide for an effective registration statement covering the shares of ordinary share issuable upon exercise of the warrants. In no event will the holder of a warrant be entitled to receive a net cash settlement or other consideration in lieu of physical settlement in shares of the Company’s ordinary shares.

The warrants expire on August 11, 2012, unless earlier redeemed. The warrants included in the units sold in the Offering are redeemable, at the Company’s option, in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ notice after the warrants become exercisable, only in the event that the last sale price of the ordinary shares exceeds $10.00 per share for any 20 trading days within a 30-trading day period ending three business days prior to the notice of redemption being sent out.

The warrants are classified within shareholders’ equity since, under the terms of the warrants, the Company cannot be required to settle or redeem them for cash.

Note 5 — Related Party Transactions

The Company has agreed to pay Chardan Capital, LLC, a company owned and managed by the Company’s Chairman of the Board, $7,500 per month for office space and general and administrative services including secretarial support commencing on the date of the prospectus and continuing until (i) the consummation by the Company of a business combination (as described in Note 1), (ii) February 11, 2011, (iii) the date on which the Company ceases its corporate existence in accordance with its amended and restated memorandum and articles of incorporation.

Certain officers and directors, and their affiliates, purchased an aggregate of 2,000,000 warrants at a price of $0.50 per warrant ($1,000,000 in the aggregate) in a private placement immediately prior to the initial public offering (“private placement warrants”). The proceeds from the sale of the private placement warrants were added to the proceeds from the Offering held in the Trust Account pending the Company’s consummation of a Business Combination. If the Company does not complete a Business Combination that meets the criteria described in the Offering, then the $1,000,000 purchase price of the private placement warrants will become part of any liquidating distribution to the Company’s public shareholders following the Company’s liquidation and dissolution and the private placement warrants will expire worthless.

The private placement warrants have terms and provisions that are identical to the warrants sold in the Offering with the following exceptions: (i) The private placement warrants do not have a claim to the funds held in the trust account, (ii) the private placement warrants were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become freely tradable only after they are registered pursuant to a registration rights agreement to be signed on or before the date of this prospectus, (iii) the private placement warrants will be non-redeemable so long as they are held by the initial holders or their permitted assigns and (iv) the private placement warrants are exercisable on a “cashless” basis at any time after the later to occur of a business combination or one year from the date of the Prospectus.

The sale of private placement warrants did not result in the recognition of stock based compensation expense because the private placement warrants were sold at or above fair market value.

One of the Company’s founders had provided to the Company advances totaling $32,434 to pay expenses of the Offering for the SEC registration fee, FINRA registration fee, and accounting and legal fees and expenses. The loan does not bear interest and has been partially repaid as of December 31, 2008, with a remaining balance of $9,854.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Period February 18, 2008 (Inception) to December 31, 2008

Note 6 — Commitments and Underwriters’ Compensation

The Company paid to the underwriters a $1,100,000 underwriting discount, representing 2.0% of the public Unit offering price, at the closing of the Offering. The Company is committed to pay up to an additional $1,100,000 toward the remaining deferred underwriting discount and $1,100,000 in non-accountable expenses currently held in the Trust Account, representing an additional 4.0% fee, payable upon the Company’s consummation of a Business Combination. This deferred underwriting discount is shown as a long term liability on the balance sheet and is net of $770,000, which represents amounts that would be forfeited by the underwriter in the event of a possible conversion of the Ordinary Shares as indicated in Note 2.

The Company also issued and sold to the underwriters on the closing date an option, as an additional compensation to purchase up to an aggregate of 137,500 units for an aggregate purchase price of $100. These Options shall be exercisable, in whole or in part, commencing on the later of the consummation of a Business Combination or one year from the effective date of the registration (August 11, 2008) and expiring on August 11, 2013 at an initial exercise price per Unit of $8.80.

The Company has determined based upon a Black-Scholes option pricing formula, that the estimated fair value of the option on the date of sale would be approximately $1.95 per unit or an aggregate of approximately $268,616, assuming an expected of five years, volatility of 30.87% and a risk-free interest rate of 2.5%. Given the parameters used in the computation of the value of the option change over time, the actual fair value of the option on the date of sale is expected to be different from the estimated fair value computed above.

The volatility calculation of 30.87% is based on the review of trading prices of the public warrants of 24 blank check companies that are comparable to the Company (i) each having completed an initial public offering of $100 million or less (ii) each currently seeking an acquisition and (iii) collectively with a median average closing price for their public warrants of approximately $.50 over a six month period. Because Company does not have a trading history, the Company estimated the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company used the annualized volatility of the historical volatilities for a period of time equal in length to the term of the option because the Company believes that the volatility of these companies is a reasonable benchmark to use in estimating the expected volatility for the Company’s common stock post-Business Combination. Although an expected life of five years was taken into account for purposes of assigning value to this option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, this option would become worthless.

Pursuant to Rule 2710(g) (1) of FINRA Conduct Rule, the option to purchase 137,500 units is deemed to be underwriting compensation and therefore upon exercise, the underlying shares and warrants are subject to a 180-day lock-up. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Proposed Offering.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Period February 18, 2008 (Inception) to December 31, 2008

Note 6 — Commitments and Underwriters’ Compensation  – (continued)

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$8,252	$45,413
Accounts receivable	5,000	—
Prepaid expenses	63,000	—
Total current assets	76,252	45,413
Restricted cash equivalents held in trust account	54,298,675	54,564,894
Other assets	4,526
Total assets	$54,379,453	$54,610,307
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts Payable	$13,000	$—
Loans from related parties	25,000	9,854
Total current liabilities	38,000	9,854
Long term liabilities:
Deferred underwriting discounts, net of $770,000 subject to forfeiture in the event of possible conversion	1,430,000	1,430,000
Total liabilities	1,468,000	1,439,854
Commitments and contingencies
Ordinary shares, subject to conversion (2,406,249 shares at conversion value of $7.89 per share)	18,985,305	18,985,305
Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value, 60,000,000 shares authorized, 9,166,666 shares issued and outstanding, respectively	917	917
Additional paid in capital	34,253,135	34,244,020
Accumulated deficit	(327,904)	(59,789)
Total stockholders’ equity	33,926,148	34,185,148
Total liabilities and stockholders’ equity	$54,379,453	$54,610,307

See notes to financial statements

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENTS OF OPERATIONS
(Unaudited)

	For the Six Months Ended June 30, 2009	Period February 19, 2008 (Date of Inception) Through June 30, 2008	Period February 19, 2008 (Date of Inception) Through June 30, 2009
Revenue	$—	$—	$—
Cost of sales	—	—	—
Gross profit	—	—	—
Operating expenses:
Selling, general, and administrative	283,854		828,537
Total operating expenses	283,854		828,537
Other income (expense):
Other expense	(5,218)		(5,218)
Interest income	24,864		509,758
Net other income	19,646		504,540
Loss before income Taxes	(264,208)		(323,997)
Provision for income taxes	—		—
Net loss	$(264,208)	$—	$(323,997)
Net loss per share:
Basic and Diluted	$(0.03)
Weighted-average shares
Basic and Diluted	9,166,666

See notes to financial statements

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENTS OF CASH FLOWS
For the Period from February 18, 2008 (Inception) to June 30, 2009
(Unaudited)

	June 30, 2009	For the Period From February 19, 2008 (Inception) to June 30, 2008	For the Period From February 19, 2008 (Inception) to June 30, 2009
Cash flows from operating activities:
Net loss	$(264,208)	$—	$(323,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts receivable	(5,000)	—	(5,000)
Prepaid expenses	(63,000)	—	(63,000)
Other assets	(4,526)	—	(4,526)
Accounts payable	13,000	—	13,000
Net cash used in operating activities	(323,734)	—	(383,523)
Cash flows from investing activities:
Proceeds from T-Bills held in trust account	266,219	—	(54,298,675)
Net cash provided by investing activities	266,219	—	(54,298,675)
Cash flows from financing activities:
Proceeds from issuance of stock	—	—	53,230,242
Proceeds from deferred financing costs	—	—	1,430,000
Costs associated with issuance of stock	5,208	—	5,208
Net proceeds from related parties	15,146		25,000
Net cash provided by financing activities	20,354	—	54,690,450
Net change in cash and cash equivalents	(37,161)	—	8,252
Beginning of period	45,413	—	—
End of period	$8,252	$—	$8,252
Supplementary disclosure of cash flow information:
Cash paid for interest	$—	$—	$—
Cash paid for taxes	$—	$—	$—

See notes to financial statements

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Nature of Business

Chardan 2008 China Acquisition Corp. (the Company) is a newly organized British Virgin Islands (“BVI”) business company with limited liability. The Company is a blank check company formed for the purpose of acquiring, engaging in a merger, share capital exchange or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination of an unidentified operating business. The Company intends to focus on identifying a prospective target business having its primary operations in the People’s Republic of China. Efforts in identifying a prospective target business will not be limited to a particular industry within China. The Company engaged in preliminary discussions with several potential targets, but it does not have any specific merger, share capital exchange, contractual control arrangement, asset acquisition or other business combination under consideration.

At June 30, 2009, the Company had not commenced any operations or generated revenue. All activity through June 30, 2009 relates to the Company’s inception, capital raising, the initial public offering described below and initial efforts to locate a suitable acquisition target. Following such initial public offering, the Company has not and will not generate any operating revenues until after completion of its initial business combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents, held in a trust account, from the proceeds of such offering. The fund currently holds U.S. Treasuries with a face value of $54,302,000.00 for which it paid $54,298,675. These funds have been deposited in a trust account held by JP Morgan Chase’s London branch, and maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Pursuant to the Company’s amended and restated memorandum and articles of association and applicable provisions of BVI law, the Company will promptly liquidate the trust account and distribute to our public shareholders all of the funds (net of taxes owed) held in it as of the date of our voluntary liquidation if we:

(a)	Do not effect a business combination within 18 months after consummation of the offering, or

(b)
Do not effect a business combination within 30 months from the consummation of the offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of the offering and the business combination has not yet been consummated within such 18 month period, or

(c)	Do not effect a business combination within 36 months from the consummation of the offering if the extended period is approved by our shareholders.

Note 2 — Basis of Presentation

The accompanying unaudited interim condensed financial statements of Chardan 2008 China Acquisition Corp., (the “Company”), and the notes thereto have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. These condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 20-F for December 31, 2008 and filed with the Securities and Exchange Commission on April 8, 2009. The interim financial information contained herein is not certified or audited; it reflects all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the operating results for the periods presented, stated on a basis consistent with that of the audited financial statements.

The Company has not produced any revenue from its principal business and is a development stage company as defined by the Statement of Financial Accounting Standards (SFAS) No. 7 “Accounting and Reporting by Development Stage Enterprises.”

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Basis of Presentation  – (continued)

The results of operations for the six months ended June 30, 2009 and from the period from inception (February 19, 2008) through June 30, 2008 are not necessarily indicative of annual results. The Company manages its business as one reportable segment.

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results will differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt securities purchased with original or remaining maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

Restricted Cash

In accordance with Accounting Review Board (ARB) No. 43, Chapter 3A “Current Assets and Current Liabilities,” cash which is restricted as to withdrawal is considered a noncurrent asset. Restricted cash consists of funds held in trust until provisions for release have been met. As of March 31, 2009, Chardan has approximately $54,300,000 held in U.S. Treasuries that are subject to such restrictions.

Deferred Acquisition Costs

Costs related to proposed acquisition costs are capitalized. Should an acquisition not occur, all related costs will be expensed. As of June 30, 2009, no such costs were incurred.

Accrued Interest

As of June 30, 2009, there is no accrued interest.

Income Taxes

The Company uses the liability method for income taxes as required by SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when it is more likely than not that the deferred tax assets will not be realized.

Income (Loss) per Share

The Company presents basic income (loss) per share and diluted earnings per share in accordance with the provisions of SFAS No. 128 “Earnings per Share”.

Under SFAS No.128, basic net loss per share is computed by dividing the net loss for the year by the weighted average number of common shares outstanding during the year. Diluted net loss per share is computed by dividing the net loss for the year by the weighted average number of common shares and common share equivalents outstanding during the year.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents. The Company maintains accounts with financial institutions, which may exceed the insured Federal Deposit Insurance Corporation limit of $250,000 in the future. The Company minimizes its credit risks associated with cash by periodically evaluating the credit quality of its primary financial institutions.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Note 3 — Summary of Significant Accounting Policies  – (continued)

Recent Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

In June 2009, the Financial Accounting Standards Board issued Statement “FASB” issued Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”). SFAS No. 168 will become the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. SFAS No. 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. SFAS No. 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009. This statement will have an impact on the Company’s financial statements since all future references to authoritative accounting literature will be references in accordance with SFAS No. 168.

Subsequent Events

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”. (“SFAS No. 165”) This Statement establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date and is effective for interim and annual periods ending after June 15, 2009. The adoption of SFAS No. 165 is not expected to have a material impact on the Company’s financial statements.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. This FSP provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS No. 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The implementation of FSP FAS No. 157-4 did not have a material on the Company’s financial position and results of operations.

Recognition and Presentation of Other-Than-Temporary Impairments

In April 2009, the FASB issued FSP FAS No. 115-2 and FAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments “. The objective of an other-than-temporary impairment analysis under existing U.S. generally accepted accounting principles (GAAP) is to determine whether the holder of an investment in a debt or equity security for which changes in fair value are not regularly recognized in earnings (such as securities classified as held-to-maturity or available-for-sale) should recognize a loss in earnings when the investment is impaired. An investment is impaired if the fair value of the investment is less than its amortized cost basis. FSP FAS No. 115-2 and FAS No. 124-2 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. The implementation of FSP FAS No. 115-2 and FAS No. 124-2 did not have a material impact on the Company’s financial position and results of operations.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Note 3 — Summary of Significant Accounting Policies  – (continued)

Interim Disclosure about Fair Value of Financial Instruments

In April 2009, the FASB issued FASB Staff Position “FSP” No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. This FSP amends SFAS No. 107 to require disclosures about fair values of financial instruments for interim reporting periods as well as in annual financial statements. The FSP also amends Accounting Principles Board Opinions “APB Opinion” No. 28 to require those disclosures in summarized financial information at interim reporting periods. This FSP becomes effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this FSP is not expected to have a material impact on our financial statements.

Amendments to the Impairment Guidance of EITF Issue No. 99-20

In January 2009, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20”. This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other than- temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. This Issue is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The adoption of FSP EITF 99-20-1 did not have a material effect on the Company’s financial statements.

Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing

In June 2009, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 09-1, “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing”. This Issue is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. Share lending arrangements that have been terminated as a result of counterparty default prior to the effective date of this Issue but for which the entity has not reached a final settlement as of the effective date are within the scope of this Issue. This Issue requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. This Issue is effective for arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. Early adoption is not permitted. The Company is currently assessing the impact of FSP EITF 09-1 on its financial position and results of operations.

Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active

In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active. The FSP also provides examples for determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS No. 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. The impact of adoption was not material to the Company’s financial condition or results of operations.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Note 3 — Summary of Significant Accounting Policies  – (continued)

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The implementation of this standard will not have a material impact on the Company’s financial position and results of operations.

Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued FSP FAS No. 142-3, “Determination of the Useful Life of Intangible Assets”, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142 “Goodwill and Other Intangible Assets”. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of the expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007) “Business Combinations” and other U.S. generally accepted accounting principles. The implementation of FSP FAS No. 142-3 is not expected to have a material impact on its financial statements.

Disclosure about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133.” This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The Company was required to adopt SFAS No. 161 on January 1, 2009. The adoption of SFAS No. 161 on January 1, 2009 did not have a material effect on the Company’s financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of SFAS No. 115,” which becomes effective on February 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The election of this fair-value option did not have a material effect on its financial condition, results of operations, cash flows or disclosures.

Fair Value Measurements

In September 2006, the FASB No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value investments. SFAS No. 157 was effective for financial assets and liabilities on January 1, 2008. The statement deferred the implementation of the provisions of SFAS No. 157 relating to certain non-financial assets and liabilities until January 1, 2009. The adoption of SFAS No. 157 on January 1, 2009 for financial assets and liabilities did not have a material effect on the Company’s financial statements.

CHARDAN 2008 CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Note 4 — United States Treasuries

Funds held in the trust account were used to purchase one-month Treasury bonds on June 4, 2009, at an aggregate price of $54,298,675. The bonds mature on July 2, 2009 with a face value of $54,302,000.

Note 5 — Accounts Payable

As of June 30, 2009, there was $13,000 of accounts payable related to on-going operational costs owed to third parties.

Note 6 — Equity

On March 12, 2008, the Company entered into an agreement to issue 2,291,666 insider units at a purchase price of $.01091 per unit, for total proceeds of $25,000. Each unit consists of one share of common stock and one warrant. These units have been issued and proceeds have been received. Accordingly, the Company presented these units as issued on the Statement of Shareholder’s Equity and Balance Sheet as of June 30, 2009.

The Company calculated the fair value of the warrants by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 30.87%; risk-free interest rate of 2.5% and an expected life of four years. Based on the assumptions above, no value was assigned to these warrants at the date of issuance.

Note 7 — Agreements

The Company has entered into an agreement to pay a monthly fee of $7,500 to a related entity for general and administrative services. This agreement commenced on August 11, 2008 and will continue until the consummation of a business combination, 30 months from August 11, 2008, or the date on which the Company ceases its corporate existence, whichever occurs first.

Note 8 — Loans from Related Parties

As of June 30, 2009, loans from related parties totaled $25,000 which represents monies lent from Chardan Capital Markets. This money was lent to cover operational costs of the company that could not be covered entirely by interest earned on the trust account.

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

This provision, however, will not eliminate or limit liability arising under federal securities laws. Our Amended and Restated Articles of Association does not eliminate its director’s fiduciary duties. The inclusion of the foregoing provision may, however, discourage or deter shareholders or management from bringing a lawsuit against directors even though such an action, if successful, might otherwise have benefited the Company  and its shareholders. This provision should not affect the availability of a claim or right of action based upon a director’s fraud or dishonesty..

Item 7. Recent Sales of Unregistered Securities

During the past three years, we sold the following ordinary shares and warrants to purchase ordinary shares without registration under the Securities Act:

Shareholders	Number of Ordinary Shares and Warrants
Kerry Propper	302,907
Steve Urbach	136,713
Jonas Grossman	81,296
George Kaufman	27,708
Todd Gold	5,542
Jiangnan Huang	261,427
Royale Holdings	661,693
Dr. Richard D. Propper	186,528
Paula Beharry	130,713
Daniel Beharry	130,713
Li Zhang	130,713
Li Ping He, as custodian for Tiffany He under the California Uniform Transfers to Minors Act	130,713
Li Gong	25,000
Dr. Jianjun Shi	25,000
Xiaosong Zhong	25,000
Carman Ramirez	20,000
Edward Carter	5,000
Ida Carter	5,000

On March 12, 2008, we entered into an agreement with each of the above persons to issue the ordinary shares and warrants set forth next to their name and on July 30, 2008 all such ordinary shares and warrants were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, accredited, wealthy individuals and entities. The ordinary shares and warrants issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $0.011 per ordinary share and warrant. No underwriting discounts or commissions were paid with respect to such sales.

Certain of our officers and directors, or their affiliates, purchased 2,000,000 of our warrants at a purchase price of $0.50 per warrant. Such warrants were be issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they will be sold to sophisticated, accredited, wealthy individuals and entities.

In January 2010, concurrently with the Business Combination, the Company consummated a private placement of 1,500,000 ordinary shares of the Company for aggregate proceeds of $10,250,000 issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act .

Item 8. Exhibits.

Exhibit No.	Description
3.1	Memorandum and Articles of Association (2)
3.2	Second Amended and Restated Memorandum and Articles of Association (2)
4.1	Specimen Unit Certificate (2)
4.2	Specimen Ordinary Share Certificate (2)
4.3	Specimen Warrant Certificate (2)
4.4	Form of Unit Purchase Option Granted to the underwriters. (2)
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (2)
5.1	Opinion of Opinion of Maples & Calder (4)
5.2	Opinion of Loeb & Loeb LLP (4)
10.1	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (2)
10.2	Form of Securities Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Existing Shareholders (2)
10.3	Form of Private Placement Warrant Escrow Agreement among the Registrant, Continental Stock Transfer & Trust Company and the purchasers of the private placement warrants (2)
10.4	Form of Warrant Purchase Agreement between the Registrant and the purchasers of the private placement warrants.(2)
10.5	Form of Registration Rights Agreement among the Registrant and the Existing Shareholders.†
10.6	Form of Letter Agreement by and between the Registrant, Kerry Propper and the representatives of the underwriters.(2)
10.7	Form of Letter Agreement by and between the Registrant, Xiaosong Zhong and the representatives of the underwriters.(2)
10.8	Form of Letter Agreement by and between the Registrant, Li Gong and the representatives of the underwriters. (2)
10.9	Form of Letter Agreement by and between the Registrant, Li Zhang and the representatives of the underwriters.(2)
10.10	Form of Letter Agreement by and between the Registrant, Dr. Jianjun Shi and the representatives of the underwriters.(2)
10.11	Form of Letter Agreement by and between the Registrant Steve Urbach and the representatives of the underwriters.(2)
10.12	Form of Letter Agreement by and between the Registrant Jonas Grossman and the representatives of the underwriters. (2)

Exhibit No.	Description
10.13	Form of Letter Agreement by and between the Registrant George Kaufman and the representatives of the underwriters.(2)
10.14	Form of Letter Agreement by and between the Registrant Jiangnan Huang and the representatives of the underwriters.(2)
10.15	Form of Letter Agreement by and between the Registrant Royale Holdings and the representatives of the underwriters.(2)
10.16	Form of Letter Agreement by and between the Registrant Dr. Richard D. Propper and the representatives of the underwriters. (2)
10.17	Form of Letter Agreement by and between the Registrant Paula Beharry and the representatives of the underwriters.(2)
10.18	Form of Letter Agreement by and between the Registrant Daniel Beharry and the representatives of the underwriters.(2)
10.26	Form of Letter Agreement by and between the Registrant Li Ping He, as custodian for Tiffany He under the California Uniform Transfer to Minors Act and the representatives of the underwriters(2)
10.27	Form of Letter Agreement by and between the Registrant Carman Ramirez and the representatives of the underwriters.(2)
10.28	Form of Letter Agreement by and between the Registrant Edward Carter and the representatives of the underwriters.(2)
10.29	Form of Letter Agreement by and between the Registrant, Ida Carter and the representatives of the underwriters.(2)
10.30	Form of Employment Agreement for David J. Stern (3)
10.31	Incentive Plan (3)
10.32	Voting Agreement (3)
10.33	Form of Stern Note (3)
10.34	FlatWorld Services Agreement (3)
10.35	Consulting Services Agreement (3)
10.36	Form of Senior Note2009 Equity Incentive Plan 2009 Equity Incentive Plan (3)
10.37	Senior Loan, Security and Pledge Agreement (3)
10.38	Subordination Agreement(3)
10.39	Form of Senior Security Agreements of each of DJS Processing, LLC, Professional Title and Abstract Company of Florida, LLC and Default Servicing LLC(3)
10.40	Form of Senior Guarantees of each of DJS Processing, LLC, Professional Title and Abstract Company of Florida, LLC and Default Servicing LLC(3)
10.41	Loan, Security, and Pledge Agreement(3)
10.42	Form of Security Agreements of each of DJS Processing, LLC, Professional Title and Abstract Company of Florida, LLC and Default Servicing LLC(3)
10.43	Form of Guarantees of each of DJS Processing, LLC, Professional Title and Abstract Company of Florida, LLC and Default Servicing LLC(3)
10.44	Amended and Restated Operating Agreement of DAL (3)
10.45	Form of Non-Employee Director Nonqualified Share Option Agreement (3)
21.1	Subsidiaries of the Registrant (3)
23.1	Consent of Jewett, Schwartz, Wolfe & Associates, independent registered public accounting firm
23.2	Consent of McGladrey, independent registered public accounting firm
23.3	Consent of Maples & Calder (included in Exhibit 5.1)
23.4	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page)

(1) Incorporated by reference to Chardan 2008’s  Registration Statement on Form F-1, filed with the SEC on August 8, 2008.

(2) Incorporated by reference to Chardan 2008’s Registration Statement on Form S-1/A, filed with the SEC on  August 4, 2008.

(3) Incorporated by reference to the Company’s Form 20-F Report filed with the SEC on January 22, 2010.

(4) To be filed by Amendment.

Item 9. Undertakings.

(a)           The undersigned hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plantation, Florida on February 12 , 2010.

DJSP Enterprises, Inc.

By:	/s/ David J. Stern
David J. Stern
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yong Hui Li, in his individual capacity, as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Stern	Chief Executive Officer, President, Chairman and	February 12, 2010
David J. Stern	Director (principal executive officer)

/s/ Kumar Gursahaney	Chief Financial Officer, Executive Vice President	February 12, 2010
Kumar Gursahaney	and Director (principal accounting and financial
officer)

/s/ Juan V. Ruiz	Director	February 12, 2010
Juan V. Ruiz

/s/ Matthew S. Kayton	Director	February 12, 2010
Matthew S. Kayton

/s/ Mark P. Harmon	Director	February 12, 2010
Mark P. Harmon

/s/ Jerry Hutter	Director	February 12, 2010
Jerry Hutter

/s/ Nicholas H. Adler	Director	February 12, 2010
Nicholas H. Adler